SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549



  -------------------------------------------------------------

                           FORM 8-K/A



                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




                        November 1, 1999
  --------------------------------------------------------------
                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
  --------------------------------------------------------------
       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
    ----------------        ------------      --------------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                              Number)
     organization)


                    Tacoma, Washington 98477
  -------------------------------------------------------------
            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (253) 924-2345

Item 2.  Acquisition or Disposition of Assets

On November 1, 1999, Weyerhaeuser Company Limited, a corporation incorporated under the laws of British Columbia and an indirect wholly-owned subsidiary of Weyerhaeuser Company ("Weyerhaeuser"), completed the acquisition of MacMillan Bloedel Limited pursuant to the terms and conditions of the Merger Agreement dated June 20, 1999 among Weyerhaeuser, Weyerhaeuser Company Limited (previously named Weyerhaeuser Exchangeco Limited ) and MacMillan Bloedel Limited.

In the acquisition of MacMillan Bloedel, Weyerhaeuser initially will acquire the following assets:

 .    Three containerboard mills with an annual capacity of 1.1
  million tons and 19 converting facilities with an annual production capability of 8.2 billion square feet of packaging.

 .    Three oriented strand board (OSB) facilities with an annual capacity of 1.1 billion square feet (3/8 basis).  The new
  Saskatchewan OSB mill, currently under construction, will add 570 million square feet (3/8 basis). The agreement also includes two plywood facilities in Eastern Canada and one in Alabama.

 .    Six lumber mills, many producing high value specialty lumber from Western Red Cedar and other specialty grades in B.C., two sawmills in Ontario, one sawmill in Saskatchewan and one in Alabama.

 .    6.9 million acres (2.8 million hectares) of productive
  timberlands, of which 427,500 acres (173,000 hectares) are held in the United States. This includes fee simple ownership of approximately 741,300 acres (300,000 hectares) of forestland.

 .    49 percent ownership of Trus Joist MacMillan (TJM), a
  leading manufacturer of engineered wood products.

 .    31 distribution centers located through the United States
  and Canada.

Pursuant to the Merger Agreement, Weyerhaeuser will provide MacMillan Bloedel shareholders with 0.28 shares of common stock in Weyerhaeuser or 0.28 equivalent exchangeable shares in Weyerhaeuser Company Limited for each MacMillan Bloedel common share owned.

Item 7.  Financial Statements and Exhibits

(a)  Financial statements of businesses acquired

  Exhibit No.                 Description

      99.1 The Annual Information Form and Management's Discussion and Analysis for MacMillan Bloedel for the year ended December 31, 1998 filed with the Securities and Exchange Commission on April 7, 1999 on Form 40-F;

      99.2      The Consolidated Financial Statements of
                MacMillan Bloedel for the year ended December
                31, 1998 filed with the Securities and Exchange
                Commission on September 28, 1999 on Form 40-F/A;
                and,

      99.3      The Consolidated Financial Statements of
                MacMillan Bloedel for the six month period ended
                June 30, 1999 filed with the Securities and Exchange Commission on August 11, 1999 on Form 6-K.

(b)  Pro forma financial information

     The required pro forma financial information is filed herewith.

(c)  Exhibits

     Merger Agreement dated June 20, 1999 among Weyerhaeuser
     Company and Weyerhaeuser Exchangeco Limited and MacMillan
     Bloedel Limited, including the Plan of Arrangement
     (incorporated by reference to Weyerhaeuser Company
     Registration Statement on Form S-3, Registration No. 333-
     84127).

     23 - Consent of Public Accountants

                              # # #

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   WEYERHAEUSER COMPANY


                              By   /s/ K. J. Stancato
                                   -----------------------------
                                   K. J. Stancato
                              Its: Vice President and Controller

Date:  January 10, 2000

EXHIBIT INDEX

The following exhibits are filed herewith:


 Exhibit No.                  Description

      23        Consent of Independent Public Accountants

      99.1 The Annual Information Form and Management's Discussion and Analysis for MacMillan Bloedel for the year ended December 31, 1998 filed with the Securities and Exchange Commission on April 7, 1999 on Form 40-F

      99.2      The Consolidated Financial Statements of
                MacMillan Bloedel for the year ended December
                31, 1998 filed with the Securities and Exchange
                Commission on September 28, 1999 on Form 40-F/A

      99.3      The Consolidated Financial Statements of
                MacMillan Bloedel for the six month period ended
                June 30, 1999 filed with the Securities and Exchange Commission on August 11, 1999 on Form 6-K

                    WEYERHAEUSER AND MACMILLAN BLOEDEL

        UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Condensed Combined Financial Statements give effect to the Transaction being accounted for using the purchase method of accounting, whereby the total cost of the Transaction was be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the Effective Time. The Unaudited Pro Forma Condensed Combined Financial
Statements were prepared on the basis of assumptions described in the notes thereto, including assumptions related to the allocation of the total purchase cost to the assets and liabilities of MB based upon preliminary estimates of fair value. The actual allocation may differ from those assumptions after valuations and other procedures are completed.

  The Unaudited Pro Forma Condensed Combined Statements of Earnings were prepared as if the Transaction occurred as of December 29, 1997 (the beginning of Weyerhaeuser's 1998 fiscal year), and January 1, 1998 for MB. The Unaudited Pro Forma Condensed Combined Balance Sheet was prepared as if the Transaction occurred as of June 27, 1999 for Weyerhaeuser and June 30, 1999 for MB. These statements are not necessarily indicative of what the actual operating results or financial position would have been had the Transaction occurred on the dates and for the periods indicated and do not purport to indicate future results of operations. In addition, they do not reflect any cost savings or other synergies resulting from the Transaction.

  The  Unaudited  Pro Forma Condensed Combined Financial Statements  should
be   read   in  conjunction  with  the  historical  consolidated  financial statements  and related notes of Weyerhaeuser and MB.

                    WEYERHAEUSER AND MACMILLAN BLOEDEL
          UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              JUNE 30, 1999

                                                                        Pro
                                           MacMillan  Pro Forma        Forma
                              Weyerhaeuser  Bloedel  Adjustments      Combined
                              ------------ --------- -----------      ---------
                                               (in U.S.$ millions)
ASSETS
Forest products operations
 Cash and short term
  investments                      $    51  $   280  $    --           $   331
 Accounts receivable                 1,087      381       (4) (4)        1,464
 Inventories                           989      376       (1) (5)        1,364
 Prepaid expenses and other            279       13      (18) (9)          274
                                   -------- -------- --------          --------
  Total current assets               2,406    1,050      (23)            3,433
 Property, plant and equipment,
  timber and timberlands, and
  investment in equity
  affiliates                         8,232    1,271    1,030 (9)        10,533
 Other assets and deferred
  charges                              319       80      691 (9)         1,090
                                   -------- -------- --------          --------
                                    10,957    2,401    1,698            15,056
                                   -------- -------- --------          --------
Real estate and related assets       1,913       --       --             1,913
                                   -------- -------- --------          --------
  Total assets                     $12,870  $ 2,401  $ 1,698           $16,969
                                   ======== ======== ========          ========

LIABILITIES
Forest products operations
 Short term interest bearing
   debt                            $     7  $   162  $    --           $   169
 Accounts payable and accrued
  liabilities                        1,453      411       41 (4)(9)      1,905
 Current portion of long term
  debt                                  57       18       --                75
                                   -------- -------- --------          --------
  Total current liabilities          1,517      591       41             2,149
 Long term debt                      3,338      614       --             3,952
 Other long term obligations           512      129       25 (9)           666
 Deferred income taxes               1,419       23      399 (9)(10)     1,841
                                   -------- -------- --------          --------
                                     6,786    1,357      465             8,608
                                   -------- -------- --------          --------
Real estate and related assets       1,450       --       --             1,450
                                   -------- -------- --------          --------
  Total liabilities                  8,236    1,357      465            10,058
                                   -------- -------- --------          --------
SHAREHOLDERS' EQUITY                 4,634    1,044    1,233 (5)(9)(10)  6,911
                                   -------- -------- --------          --------
  Total liabilities and
   shareholders' equity            $12,870  $ 2,401  $ 1,698           $16,969
                                   ======== ======== ========          ========

                    WEYERHAEUSER AND MACMILLAN BLOEDEL
       UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS
                   FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                         Pro
                                         MacMillan  Pro Forma           Forma
                            Weyerhaeuser  Bloedel  Adjustments         Combined
                            ------------ --------- -----------         ---------
                                (in U.S.$ millions except per share data)
Sales
 Forest products operations      $ 9,574  $ 2,519  $   171 (3)(8)       $12,264
 Real estate and related
  assets                           1,192       --       --                1,192
                                 -------- -------- --------             --------
                                  10,766    2,519      171               13,456
                                 -------- -------- --------             --------
Costs and expenses
 Forest products operations
 Costs of products sold            7,468    2,165      239 (3)(5)(6)(8)   9,872
 Depreciation, depletion and
  amortization                       611       99       82 (8)(11)          792
 Selling, general and
  administrative expenses            706      198       27 (6)(8)           931
 Taxes other than payroll
  and income taxes                   130       --     (130)(6)               --
 Charge for impairment of
  long-lived assets/
  restructuring and other
  unusual charges                     71       59       --                  130
 Charge for Year 2000
  remediation                         42       --        3 (6)               45
                                --------- -------- --------             --------
                                   9,028    2,521      221               11,770
                                --------- -------- --------             --------
Real estate and related
 assets
 Costs and operating expenses      1,016       --       --                1,016
 Depreciation and
  amortization                         5       --       --                    5
 Selling, general and
  administrative expenses             61       --       --                   61
                                --------- -------- --------             --------
                                   1,082       --       --                1,082
                                --------- -------- --------             --------
   Total costs and expenses       10,110    2,521      221               12,852
                                --------- -------- --------             --------
Operating earnings                   656       (2)     (50)                 604
Interest expense and other
 Forest products operations
  Interest expense                  (257)     (72)      (8)(8)             (337)
  Equity in income of
   affiliates                         28       60       --                   88
  Other income, net                   15       88        1 (8)              104
 Real estate and related
  assets                              21       --       --                   21
                                --------- -------- --------             --------
Earnings before income taxes         463       74      (57)                 480
Income taxes                        (169)     (16)     (24)(5)(8)(11)      (209)
                                --------- -------- --------             --------
Net earnings from continuing
 operations before
 extraordinary items            $    294  $    58  $   (81)             $   271
                                ========= ======== ========             ========
Basic net earnings per share    $   1.48                                $  1.16
                                =========                               ========
Diluted net earnings
 per share                      $   1.47                                $  1.15
                                =========                               ========
Weighted average shares
 outstanding (thousands)
 Basic                           198,914            34,740              233,654
 Dilutive effect of common
  share equivalents                  336             1,468                1,804
                                ---------          --------             --------
 Diluted weighted average
  shares outstanding             199,250            36,208              235,458
                                =========          ========             ========

                    WEYERHAEUSER AND MACMILLAN BLOEDEL
       UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
               FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1999

                                                                         Pro
                                           MacMillan  Pro Forma         Forma
                              Weyerhaeuser  Bloedel  Adjustments       Combined
                              ------------ --------- -----------       --------
                                  (in U.S.$ millions except per share data)
Sales
 Forest products operations       $ 5,119   $ 1,379  $   (19)(3)       $ 6,479
 Real estate and related assets       590        --       --               590
                                  --------  -------- --------          --------
                                    5,709     1,379      (19)            7,069
                                  --------  -------- --------          --------
Costs and expenses
 Forest products operations
 Costs of products sold             3,897     1,156       15 (3)(5)(6)   5,068
 Depreciation, depletion and
  amortization                        308        52       29 (11)          389
 Selling, general and
  administrative expenses             384        80       30 (6)           494
 Taxes other than payroll
  and income taxes                     65        --      (65)(6)            --
 Charge for impairment of
  long-lived assets/
  restructuring and other
  unusual charges                      91        --       --                91
 Charge for Year 2000
  remediation                          27        --        2 (6)            29
                                  --------  -------- --------          --------
                                    4,772     1,288       11             6,071
                                  --------  -------- --------          --------
Real estate and related assets
 Costs and operating expenses         478        --       --               478
 Depreciation and amortization          2        --       --                 2
 Selling, general and
  administrative expenses              32        --       --                32
                                  --------  -------- --------          --------
                                      512        --       --               512
                                  --------  -------- --------          --------
 Total costs and expenses           5,284     1,288       11             6,583
                                  --------  -------- --------          --------
Operating earnings                    425        91      (30)              486
Interest expense and other
 Forest products operations
  Interest expense                   (129)      (26)      --              (155)
  Equity in income of
   affiliates                           8        28       --                36
  Other income, net                     7        38       --                45
 Real estate and related assets        13        --       --                13
                                  --------  -------- --------          --------
Earnings before income taxes          324       131      (30)              425
Income taxes                         (118)      (51)       8 (11)         (161)
                                  --------  -------- --------          --------
Net earnings from continuing
 operations before cumulative
 effect of accounting change      $   206   $    80  $   (22)          $   264
                                  ========  ======== ========          ========

Basic net earnings per share      $  1.03                              $  1.13
                                  ========                             ========

Diluted net earnings per share    $  1.02                              $  1.12
                                  ========                             ========
Weighted average shares
 outstanding (thousands)
 Basic                            199,874             33,876           233,750
 Dilutive effect of common
  share equivalents                   722              1,494             2,216
                                  --------           --------          --------
 Diluted weighted average
  shares outstanding              200,596             35,370           235,966
                                  ========           ========          ========

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


1.  Basis of Presentation

    The Merger Agreement provided for the combination of Weyerhaeuser and MB in a Transaction in which each holder of MB Common Shares who is a Canadian Resident was entitled to receive, at its option, 0.28 Weyerhaeuser Common Shares, or 0.28 Exchangeable Shares for each MB Common Share held, and each holder of MB Common Shares who is not a Canadian Resident was entitled to receive 0.28 Weyerhaeuser Common Shares for each MB Common Share held.

2.  Conversion of MB's Historical Financial Statements

    The Unaudited Pro Forma Condensed Combined Financial Statements are presented in U.S. dollars and in accordance with U.S. GAAP. Thus, MB's statements of operations for the year ended December 31, 1998, and for the six months ended June 30, 1999, were converted from Cdn$ to U.S.$ using an average exchange rate for each period (U.S.$0.6743 per Cdn$1 and U.S.$0.6701 per Cdn$1, respectively). MB's balance sheet was converted from Cdn$ to U.S.$ using the exchange rate effective on the balance sheet date for assets and liabilities (U.S.$0.6793 per Cdn$1), except for the investment in equity affiliates and the equity accounts which were translated at historical exchange rates. Certain adjustments were necessary to convert MB's historical financial statements, prepared in accordance with Canadian GAAP, to U.S. GAAP. The following schedule presents the conversion of MB's financial information from Canadian dollars and Canadian GAAP into U.S. dollars and U.S. GAAP.

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                (Continued)


2.   Conversion of MB's Historical Financial Statements (Continued)


                               BALANCE SHEET
                               JUNE 30, 1999

                                                     Canadian   U.S.     U.S.
                                                       GAAP     GAAP     GAAP
                                                       Cdn.$    Cdn.$    U.S.$
                                                     -------- -------- --------
                                                           (in $ millions)
ASSETS
  Cash and short term investments       (A)          $   464  $   412  $   280
  Accounts receivable                   (A)(L)(J)        407      561      381
  Inventories                           (A)              603      554      376
  Prepaid expenses and other            (A)               28       19       13
                                                     -------- -------- --------
   Total current assets                                1,502    1,546    1,050

  Property, plant and equipment,
  timber and timberlands, and
  investment in equity affiliates       (A)(G)         1,800    1,852    1,271
  Other assets and deferred charges     (A)(B)(C)
                                        (G)(H)            94      117       80
                                                     -------- -------- --------
   Total assets                                      $ 3,396  $ 3,515  $ 2,401
                                                     ======== ======== ========
LIABILITIES
  Short term interest bearing debt      (L)          $    20  $   239  $   162
  Accounts payable and accrued
   liabilities                          (A)(D)(E)        647      605      411
  Current portion of long term debt     (A)               27       26       18
                                                     -------- -------- --------
   Total current liabilities                             694      870      591

  Long term debt                        (A)(C)(I)        865      903      614
  Other long term obligations           (D)(E)(K)(M)     114      190      129
  Deferred income taxes                 (A)(B)(C)(D)
                                        (E)(G)(H)         60       35       23
                                                     -------- -------- --------
                                                       1,733    1,998    1,357
                                                     -------- -------- --------

SHAREHOLDERS' EQUITY                                   1,663    1,517    1,044
                                                     -------- -------- --------
   Total liabilities and shareholders'
     equity                                          $ 3,396  $ 3,515  $ 2,401
                                                     ======== ======== ========

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                (Continued)

2.   Conversion of MB's Historical Financial Statements (Continued)

                           STATEMENT OF EARNINGS

                                                     Canadian   U.S.    U.S.
                                                       GAAP     GAAP    GAAP
                                                       Cdn.$    Cdn.$   U.S.$
                                                     -------- -------- --------
                                                           (in $ millions)
For the year ended December 31, 1998
Sales                                     (A)        $ 4,183  $ 3,735  $ 2,519
                                                     -------- -------- --------
Costs and expenses
  Costs of products sold                  (A)(B)(D)
                                          (E)(J)       3,419    3,211    2,165
  Depreciation, depletion and
    amortization                          (A)(H)         192      147       99
  Selling, general and administrative
    expenses                              (A)(D)(E)      390      294      198
  Restructuring and other unusual charges (M)             78       88       59
                                                     -------- -------- --------
                                                       4,079    3,740    2,521
                                                     -------- -------- --------
Operating earnings                                       104       (5)      (2)
Interest expense and other
  Interest expense                        (A)(C)(I)     (108)    (106)     (72)
  Debt retirement costs                   (F)            (42)      --       --
  Equity in income of affiliates          (A)             --       89       60
  Other income, net                       (A)(C)(J)
                                          (K)(N)         138      129       88
                                                     -------- -------- --------
Earnings before income taxes and
  extraordinary items                                     92      107       74
Income taxes                              (H)            (19)     (23)     (16)
                                                     -------- -------- --------
Net earnings from continuing operations
 before extraordinary items                          $    73  $    84  $    58
                                                     ======== ======== ========

For the six months ended June 30, 1999
Sales                                     (A)        $ 2,200  $ 2,058  $ 1,379
                                                     -------- -------- --------
Costs and expenses
  Costs of products sold                  (A)(B)(D)
                                          (E)(J)       1,753    1,724    1,156
  Depreciation, depletion and
    amortization                          (A)(G)(H)       97       78       52
  Selling, general and administrative
    expenses                              (A)(D)(E)      160      120       80
                                                     -------- -------- --------
                                                       2,010    1,922    1,288
                                                     -------- -------- --------
Operating earnings                                       190      136       91
Interest expense and other
  Interest expense                        (A)(C)(I)      (39)     (39)     (26)
  Equity in income of affiliates          (A)(G)          --       42       28
  Other income, net                       (A)(C)(J)       21       56       38
                                                     -------- -------- --------
Earnings before income taxes and
  cumulative effect of accounting change                 172      195      131
Income taxes                              (H)            (66)     (75)     (51)
                                                     -------- -------- --------
Net earnings from continuing operations
  before cumulative effect of accounting
  change                                             $   106  $   120  $    80
                                                     ======== ======== ========

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                (Continued)

2.  Conversion of MB's Historical Financial Statements (Continued)

    (A) Under Canadian GAAP, MB's interests in joint ventures are accounted for using the proportional method of consolidation. Under U.S. GAAP, these investments are recorded using the equity method.

    (B) Under Canadian GAAP, unrealized exchange gains and losses arising from the translation of long-term debt denominated in foreign currencies are deferred and amortized over the remaining life of the related debt. Under U.S. GAAP, such exchange gains and losses are included in earnings in the period in which they arose.

    (C) Canadian GAAP permits the offsetting of debt and related financial assets under certain circumstances, whereas U.S. GAAP does not.

    (D) Under Canadian GAAP, costs of providing life insurance and health care benefits to substantially all employees after retirement are recognized as paid. Costs of providing benefits to former or inactive employees after employment but before retirement are also recognized as paid under Canadian GAAP. Under U.S. GAAP, these costs are accrued during the employees' years of active service.

    (E) Accounting for pension costs under U.S. GAAP differs from Canadian GAAP principally with respect to the discount rate used to calculate the projected benefit obligation and the related effect on pension expense.

    (F) Under Canadian GAAP, the cost of early retirement of long-term debt is included in earnings before taxes. Under U.S. GAAP, it is presented as an extraordinary item, net of income taxes.

    (G) Under Canadian GAAP, certain start-up costs are deferred and amortized. Under U.S. GAAP, effective with fiscal year 1999, such costs are included in net earnings as incurred. Additionally, under U.S. GAAP, the unamortized portion of such deferred costs are expensed as the cumulative effect of a change in an accounting principle, net of income taxes in the first quarter of fiscal year 1999.

    (H) Under Canadian GAAP, deferred income taxes are accounted for using the deferral method. Under U.S. GAAP, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax bases of assets and liabilities using presently enacted rates. In addition, under U.S. GAAP, a valuation allowance is established for deferred tax assets when it is not expected that they will be realized.

    (I) Canadian GAAP requires the separate presentation on the balance sheet of the liability and equity components of the MB Convertible Debentures with the interest related to the equity component reflected as a charge to retained earnings. Under U.S. GAAP, the MB Convertible Debentures are shown as debt and related interest expense is charged to income.

    (J) Canadian GAAP requires gains and losses on forward exchange contracts which hedge anticipated future sales to be included in earnings in the same period the sale is recognized. Under U.S. GAAP, such gains and losses would have been charged to earnings in the period in which the exchange rate changes or in the case of settlement in the period, when the transaction is settled.

    (K) Under Canadian GAAP, MB established provisions in 1998 for severance and other related costs in connection with the planned closure of a mill. These reserves do not qualify for liability recognition under U.S. GAAP.

    (L) Under Canadian GAAP, a transfer of receivables may be treated as a sale if significant risks and rewards of ownership are transferred and if reasonable assurance exists about the measurement of the consideration derived from the transfer. Under U.S. GAAP, a transfer of receivables may be treated as a sale only if the transferor has surrendered control over the transferred receivables. Otherwise, the sales proceeds are considered to be a debt obligation.

    (M) Under Canadian GAAP, future removal and site restoration and environmental remediation liabilities can be accrued in a rational and systematic manner over the remaining life of the related capital asset. Under U.S. GAAP, environmental remediation liabilities must be accrued when the environmental remediation is considered probable and can reasonably be determined.

    (N) Under Canadian GAAP, when debt is retired, the difference between the net carrying amount of the debt and the retirement cost may, under certain circumstances, be recognized as a loss in the period in which the decision to retire the debt is made. Under U.S. GAAP, the loss is recognized as an extraordinary item in the period of retirement, net of related taxes.

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                (Continued)

3.  Intercompany Transactions

    To eliminate intercompany transactions between Weyerhaeuser and MB.

4.  Intercompany Account Balances

    To eliminate intercompany balances between Weyerhaeuser and MB.

5.  Intercompany Profit

    To eliminate the intercompany profit in inventories on sales/purchases transactions between Weyerhaeuser and MB, and Weyerhaeuser purchases from an MB equity affiliate. Multiplying the change in inventory balances on hand by the average margin on such sales approximated the intercompany profit elimination by Weyerhaeuser, MB and the equity affiliate. For the Weyerhaeuser purchases from the MB equity affiliate, the ownership interest in the affiliate is also factored into the profit elimination.

6.  Reclassification

    . To reclassify taxes other than payroll and income taxes on the Weyerhaeuser statement of earnings to costs of product sold and selling, general and administrative to conform to the format of the Unaudited Condensed Combined Pro Forma Statement of Earnings.

    . To segregate MB's Year 2000 remediation costs previously included in the selling, general and administrative costs category.

    . To reclassify certain of MB's 1999 operating location costs from cost of sales to the selling, general and administrative costs category to conform to the methodology adopted by Weyerhaeuser.

7.  Common Shares Outstanding

    Basic net earnings per common share, before cumulative effect of a change in an accounting principle in 1999 and an extraordinary item in 1998, have been calculated based upon the pro forma weighted average shares outstanding for each period presented. Weyerhaeuser's historical weighted average shares outstanding was increased in each period by the weighted average number of MB Common Shares outstanding, multiplied by the Exchange Ratio of 0.28.

    For calculating pro forma diluted net earnings per common share from continuing operations and before cumulative effect of a change in an accounting principle in 1999 and an extraordinary item in 1998, the pro forma weighted average shares outstanding for each period, was further increased by:

    . stock options outstanding at the beginning of or granted during each period, and

    . the  assumed  conversion  of  the  weighted  average  number  of  MB
      Convertible Debentures (converted into the equivalent number of Weyerhaeuser Common Shares) outstanding during each period.

    The pro forma basic and diluted earnings per share for each period are calculated based upon the weighted average common shares outstanding as follows:

                                                    Six Months        Year
                                                      Ended          Ended
                                                     June 30,     December 31,
                                                       1999           1998
                                                    ----------    ------------
Weighted average shares outstanding (thousands)
Basic                                                 233,750        233,654
Dilutive effect of stock options and assumed
 conversion of Convertible Debentures                   2,216          1,804
                                                    ----------    ------------
Diluted                                               235,966        235,458
                                                    ==========    ============

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                (Continued)

8.  Discontinued Operations

    Both Canadian GAAP and U.S. GAAP require that discontinued operations resulting from the disposal of identifiable segments be disclosed separately from continuing operations in the financial statements. In addition, both Canadian and U.S. accounting standards bodies have issued pronouncements requiring companies to present their segments using a management approach. Accordingly, when MB approved a plan, in December 1997, to exit the paper business and medium density fibreboard business, the 1997 and 1998 operating results, financial position and cash flow of these two businesses were reported as discontinued operations. Since
    Weyerhaeuser  includes  like  businesses  in  continuing  operations,   the
    financial disclosures related to discontinued operations of MB are reclassified to continuing operations in these Unaudited Pro Forma Condensed Combined Financial Statements.

    In addition, both Canadian GAAP and U.S. GAAP require an accrual for estimated future operating losses up to the date of disposal of the discontinued operations. Such accruals are not permitted for continuing operations and, accordingly have been reversed in these Unaudited Pro Forma Condensed Combined Financial Statements.

9.  Purchase Price Allocation

    The Unaudited Pro Forma Condensed Combined Financial Statements reflect the issuance of 33,529,389 Weyerhaeuser Common Shares or Exchangeable Shares for all of the outstanding MB Common Shares and MB Warrants as of June 30, 1999, the Exchange Ratio of 0.28 of a Weyerhaeuser Common Share or 0.28
    of an Exchangeable Share for each MB Common Share and an average market price per Weyerhaeuser Common Share of U.S.$67.953 per share. The average market price per Weyerhaeuser Common Share is based on the average closing price for a range of trading days (June 17, 1999 through June 22, 1999) around the announcement date (June 21, 1999) of the Transaction. In
    addition,    Weyerhaeuser  issued  Replacement   Options  in  exchange  for
    outstanding MB Options with the number of shares and the exercise price appropriately adjusted by the Exchange Ratio. Estimated direct transaction costs and expenses of U.S.$18 million have been included as a part of the total estimated purchase cost.

    The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared on the basis of assumptions relating to the allocation of the total purchase cost to the assets and liabilities of MB based upon preliminary estimates of their fair value. The actual allocation of the total purchase cost may differ from those assumptions after valuations and other procedures are completed.

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                (Continued)

9.  Purchase Price Allocation (Continued)

    The purchase price to MB Securityholders of U.S.$2,389 million was calculated as follows:

    .  Total MB Common Shares and MB Warrants exchanged          119,753,415
    .  Multiplied by the Exchange Ratio                                 0.28
                                                                -------------
    .  Equivalent Weyerhaeuser Common Shares                      33,530,956
    .  Less:  Fractional shares                                       (1,567)
                                                                -------------
                                                                  33,529,389
    .  Multiplied by the average market price                    U.S.$67.953
                                                                -------------
    .  Value of securities issued (millions)                      U.S.$2,278
    .  Value of Replacement Options issued for MB Stock Options           25
                                                                -------------
    Total Purchase Price                                         $     2,303
                                                                =============

    The purchase price to MB Securityholders, plus estimated direct transaction costs and expenses, and the deferred tax effect of applying purchase accounting at June 30, 1999, over the historical net assets of MB were calculated as follows:

                                                            In U.S.$ millions
                                                            -----------------
    .  Purchase price to MB Securityholders                    $  2,303
    .  Direct transaction costs and expenses                         18
    .  Additional accrued liabilities                                45
    .  Deferred tax effect of applying purchase accounting          399
    .  Less: historical net assets                               (1,044)
                                                               ---------
                                                               $  1,721
                                                               =========

    The excess purchase price was allocated as follows:

                                                            In U.S.$ millions
                                                            -----------------
    .  Property, plant and equipment, timber and
       timberlands, and investment in equity affiliates        $  1,030
    .  Pension plan assets in excess of pension benefit
       obligations                                                   25
    .  Goodwill                                                     666
                                                               ---------
                                                               $  1,721
                                                               =========

    As described in Note 11, the excess purchase price will be depreciated/amortized over various time periods.

10. Income Tax Adjustments

    The increase to deferred income taxes of U.S.$399 million relates to the tax effect of the increase to fair market value of assets acquired and liabilities assumed.

11. Depreciation, Amortization and Reduction of Deferred Tax Liability

    Additional depreciation and amortization on the increase to fair market value has been calculated on the straight-line basis over 20 years for property, plant and equipment and equity affiliates, and 15 to 40 years for timber and timberlands. Amortization on goodwill has been calculated on a straight-line basis over 40 years. The pro forma adjustment to depreciation and amortization was U.S.$58 million in 1998 and U.S.$29 million for the six months ended June 30, 1999. A deferred tax benefit of U.S.$15 million for 1998 and U.S.$8 million for the six months ended June 30, 1999 resulted from the additional depreciation and amortization charges.

EXHIBIT 23

   [PriceWaterhouseCoopers letterhead]





              CONSENT OF INDEPENDENT ACCOUNTANTS


To Weyerhaeuser Company

As independent public accountants, we consent to the use of our Auditors' Report dated February 10, 1999 (except for note 20 which is at September 17, 1999) in the MacMillan Bloedel
Limited Annual Report on Form 40-F/A for the year ended
December 31, 1998 included in this form 8K filed in the United
States.





Chartered Accountants                   Vancouver, British Columbia
                                        January 10, 2000

EXHIBIT 99.1 - The Annual Information Form and Management's Discussion
               and Analysis for MacMillan Bloedel for the year ended December 31, 1998 as filed on Form 40-F on April 7, 1999

             U.S. Securities and Exchange Commission
                     Washington, D.C. 20549

                            FORM 40-F

[Check one]

[ ]  REGISTRATION STATEMENT PURSUANT TO SECTION 12 OF THE
     SECURITIES EXCHANGE ACT OF 1934.

                                 OR

[X]  ANNUAL REPORT PURSUANT TO SECTION 13(a) OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934.


For the fiscal year ended  December 31, 1998     Commission file number  1-7902
                           -----------------                             ------

                    MacMILLAN BLOEDEL LIMITED
-------------------------------------------------------------------------
     (Exact name of Registrant as specified in its charter)


                        British Columbia
---------------------------------------------------------------------------
(Province or other jurisdiction of incorporation or organization)


                           93-0463478
---------------------------------------------------------------------------
             (I.R.S. Employer Identification Number)


   925 West Georgia Street, Vancouver, B.C.  V6C 3L2   (604) 661-8302
---------------------------------------------------------------------------
(Address and telephone number of Registrant's principal executive offices)


           R.H. Craig, Esq., MacMillan Bloedel Packaging Inc.,
                  Suite 300 - 4001 Carmichael Road,
         Montgomery, Alabama  36106-3635, (334) 213-6100
---------------------------------------------------------------------------
       (Name, address (including zip code) and telephone number including area code for agent for service in the United States)


Securities registered or to be registered pursuant to Section 12(b) of the Act: None


Securities registered or to be registered pursuant to Section 12(g) of the Act: Common Shares


Securities for which there is a reporting obligation pursuant to
Section 15(d) of the Act:  Common Shares

For annual reports, indicated by check mark the information filed with this Form:

 [X] Annual Information Form    [X] Audited Annual Financial Statements

Number of common shares oustanding at December 31, 1998:  122,580,913
                                                          -----------

      Indicate by check mark whether the Registrant by filing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934 (the "Exchange Act"). If "Yes" is marked, indicate the file number assigned to the Registrant in connection with such Rule.
                                    Yes        82-          No.    X
                                       ------     ------       ---------

      Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.
                                    Yes     X             No.
                                       -----------           -----------

                           UNDERTAKING

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to: the securities registered pursuant to Form 40-F; the securities in relation to which the obligation to file an annual report on Form 40-F arises; or transactions in said securities.


                            SIGNATURE

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused the registration statement annual report to be signed on its behalf by the undersigned, thereto duly authorized.


                                   MacMILLAN BLOEDEL LIMITED
                                   (Registrant)

Date:  April 7, 1999               By:  /s/ G.E. Mynett
                                        --------------------------
                                        (G.E. Mynett, Corporate Secretary and
                                        Associate General Counsel)

                    MacMillan Bloedel Limited

                            Form 40-F

                For Year Ended December 31, 1998


                        List of Exhibits


                                                                   Pages in
Exhibit No.            Description                               Annual Report
-----------            -----------                               -------------
    1        MacMillan Bloedel Limited Annual Information
             Form dated March 26, 1999

    2 *      MacMillan Bloedel Limited Annual Report 1998
             a) Management's Discussion & Analysis                    12-41
             b) Audited Annual Financial Statements
                (i)   Audit Report                                     43
                (ii)  Consolidated Financial Statements               44-63
                (iii) Reconciliation with United States
                      Generally Accepted Accounting Principles        60-61
                      Note 20 to Consolidated Financial
                      Statements -
                          Significant Differences Between
                          Canadian and United States Generally
                          Accounting Principles

    3 *    Consent of Independent Accountants



* The documents described in Exhibits 2(b) and 3 were subsequently amended and filed on Form 40-F/A, dated September 28, 1999.



EXHIBIT 1


                      MacMillan Bloedel Limited


                         ________________


                      Annual Information Form


                         ________________


                          March 26, 1999

                     MacMillan Bloedel Limited

                      ANNUAL INFORMATION FORM

                               1998


                             CONTENTS

                                                             Page
  Item:
  1. The Company                                               3
         Corporate profile                                     3
         Incorporation of MB's Annual Report by reference      3
         Incorporation and principal subsidiaries              3
  2. General Developments of MacMillan Bloedel over
     Preceding Five Years                                      4
         Capital expenditure program                           5
  3. Business of MacMillan Bloedel                             6
     Continuing Operations:                                    8
      Solid Wood                                               8
      Engineered Lumber                                       12
      Distribution                                            12
      Packaging                                               13
      All Other Businesses:                                   14
         Panelboards                                          14
         Green Forest Lumber                                  15
         Cement-fibre roofing                                 16
         Transportation                                       16
     Discontinued Operations:                                 16
      Paper                                                   16
      Medium Density Fibreboard                               16
     General Business Information:                            17
         Principal products and customers                     17
         Foreign exchange                                     17
         Investments                                          17
         Research and technology                              17
         Human resources                                      18
         Environment                                          18
         Energy                                               19
  4. Selected Consolidated Financial Information:             19
      Five year financial review                              19
      Selected quarterly information                          19
      Dividends                                               20
  5. Management's Discussion & Analysis (reference is
     made to MB's 1998 Annual Report and update)              20
  6. Market for Securities                                    20
  7. Directors and Officers                                   20
  8. Additional Information                                   24

  Glossary of Terms:                                          25
    Products                                                  26
    Measurements                                              26
    Corporate Abbreviations                                   27

                            THE COMPANY

Corporate profile
-----------------

   MacMillan Bloedel Limited, as a corporation, ("the Company") together with its subsidiaries ("MacMillan Bloedel" or "MB") is one of the largest forest products companies in Canada and has integrated operations in Canada, the United States and Mexico. MB also has marketing facilities in North America and Japan and a significant joint venture in North America. MB currently has five primary business segments in continuing operations: Solid Wood, Panelboards, Engineered Lumber, Distribution and Packaging, with Panelboards reported in the All Other businesses segment through 1998. In 1998 MB sold its Paper operations and its Medium Density Fibreboard (MDF) mills, which since 1997 have been reported as discontinued operations.

    MB manages almost 2.0 million hectares of productive timberlands, which supply most of its fibre requirements. Of these timberlands, 1.1 million hectares are in British Columbia
(BC) where MB's Corporate head office and most of its Solid Wood business are located. MB has commitments to sell wood fibre to formerly owned pulp and paper mills also located in BC. The products of MB's continuing operations include logs, lumber, chips, oriented strandboard (OSB) and other panelboards, engineered lumber, containerboard, corrugated containers and SpaceKraft(r). Lumber and containerboard are sold throughout the world.

Incorporation of  MB's 1998 Annual Report by reference
------------------------------------------------------

   To a significant degree, MB's business, including segments and issues affecting it are described in MB's 1998 Annual Report (Annual Report) in the Management's, Discussion & Analysis (MD&A) on pages 12 to 41 and Consolidated Financial Statements and Notes to Consolidated Financial Statements (Financial Statements) on pages 44 to 63. To avoid repeating information, pages 12 to 63 of the Annual Report are incorporated by reference in this Annual Information Form (AIF) for two items -- Business of MacMillan Bloedel and MD&A. Information in the AIF includes developments to March 26, 1999 and two significant events subsequent to March 1, 1999, the date of the MD&A. For a summary of those events see page 20 of this AIF under the heading MD&A.

  With respect to describing MB's overall business, pages 12 to 17 and 31 to 32 of the Annual Report discuss major changes that affected MB's earnings in 1998, 1997 and 1996 and include information on sales, exports, exchange and price sensitivities. Pages 33 and 34 of the Annual Report discuss MB's capital resources and page 63 provides geographic information.

  With respect to MB's business segments, pages 18 to 31, 56 to 57 and 61 to 63 of the Annual Report include information about MB's continuing and discontinued operations.

  Pages 35 to 41 of the Annual Report discuss the known trends, issues and uncertainties that could have a significant impact on MB and its businesses.

Incorporation and principal subsidiaries
----------------------------------------

   After approval by common shareholders at the Annual General Meeting (AGM) held April 23, 1998, the Company on April 27, 1998 became a federal company incorporated under the Canada Business Corporations Act (the "CBCA"). Prior to that date, the Company was a BC corporation incorporated under the British Columbia Company Act resulting from the amalgamation of the Company and certain of its wholly-owned subsidiaries. The principal predecessor company was incorporated by Memorandum of Association registered July 13, 1911.

   As a result of the Company's incorporation under the CBCA, the Company adopted new bylaws which had previously been approved by the common shareholders at the AGM held April 23, 1998 and are described in the information circular in connection with that AGM.

   The following is a list of the Company's principal subsidiary companies as at December 31, 1998:

      Subsidiary (100% owned)                 Jurisdiction of incorporation
      -----------------------                 -----------------------------
      MacMillan Bloedel (U.S.A.) Inc.         Delaware
        MacMillan Bloedel of America Inc.     Alabama
        MacMillan Bloedel Packaging Inc.      Alabama
      Canadian Maas River Investment N.V.     Netherland Antilles

GENERAL DEVELOPMENTS OF MacMILLAN BLOEDEL OVER PRECEDING FIVE YEARS

  During the last five years MB's results varied from net earnings of $280 million in 1995 to a net loss of $368 million in 1997. Net earnings in 1998 of $42 million were adversely affected by the very weak Japanese lumber market as well as a $41 million after tax provision for funding a subsidiary company's roofing product claims. The magnitude of the net loss in 1997 was largely attributable to a $340 million after tax charge resulting from a comprehensive strategic evaluation of each of MB's businesses in late 1997.

  In 1994 MB embarked on a corporate strategy to improve operating earnings, focusing on controllable cost reduction, higher margin-added products and growth through greenfield capital investment and acquisition. The capital spending was largely completed by the end of 1996. However, results in 1996 proved disappointing and continued so in 1997. Contributing to those results were significantly higher BC logging costs due to the Government's introduction in 1995 of the BC Forest Practices Code (FPC) and substantially higher stumpage and royalty fees. During 1996 markets became more competitive for most of MB's products, particularly for paper and packaging, which experienced unexpected price declines.

  A new chief executive officer (CEO), W.T. Stephens, was hired in September 1997 and an extensive 90 day strategic review of the
Company's business segments was conducted (Strategy Review), the results of which were announced in January 1998. The Strategy Review resulted in a restructuring of MB's operations and a related $340 million charge against 1997 results, with Paper and MDF segregated as discontinued operations. Following the Strategy Review many significant changes were made in 1998:

     * Costs were reduced through the elimination of 14% of MB's workforce

     * Costs were also reduced in Solid Wood in BC through the co-design/co-management process, a joint collaboration of union and management employees, and greater utilization of private timberlands

     * MB's North American Distribution business was restructured to improve profitability with an emphasis on higher margin products

     *     Paper business was sold effective May 1, 1998

     *     MDF operations were sold on September 30, 1998

     * Substantial debt was repaid with the proceeds from the sale of assets

   Management's decision to sell Paper was based on the view that shareholder value would be enhanced by exiting this business. With respect to MDF, that market has excess capacity, a situation which was not expected to change over the next few years. Management decided to sell MB's MDF mills rather than wait for supply and demand to come into better balance.

   In addition to the Strategy Review, the following major developments occurred during the past five years:

   MB sold several operations to concentrate on its core business segments. Divestitures included Harmac pulp operations in 1994 and the 17% investment in NV Koninklijke KNP BT in 1996. In 1997 MB sold Canadian Transport ("CTCo"), its shipping transportation subsidiary, and Kingcome Navigation, its BC log towing and barging division. On August 31, 1998 MB sold its 50% interest in MacMillan Bathurst, one of the largest corrugated container manufacturers in Canada.

   The following paragraphs summarize developments in each of MB's businesses:

   The most significant development in Solid Wood during the period, other than escalating logging costs, was the collapse in 1997 of the Japanese lumber market which resulted in the temporary closure and subsequent restructuring of two of the Company's whitewood mills. In June 1998 the Company announced a major initiative to increase conservation of old growth forest by phasing out clearcutting over a five year period. This change is expected to enable the Company to be certified under systems currently emerging for forest certification.

   Through joint ventures, MB made significant investments in two OSB and two MDF mills, all four of which were operating at the beginning of 1997. MB increased its investment to 100% in both MDF mills before their sale in 1998. In 1996 MB increased its investment in one OSB mill from 18% to 100% and in late 1998, increased its interest in the other from 51% to 70% and in early 1999 to 90%. During 1998 OSB prices soared as demand exceeded supply.

   Since its inception in 1991, Trus Joist MacMillan ("TJM"), a joint venture in which MB has a 49% interest, has been the dominant engineered lumber producer in North America. TJM products continue to gain acceptance in the residential construction market. In 1995 TJM started up two engineered lumber plants in the eastern US and in late 1998 added a third in Alabama.

   For most of the period, MB's North American building materials distribution business grew significantly with sales of non-MB products increasing through 1996. During 1995 the business was restructured in order to improve profitability and was further restructured in 1998 to focus on higher margin MB and TJM produced products.

  In 1995 MB purchased Green Forest Lumber Corporation ("GFL"), an Ontario based lumber and distribution company.

   During 1994 containerboard markets became much stronger and MB started construction of a 100% recycled linerboard mill in Kentucky which was completed in December 1995. In late 1995 and 1996, however, significant new capacity came on stream during a period of modest economic growth and the containerboard market quickly deteriorated. In 1997 prices began to improve as demand became more in balance with supply, but by mid-1998 prices had declined as a result of the Asian crisis. Throughout the five years, MB's Packaging business has expanded its converting operations in the US.

   In its Paper business, the Company had concentrated on cost reduction and value added grade mix. In 1995 the lightweight coated paper project at Port Alberni was completed.

   Looking forward, MB's strong balance sheet gives it the financial capacity and flexibility to grow the value of its core building materials business in three areas: durable wood products (Western Red Cedar and similar species), appearance grade lumber (hemlock and Douglas fir) and total building solutions (OSB and engineered lumber). Management continues to explore alternatives to exit the Packaging business and needs to see significant improvement in US market access, the industry's cost structure and Japanese demand before further investment in the BC coastal forestry will be considered.

Capital expenditure program
---------------------------

  Over the past five years capital expenditures for continuing and discontinued operations, including MB's proportionate share of joint ventures, were almost $2 billion, with over $250 million spent on environmental projects and over $900 million on discretionary expansion and modernization projects. In 1995, environmental focus shifted to forestry practices with the introduction of the BC Forest Practices Code (FPC) which became fully effective by mid-1997. The FPC has increased operating costs rather than capital expenditures. In 1995 and 1996 several major expansionary projects were substantially completed. By contrast, most capital expenditures in the other years were related to the environment and maintenance and replacement of existing capacity. During 1998 capital expenditures (excluding business acquisitions) on continuing operations amounted to $159 million, which was low when compared to the period from 1994 to 1996, but up from $90 million in 1997 when expenditures were kept to a minimum to conserve cash.

                   BUSINESS OF MacMILLAN BLOEDEL

  The following table summarizes total revenue, operating earnings
(loss) and capital expenditures for MB and each of its business segments during the last five years. A description of operations included in each business or line item follows on the next page.

($ millions)                    1998      1997      1996     1995      1994
                             --------  --------  -------- --------  --------
Continuing operations
---------------------
Sales --
  Solid Wood                 $ 1,030   $ 1,329   $ 1,281  $ 1,592   $ 1,360
  Engineered Lumber              565       479       386      325       332
  Distribution                 1,459     1,718     1,520    1,229     1,350
  Packaging                    1,095     1,009       992    1,135       939
  All Other                      620       635       614      623       311
  Inter-segment                 (586)     (649)     (526)    (577)     (511)
                             --------  --------  -------- --------  --------
                             $ 4,183   $ 4,521   $ 4,267  $ 4,327   $ 3,781
                             ========  ========  ======== ========  ========
Operating earnings (loss) --
  Solid Wood                 $    14   $   108   $    56  $   271   $   297
  Engineered Lumber               62        52        32       27        36
  Distribution                     9         9         6      (14)        9
  Packaging                       71        22        40      182        67
  All Other                       80         5        25       31        54
  Corporate                      (58)      (70)      (39)     (80)      (60)
  Inter-segment                    4       (28)       10       13         5
                             --------  --------  -------- --------  --------
                                 182        98       130      430       408
  Restructuring and other
    unusual charges              (78)     (201)      (42)      --        --
                             --------  --------  -------- --------  --------
                             $   104   $  (103)  $    88  $   430   $   408
                             ========  ========  ======== ========  ========
Capital expenditures --
  Solid Wood                 $    16   $    15   $    40  $    58   $    41
  Engineered Lumber               34        27        13       69        98
  Distribution                    18         6        11       14         9
  Packaging                       74        31       110      204        66
  All Other                        6        10        41      151         5
  Corporate                       11         1         5        7        13
                             --------  --------  -------- --------  --------
                             $   159   $    90   $   220  $   503   $   232
                             ========  ========  ======== ========  ========
Discontinued operations
-----------------------

Sales --
  Paper                      $   272   $   743   $   696  $   906   $   605
  MDF                             40        30        --       --        --
                             --------  --------  -------- --------  --------
                             $   312   $   773   $   696  $   906   $   605
                             ========  ========  ======== ========  ========
Net earnings (loss) --
  Paper                      $   (26)  $   (86)  $   (28) $    (3)  $   (51)
  MDF                             (5)     (161)       (2)      --        --
                             --------  --------  -------- --------  --------
                             $   (31)  $  (247)  $   (30) $    (3)  $   (51)
                             ========  ========  ======== ========  ========
Capital expenditures --
  Paper                      $     6   $   138   $    84  $   197   $    56
  MDF                              3        29       193       58        --
                             --------  --------  -------- --------  --------
                             $     9   $   167   $   277  $   255   $    56
                             ========  ========  ======== ========  ========

                      MB's BUSINESS SEGMENTS

   At the end of 1997 MB adopted, on a retroactive basis, the new Canadian accounting requirements related to segment disclosures using the management approach. Under the management approach segments are reported on the basis that management organizes the business for making operating decisions and assessing performance.

Description of each business segment (at December 31, 1998)

Continuing operations
---------------------

Solid  Wood  -- Includes logs harvested in BC which are  converted into lumber or sold, and includes the Japanese marketing subsidiary, MacMillan Bloedel K.K. ("MBKK"), which sells a significant portion of the Company's BC produced whitewood lumber.

Engineered Lumber -- Comprises MB's 49% ownership interest in Trus Joist MacMillan ("TJM"), the largest marketer and manufacturer of engineered lumber in North America.

Distribution -- Consists of marketing and distribution of building materials and related products throughout North America. A significant portion of its lumber and panelboards sales are MB produced and virtually all of its engineered lumber sales are supplied by TJM.

Packaging -- Consists of the manufacture of containerboard in Alabama, Kentucky and Ontario and related marketing operations. These containerboard mills are integrated with MB's US converting packaging plants. Also includes logging operations and two wood product mills in Alabama. The 50% ownership interest in MacMillan Bathurst was sold effective August 31, 1998.

All Other -- Includes MB's Canadian panelboards manufacturing operations and MacMillan Guadiana ("MG") which operates lumber and particleboard mills in Mexico. Also includes Green Forest Lumber ("GFL") which comprises logging and sawmill operations in Ontario and marketing of that lumber together with lumber and OSB produced by other suppliers. This segment also included American Cemwood Corporation ("ACC"), a cement-fibre roofing subsidiary in Oregon until its permanent closure in April 1998, as well as the Company's transportation operations until they were sold in 1997.

Corporate -- Includes unallocated expenses and other items not considered relevant in measuring the performance of the business units.

Inter-segment -Relates to the elimination of profit recorded by one business segment on sales to another which the purchasing segment has not yet sold to customers external to MB and elimination of sales between business segments. Inter-segment sales are transacted at market values.

Segment reorganization in 1999
------------------------------

  This AIF (to be consistent with the Financial Statements and the MD&A) describes each business segment as at December 31, 1998. However, effective January 1, 1999, management reorganized its Solid Wood, Distribution and All Other segments and added a new segment, Panelboards. The new Panelboards segment is comprised of MB's Canadian panelboards manufacturing operations formerly in the All Other segment. While OSB is the main product of this new segment, plywood and lumber mills adjacent to the OSB joint venture mill in Hudson Bay, Saskatchewan are also included, as are the particleboard and specialty board plant in Vancouver, BC and the plywood mill in Nipigon, Ontario. The panelboards sales office in Mississauga, Ontario, formerly in the All Other segment, becomes part of Distribution. GFL, also formerly in the All Other segment, has been split between two existing segments, with its manufacturing operations included in Solid Wood and its trading and marketing activities in Distribution. After these re-
alignments, only MG remains in the All Other segment, which for prior years also included ACC and transportation services.

Discontinued operations
-----------------------

Paper -- Includes two BC groundwood printing paper mills and their related marketing organization which were sold effective April 30, 1998.

MDF -- Includes two MDF plants which were sold effective September
30, 1998.

                       CONTINUING OPERATIONS

                            Solid Wood
                            ----------

   Solid Wood is comprised of the Company's forestry, logging and sawmill operations in BC and MacMillan Bloedel K.K. ("MBKK"), its lumber marketing subsidiary in Japan where a major portion of the Company's high value whitewood lumber manufactured in BC is sold. In addition to logs, chips and lumber sold to unaffiliated customers, Solid Wood sales include logs and chips sold to MB's pulp and paper mills (until their sale on May 1, 1998) and lumber sales to Distribution.

   In late 1997 Solid Wood's raw material services log towing and log barging division, Kingcome Navigation, was sold.

Forest lands

   The total area of commercial forest lands in BC under MB's control at December 31, 1998 was:
                                                    Hectares
  Area operated on a sustained yield basis --
     Tree farm licences (TFLs)
       Crown lands (1)                          697,000
       Timber licences (2)                      112,000
       Owned lands (3)                           78,000
                                                -------
                                                887,000
     Managed forest lands (owned lands) (3)     143,000     1,030,000
                                                -------
  Other tenures --
     Timber licences                             34,000
     Owned lands                                  2,000        36,000
                                                -------     ---------
                                                            1,066,000
                                                            =========
Notes:
(1) These are contained within MB's two TFLs on the West Coast of BC (TFL No. 39 & 44). These TFLs were renewed for 25 year terms in 1995 and are replaceable after five years for a further 25 year term, subject to satisfactory performance by MB of its cutting and reforestation obligation as determined by the Ministry of Forests.

(2) The Company owns exclusive rights to harvest timber on the land held under timber licences. Until 1995 a royalty was payable upon harvesting the timber. Since then a stumpage charge has been payable on the timber. After the timber is harvested on these lands, the Company has the responsibility to reforest them. They then revert to the Crown but will be retained within TFLs as "Crown lands". Approximately 28,000 hectares of these lands have been logged but have not reverted.

(3) Certain Company owned lands have been put into tree  farms
    ("managed  forest  units") to obtain an incentive  property  tax
    rate.   Those managed forest lands outside TFLs are not  subject
    to the FPC.

British Columbia forest land use

   The Province of BC (the "Government" or the "Province") owns approximately 95% of all forest lands in the Province. Under the Forest Act, the Government is empowered to grant TFLs to a licensee who undertakes to manage an area of Crown forest land, often in conjunction with forest land owned by the licensee, to yield an annual crop on a sustained yield basis (i.e. in perpetuity). The Government determines the allowable annual cut
(AAC) on TFLs held by the Company which, as at January 1, 1999, aggregated 5.5 million m3. This figure anticipates a 66,000 m3 reduction on the expected transfer of 51% of MB's harvesting rights in Clayoquot Sound to Iisaak Forest Resources Ltd., a new joint venture company with a First Nations economic development corporation, the details of which are described on page 35 of the Annual Report.

   During 1998, due to the high cost of logging from Crown lands and low lumber prices, the Company increased its harvest from unregulated private timberlands to 1.5 million m3 and is shifting towards an economic rotation harvesting plan. The Company continues to take steps to protect the flexibility and increase the value of its timber assets on its large private land holdings in BC.

   Page 19 of the Annual Report provides a table showing the Company's AAC, logs harvested from Crown and private lands and consumed by Company sawmills, and logs and chips (fibre) purchased and sold in 1998, 1997 and 1996. The AAC together with the MB's harvest from private land is sufficient to provide the majority of fibre required to operate its sawmills and to meet fibre supply commitments to the Company's former pulp and paper mills in BC. Logs harvested, which are not suitable for MB mills, and chips produced are traded on the open market to meet the rest of MB's BC fibre requirements and commitments in BC.

   Other developments and uncertainties surrounding BC's forest land use are discussed on pages 35 to 38 of the Annual Report, including timber tenure, the Government's potential initiatives to reduce costs and improve industry competitiveness, European gypsy moth and aboriginal land claims.

   Page 35 of the Annual Report in the timber tenure section makes reference to ongoing negotiations with the Government in respect to MB's petition before the courts which seeks compensation payable for tenure expropriated during the creation of parks under the Carmanah Pacific Park Act, 1990, the Park Amendment Act, 1995 and 1996 Orders in Council. Subsequent to the publication of the Annual Report, on March 16, 1999 the Government announced it had reached an agreement with MB to resolve the Company's loss of harvesting rights due to the creation of new parks on Vancouver Island in the mid-1990s. MB will receive resource rights and land from the Province worth $84 million as at January 1, 1999, the negotiated value of MB's foregone cutting rights covering about six million m3 of timber. The specific lands to be transferred have yet to be identified but may include release of MB's private land from TFLs 39 and 44 and/or transfer of Crown parcels to the Company as private property. The agreement also defines the process to select and appraise the lands to be transferred to MB. The Province will consult with First Nations and other stakeholders before selecting lands suitable for transfer. These lands will be independently appraised to determine their worth.

   The Company has a contract commitment to supply Harmac Pacific Inc.'s ("HPI") pulp mill, a former MB operation, with wood fibre until 2019. During 1998 the Company's supply commitment was 85% of the mill's capacity. This commitment declines in 1999 to 80% of the mill's fibre requirement, at which level it remains until 2019. At full capacity, the mill consumes 2.1 million m3 of wood fibre annually. As part of the sale of MB's Paper business, the Company entered into a contractual commitment with Pacifica Papers Inc. ("Pacifica"), the company which acquired effective May 1, 1998 MB's former paper mills at Powell River and Port Alberni, to supply wood fibre indefinitely to those mills. The volume of the fibre to be supplied to Pacifica is linked to MB's forest tenures and is based on a formula related to MB's sawlog harvest. For the last eight months of 1998, the Company sold
1.3 million m3 of chips and pulp logs to Pacifica.

Reforestation

   MB continues to maintain an active reforestation program in BC as in the past, planting between eight and ten million seedlings annually on MB controlled forest lands. As part of the Strategy Review, the Company's nursery at Nanaimo was closed in 1998. The
4.5 million seedlings, which previously were grown from seed at the nursery, are now being supplied by other coastal nurseries.

Solid Wood logging operations

   Log harvesting operations on the West Coast of BC are the predominant supply of fibre required by the Company owned or operated sawmills. Logs are harvested and sorted according to species, size and quality and directed to the appropriate converting mill to maximize value. To balance supply and demand of grade and species, logs are traded in the open market. Most sawlogs are used in the manufacture of Solid Wood's lumber. Chips from converting sawmill operations and lower grade logs are sold to HPI and Pacifica pulp and paper mills (formerly MB mills).

   Operations to a certain extent are seasonal, with weather related curtailments in winter due to snow and summer due to fire risk. Snow conditions in the winter of 1999 are expected to impact sawmill operations in the spring of 1999 due to log shortages.

   The BC Forest Practices Code (FPC) was introduced in 1995 and became fully effective on Crown forest lands in mid-1997. The FPC governs every facet of forest management activities from planning through harvesting and forest renewal and has resulted in significantly higher logging costs. The Company has a policy to comply 100% with the FPC.

  Although Company owned timberlands are not regulated by the FPC, at the beginning of 1999 private forest landowners and the Government signed a Memorandum of Understanding (MOU) to protect the environment and improve the investment climate for BC's private forest lands. The MOU is the result of the Government and the Private Forest Landowners Association working together for several years to develop an innovative regulatory model for BC's private forest lands. It requires forest landowners to protect water quality, fish habitat, soil conservation and, where applicable, wild life habitat. This regulatory regime is based on a results oriented approach, allowing private landowners to use innovation and local knowledge to protect these key public environmental values.

   During 1998 the Government became concerned about the economic health of the forest industry and started a two staged policy review focusing on cost reduction and examination of structural issues. Page 36 of the Annual Report provides a discussion of the Government's potential initiatives to reduce costs and improve industry competitiveness.

   In June 1998, the Company announced a major initiative (the Forest Project) to increase conservation of old growth forest and replace clearcutting (over a five year period) on both its Crown and private timberlands with a more ecologically driven approach through the adoption of a system of stewardship zones, and the introduction of variable retention harvesting and silviculture systems. Page 20 of the Annual Report provides a discussion of the Forest Project.

BC stumpage and royalty payments

  MB must pay stumpage, which is assessed at a prescribed rate, to the Province to harvest timber from Crown lands. On May 1, 1994, the Province increased average stumpage rates on timber harvested from Crown lands in the coastal region of BC by 63% from $17.20 per m3 to $28.03 per m3. On April 1, 1995, the Province required stumpage to be paid for timber harvested from timber licences, in lieu of royalties which were previously payable. Stumpage for timber licences was specified to be a percentage of full stumpage rates starting at 60% on April 1, 1995 and increasing to 100% on April 1, 2001 and thereafter. No stumpage is payable in respect of timber harvested from Company owned land.

   As a result of legislation passed by the Government in 1995, increasing royalty rates to match stumpage rates by April 1, 2001, the Company has filed a claim against the Government seeking $200 million in compensation for expropriation of MB's property interests and breach of contractual obligations and fiduciary duty. The pleadings in the case have now been closed, and the trial is presently scheduled for the summer of 1999. Its outcome cannot be determined at this time. In response to the higher than expected FPC implementation costs, in June 1998 the
Government reduced average stumpage on the BC coast by $8.10 per m3.

Solid Wood manufacturing facilities

   Page 22 of the Annual Report shows Solid Wood's annual productive capacities at December 31, 1998 and sawmill production and sales volumes in 1998, 1997 and 1996. The Company's BC mills operated at 79% of capacity in 1998 compared to 82% in 1997.

   High value durable Western Red Cedar (WRC) products are manufactured at the Company's New Westminster, Canadian White Pine and Somass mills with most of the sales to the US market. In 1998 the New Westminster mill increased its level of non-WRC products to 41% of production.

   The Company's whitewood sawmills, Alberni Pacific ("APD"), Chemainus and Island Phoenix ("IPD"), direct their output of high value appearance grade lumber to export markets, primarily Japan. The sharp decline of the Japanese market in the fall of 1997 together with the high cost of production in BC, caused the APD and IPD mills to shut down in early October 1997. In February 1998 these two mills started up on a one shift basis after new manning levels and cost targets were developed in conjunction with employees at the mills (the co-design/co-management process). After the one shift target levels were achieved at these mills in April 1998, a second shift was added. Since mid-December 1998 IPD has been shut down due to the high cost of logs harvested on Crown lands. It is expected to start up in April 1999 once the cost issues have been addressed. The Chemainus mill, which cuts larger logs for very high grade lumber, has continued to run three shifts.

   MB's 30% interest in a sawmill at Courtenay, BC, which cuts primarily for the Japanese market, was sold in September 1998.

Solid Wood remanufacturing

   Five of Solid Wood's six sawmills in BC have the capability to process lumber beyond the primary stage with three having their own dry kiln remanufacturing facilities. The Company utilizes a number of custom facilities to further process lumber to meet the specifications of overseas customers, mainly in Europe and Japan.

   In recent years MB has been expanding its involvement in remanufacturing. At the beginning of 1995 MB purchased Plenk's Wood Centre ("PWC") in Chemainus, BC. This remanufacturing operation has an annual kiln-dry capacity of 20 MMfbm. During 1995 Mid-Island Reman ("MIR"), a remanufacturing window and door component plant in which MB has a 49% interest, was built near Nanaimo, BC. Capacity of MIR is similar to PWC and production commenced in early 1996. In 1998 MB shipped approximately 76 MMfbm of BC remanufactured whitewood lumber, including kiln-dried products, down from 91 MMfbm in 1997, which was close to capacity and reflected a much stronger Japanese market.

Solid Wood capital expenditures

   Solid Wood's capital expenditures amounted to $16 million in 1998, $15 million in 1997 and $40 million in 1996. A significant portion of these capital expenditures each year is non-discretionary and relates to maintenance or replacement of existing capacity. There has been no single major capital expenditure during the past three years.

Solid Wood marketing

   Solid Wood's lumber, log and chip sales are coordinated in Vancouver through MB's head office. Overseas, MB has a lumber distribution company in Japan, MBKK, and a sales office in Australia. Established independent sales agents are primarily used in Europe and Asia.

   Construction and remodelling activity in the US and Japan are key to the performance of this segment. Page 22 of the Annual Report shows housing starts and softwood consumption levels in these markets for the past five years. Page 17 of the Annual Report includes a table showing the geographic distribution of 1998, 1997 and 1996 sales of MB's BC produced lumber to third party customers on a consolidated basis. On the supply side, the availability of quality timber at reasonable prices, the demand for chips by pulp and paper producers and the expected level of prices are major factors in the volume of lumber produced.

    Page 18 of the Annual Report provides a chart showing representative Solid Wood lumber prices during the last five years, followed on pages 20 and 21 by a discussion of whitewood and WRC prices.

   The strength of US and Japanese lumber markets also impacts sawlog values, which were negatively impacted in late 1997 and 1998 by the weak Japanese economy. The very strong US construction market in 1998 alleviated the situation somewhat, but caused a significant re-direction of lumber from other markets, resulting in an oversupply of most grades of lumber and low prices. Page 19 of the Annual Report includes a chart showing representative BC log prices during the last five years.

   The selling price of pulp logs and chips is highly dependent upon the strength of pulp and paper markets. Since late 1995 pulp and paper markets have been weak while demand in North America for lumber has remained very strong, as was demand in Japan through mid-1997. This situation has resulted in an oversupply of chips, a byproduct from sawmills, and an oversupply of pulp logs, which are usually required to be harvested along with sawlogs. This oversupply caused very low pulp and chip prices during 1996 and most of 1997. During 1997 and 1998 the price of pulp logs increased as the paper industry improved. However, a nine month strike at a major paper producer in BC (which was settled in April
1998) together with mill shutdowns, kept the demand for chips lower than the supply.

   Since May 1, 1998, all shipments of pulp logs and chips to MB's former Paper operations are recorded as external sales.

   During 1998 approximately 6% of the Company's total log harvest was exported to Japan, all of which was harvested from MB's private lands. Government regulations prohibit log exports of Crown timber. To meet 1998 fibre supply commitments, Solid Wood imported almost 200,000 m3 of pulp logs.

   MBKK also sells newsprint, SpaceKraft(r), engineered lumber and industrial wood products, although in 1998 sales of non-MB produced products were significantly reduced.

Softwood lumber quota

    The five year Canada/US Softwood Lumber Agreement (the Agreement) expires March 31, 2001. Page 36 of the Annual Report provides a discussion of the Agreement and its impact on the Company's shipments to the US. Subsequent to the publication of the Annual Report, US Customs announced that it proposes to reclassify several products imported from Canada which were previously exempted from quota restrictions and include them in the quota. One of these products is rougher headed lumber, which if restricted by quota, would have a significant effect on the Company, and could result in a loss of 25% of its BC produced lumber which can be shipped duty-free to the US market. The Company and the forest industry are vigorously fighting this change. US Customs have initiated a 30 day public comment process that ends April 9, 1999.

                         Engineered Lumber
                         -----------------

  TJM is a limited partnership owned 51% by TJ International, Inc. and 49% by MB. The partnership is the largest engineered lumber manufacturer in North America. Its corporate head office is in Boise, Idaho. In 1998, 1997 and 1996 annual sales were US$778 million, US$706 million and US$577 million respectively.

Engineered Lumber manufacturing

   TJM has sixteen manufacturing plants.  The two plants in Canada are  located in BC and Alberta and of the fourteen plants  in  the
US, four are located in Oregon, two in Georgia and one each in Washington, California, Minnesota, Ohio, Kentucky, West Virginia, Louisiana and Alabama. They manufacture high quality engineered structural lumber products. Their main products are Microllam(r) laminated veneer lumber (LVL), Parallam(r) parallel strand lumber
(PSL),  TimberStrand(r)  laminated strand  lumber  (LSL)  and  TJI(r)-
joists.   These products are made into floor joists, roof rafters,
headers, beams, columns, posts, door components and structural rim
boards.   In addition to these residential building products,  TJM
also   manufactures   open  web  trusses  for   light   commercial
construction.

   OSB is a major raw material in the production of certain types of engineered lumber products. In 1996 and 1997 the oversupply of OSB reduced production costs while in 1998 high demand significantly increased costs.

Engineered Lumber marketing

   TJM has an extensive marketing network with sixteen divisional and regional sales offices in North America, three in Canada and thirteen in the US. Most of TJM's sales are in North America with a significant portion of them through MB's building materials distribution centres in North America. Overseas markets are serviced by TJM offices in Brussels and Tokyo.

  Demand for engineered lumber products continues to grow with its increased acceptance as a substitute for commodity solid-sawn lumber. In recent years engineered lumber products have increased penetration in the key residential construction market. When commodity lumber prices are low it is more difficult to convert builders to use these products. Builders who have used TJM products over the years continue to do so because of the high structural stability and better value that these products provide.

TJM capital expenditures

   MB's 49% share of TJM's capital expenditures was $34 million in
1998,  $27  million  in 1997 and $13 million  in  1996.   In  1997
construction started on a US$45 million LVL and TJI(r)-joist plant in Alabama which commenced production in the fourth quarter 1998.

                           Distribution
                           ------------

   The Distribution segment consists of MB's North American building materials distribution business (MBBM) which markets lumber and panelboards produced by MB, engineered lumber manufactured by TJM and building materials and related products made by other suppliers.

   At  December  31,  1998 MBBM operated 30  distribution  centres
(DCs), eighteen in the US and twelve in Canada. During 1998 seven distribution centres (two in Canada and five in the US) and three other branch locations were closed. Recently, MBBM has concentrated on distributing MB's cedar and TJM's engineered lumber, resulting in a significant decrease in non-MB and non-TJM produced sales in 1998. In 1997 one small Canadian centre was closed.

   In 1998 Distribution's capital expenditures of $18 million were significantly higher than in recent years and reflected the construction and completion of a new distribution centre in the Toronto, Ontario area.

    Page 24 of the Annual Report provides information on Distribution and shows the portion of Distribution's lumber and panelboards sales produced by MB. Virtually all of its engineered lumber sales are TJM products. Most of the MB produced lumber sold by MBBM is WRC sold in the US. Some of the lumber and plywood produced by MB's Packaging operations in Alabama is sold by Distribution.

   DC sales in Canada and the northern US are somewhat seasonal with larger volumes sold during the second and third quarters when weather permits greater outdoor construction activity. In 1998 all sales by Distribution, except $4 million ($35 million - 1997), were in the US and Canada. In both 1998 and 1997, 70% of the segment's sales were in the US.

                             Packaging
                             ---------

   MB manufactures containerboard (linerboard and corrugating medium) at Pine Hill, Alabama, linerboard at Henderson, Kentucky
and   corrugating  medium  at  Sturgeon  Falls,  Ontario  and  has
integrated   converting   packaging  operations,   including   two
SpaceKraft(r) plants, at nineteen locations in the US. Included in Packaging are Alabama's logging operations, sawmill and plywood mill and MB's 50% partnership interest in MacMillan Bathurst ("MacBath"), one of the largest corrugated container manufacturers in Canada, until its sale on August 31, 1998 to Stone Container (Canada) Inc. ("Stone"). All of MB's US packaging operations are separated into a wholly-owned subsidiary of MB, MacMillan Bloedel Packaging Inc. ("MBPI").

Packaging manufacturing

  Page 27 of the Annual Report shows Packaging's annual productive capacities at December 31, 1998 together with containerboard, corrugated container, lumber and plywood production and sales volumes in 1998, 1997 and 1996. Containerboard capacity utilization was 98% in both 1998 and 1997. The converting facilities capacity utilization was 71% in 1998 compared to 68% in 1997, the latter rate having been restated from the 85% previously reported, when some converting facility capacities were based on two shifts rather than three.

   The US corrugated container group consists of plants in Arkansas, Florida, Illinois, Kentucky, Louisiana, Mississippi, New Jersey, New York, Ohio, Tennessee and Texas. Nine are corrugated container converting plants and eight are sheet plants or sheet feeder plants. MB also has two SpaceKraft(r) plants, one in Indiana
and   one  in  Georgia.   A  small  SpaceKraft(r)  plant  is   being
constructed in Portland, Oregon. SpaceKraft(r) is a bulk bin container concept developed by MB for shipment and storage of large, heavy quantities of liquids or solids.

   MB's containerboard operations utilize approximately 415,000 tonnes of recycled fibre annually - 180,000 tonnes at Pine Hill, 140,000 tonnes at Henderson and 95,000 tonnes at Sturgeon Falls. Both the Sturgeon Falls and Henderson mills use 100% recycled materials, specifically old corrugated containers (OCC), and the Pine Hill mill uses approximately 20% OCC. In 1998 the price of OCC was low, benefiting production costs, reflecting weaker demand due to the Asian crisis and US containerboard producer downtime.

   MB's Pine Hill and Henderson mills are among the lowest cost producers in North America.

Packaging wood products, logging and forestry

   MB harvests southern pine in Alabama and Mississippi on its own timberlands (comprising 71,000 hectares) and on other lands (comprising 102,000 hectares) on which it has long term cutting rights, sending the higher value sawlogs to its dimension lumber sawmill or plywood mill adjacent to its Pine Hill containerboard mill. MB harvested 1.0 million m3 of logs in 1998, up from 978,000 m3 in 1997 and 680,000 m3 in 1996. Pulp logs are chipped to supply approximately one half of the fibre requirements of the containerboard mill. Other sources of raw material for the containerboard mills are economically available. Some lumber and plywood is sold to Distribution. Plywood sales are focused on the value added furniture business.

   MB maintains an active reforestation program in Alabama and Mississippi and produces an annual crop of approximately 30 million seedlings at its Robert Mitchell nursery in Alabama. These seedlings are planted on MB controlled forest lands with approximately 80% of Alabama's crop sold.

Packaging capital expenditures

   Packaging's capital expenditures amounted to $74 million in 1998, $31 million in 1997 and $110 million in 1996. In mid-1998 construction began on a US$43 million modernization of the Pine Hill sawmill in order to process logs more efficiently, using the latest proven equipment to improve yield and increase product value. The project is expected to be completed over a three year period without disrupting operation of the sawmill. During 1998 various capital expenditures were made to enhance the value of the Packaging business keeping it a high quality, low cost operation.

   Capital expenditures during 1997 and 1996 included a US$13 million sheet feeder plant in Arkansas which started up in mid-1996 and a US$12 million project to rebuild a recovery boiler at Pine Hill which was completed in late 1996. The significant capital expenditures in 1996 reflected the US$105 million 100% recycled linerboard mill at Henderson which started up in late 1995 with costs carried over into 1996. In addition to capital expenditures, in mid-1996 MB acquired Traub Containers Inc., an Ohio corrugated container plant.

Packaging marketing

Containerboard
--------------

  MB's containerboard is sold throughout the world with most sales in North America. Export sales are made primarily to Latin America and Europe. Sales are coordinated through MBPI's head office in Montgomery, Alabama. European sales are serviced by
MB's UK subsidiary, MacMillan Bloedel Pulp and Paper Sales Limited. Page 17 of the Annual Report includes a table showing the geographical distribution of containerboard sales for 1998, 1997 and 1996.

   In 1998 approximately 55% of the linerboard and corrugating medium sold by the Alabama and Kentucky mills was utilized by MB's Packaging operations in the US and virtually all the corrugating medium sold by the Sturgeon Falls mill was used by MacBath. The supply agreement between Sturgeon Falls and MacBath continues for a five year period until 2003, whereby Stone is committed to purchase annually 70,000 tonnes of corrugating medium from Sturgeon Falls and 36,000 tonnes of containerboard from Pine Hill.

  Page 25 of the Annual Report includes a chart showing linerboard and corrugating medium prices in the US during the past five years, followed by a discussion of significant price changes in recent years.

Corrugated containers
---------------------

  Virtually all of MB's US produced corrugated containers are sold in the US and MacBath's production is sold in Canada.

   The manufacture and marketing of corrugated containers is a specialized regional business and is highly competitive as to price, quality, service and product innovation. Demand is tied to the economy and consumer confidence. Corrugated shipping containers are almost universally used throughout industry to carry manufactured products safely.

   As a rule corrugated container prices closely follow changes in containerboard prices.


                       All Other Businesses
                       --------------------

   The All Other segment includes MB's Canadian and Mexican panelboards manufacturing operations (Panelboards) and Green Forest Lumber ("GFL"). This segment also included American Cemwood Corporation ("ACC"), a cement-fibre roofing subsidiary in Oregon, until its permanent closure in April 1998 and Canadian Transport Company Limited ("CTCo"), MB's transportation services subsidiary which was sold during 1997. Effective January 1, 1999, most operations in All Other segment will be transferred to Panelboards, Solid Wood or Distribution. Page 7 of this AIF describes the reorganization of business segments in 1999.

Panelboards
-----------

    Included in Panelboards are MB's structural panelboards manufacturing operations (plywood, particleboard and OSB) in Canada and MG's building materials operations in Mexico. Also included is MB's proportionate share of two partly-owned Canadian panelboards operations. The two MDF mills, sold in 1998, are reported as discontinued operations. Page 29 of the Annual Report shows annual productive capacities for Panelboards at December 31, 1998 and OSB, particleboard, plywood and lumber production and sales volumes in 1998, 1997 and 1996.

Panelboards manufacturing facilities

   MB's panelboards mills, on a proportionate basis, operated at 95% capacity in 1998 and 88% in 1997.

   OSB, which accounts for most of MB's Panelboards sales, is produced at three operations: Hudson Bay, Saskatchewan; Miramichi, New Brunswick; and Wawa, Ontario. All three are low cost producers. The mills in Ontario and New Brunswick are relatively new, having been built in 1995 and 1996. Residential construction and remodelling are the primary end uses for OSB, which is rapidly replacing plywood in the structural panel market due to lower cost and improved technology.

   The OSB mill at Hudson Bay is a joint venture owned by Saskfor MacMillan Limited Partnership ("Saskfor MacMillan") in which MB and Crown Investment Corporation of Saskatchewan ("CIC") each has a 50% interest. MB proportionately consolidates Saskfor MacMillan which also owns a plywood mill in Hudson Bay and a sawmill at Carrot River, Saskatchewan. MB's management is reviewing opportunities for increasing its investment in Saskatchewan.

   In August 1996, a greenfield OSB mill at Miramichi, New Brunswick, owned by Eagle Forest Products Limited Partnership ("Eagle"), started up. In September 1997, MB increased its ownership in Eagle from 50% to 51%, in November 1998 to 61% and in December 1998 to 70%, and continued to account for it on a proportionate basis. In January 1999, MB acquired a further 20% and expects to acquire the remaining 10% by mid-1999. Eagle's results in 1999 will be fully consolidated.

   In  December 1996, MB increased its original investment in  the
Jager Strandboard Partnership OSB mill at Wawa, Ontario from 18% to 100%. In early 1997 the name of the operation was changed to MacMillan Bloedel North Superior Forest Products Limited Partnership ("North Superior"). North Superior is a modern OSB facility, designed for low cost operation.

   Specialty panelboards products are manufactured at three other operations: hardwood plywood at Nipigon, Ontario; particleboard at Durango, Mexico; and particleboard and specialty board at Vancouver, BC. MG's Mexican operations also produce laminated particleboard, lumber and fibre-cement products.

   In November 1996 a second particleboard production line started up at the same plant in Mexico.

Panelboards fibre supply

   Prior to forming Saskfor MacMillan in 1995, MB had a forest licence management agreement covering 309,000 hectares of forest lands in Saskatchewan and Saskatchewan Forest Products Corporation, a company owned by CIC, had annual permits renewed each year. The partnership is negotiating a new forest management agreement (FMA) with the Province of Saskatchewan. During 1998 the new FMA went through an extensive review process and is expected to be finalized within the next few months. The FMA covers an area of almost 1.1 million productive hectares and includes hardwood and softwood to supply the partnership's mills. Saskfor MacMillan's current annual fibre requirements are 835,000 m3. While the FMA supplies ample hardwood for OSB production, some private softwood purchases are required to meet the plywood mill's and sawmill's annual needs of 450,000 m3 of softwood. To meet the softwood shortage, further Crown allocations from another licensee are expected. The FMA term is 20 years with an option to renew every ten years. Stumpage rate formulas and annual allowable cut are set for ten years.

   About 50% of Eagle's 570,000 m3 annual fibre requirement is met through agreements with the Province of New Brunswick including a 25 year forest management agreement, renewable every five years with the next renewal in 2002. Crown wood allocations are for a five year term, renewable every five years with the next renewal
also  in  2002.   The  remaining 50%  is  purchased  from  private
sources.

   The North Superior mill's annual fibre requirements are met through a timber supply agreement with five companies which harvest timber from Crown and private forest lands. The total annual commitment from these companies is 680,000 m3, of which 135,000 m3 is from GFL. The agreement expires in 2014 with a 10 year extension option.

Panelboards capital expenditures

  Panelboards capital expenditures in both 1998 and 1997 were less than $10 million while $34 million was spent in 1996, reflecting the completion of the Eagle mill in New Brunswick which started up in August 1996 and the second particleboard line at MG.

   In addition to capital expenditures, as noted above, MB increased its investment in Eagle and North Superior. In late 1998 and early 1999 MB incrementally increased its interest in Eagle to 90% at a total cost of $33 million. In 1996 MB acquired 82% of North Superior, increasing its ownership to 100%. At that time North Superior's property, plant and equipment was valued at $102 million.

Panelboards marketing

   MB markets its Canadian produced structural panelboards through its sales office in Mississauga, Ontario with a portion sold to MBBM. Page 28 of the Annual Report shows a five year OSB and plywood price chart. Plywood prices usually maintain a premium over OSB prices and the products compete against each other. The OSB industry during 1996 and 1997 suffered from oversupply as a result of new capacity additions, but in 1998 supply could not keep up to the very strong US construction market and prices soared. Page 17 of the Annual Report includes a table showing the geographical distribution of OSB sales for 1998, 1997 and 1996.

Green Forest Lumber
-------------------

   Page 30 of the Annual Report shows GFL's logs harvested, lumber production and sales revenue and volumes in 1998, 1997 and 1996. In recent years GFL's capital expenditures have been less than $5 million annually.

GFL manufacturing facilities

   GFL has two sawmills at Chapleau, Ontario which have recently been operating close to their full annual productive capacity, which at December 31, 1998 was 130 MMfbm, comprising the Chapleau Forest Products mill's capacity of 95 MMfbm and the A&L LaFreniere mill's capacity of 35 MMfbm. The 18 MMfbm increase in sawmill capacity during 1998 reflects operational improvements. GFL is one of Canada's largest remanufacturers of lumber, operating several such facilities in Ontario.

   To supply its two sawmills in Ontario, GFL holds a forest management agreement (FMA) covering 720,000 hectares of forest lands, with a term of 20 years subject to review every five years. This agreement gives GFL access to a low cost fibre base. During 1997 the FMA was reviewed and extended to 2017. GFL purchases logs from other suppliers and has a commitment to sell 135,000 m3 of logs annually to MB's North Superior OSB mill. During 1997 the Ontario government increased stumpage fees by approximately $2 per m3 to $15 per m3.

GFL marketing

   GFL has three marketing distribution centres (DCs) in Ontario and two in the US. A third US DC was closed in late 1997. In addition to selling all of GFL's production, the DCs purchase lumber and OSB from other suppliers for resale. In 1998 they sold 505 MMfbm of non-GFL produced lumber, 70 MMfbm lower than 1997.

   GFL sells most of its lumber to the US. Page 28 of the Annual Report includes a five year chart showing dimension lumber prices and page 36 provides a discussion of the Canada/US Softwood Lumber Agreement.

Cement-fibre roofing
--------------------

   On April 8, 1998, ACC, with an annual capacity of 280,000 squares of manufactured cement-fibre roofing materials, which simulate the appearance of cedar shakes, was permanently closed. ACC's board of directors decided to close the plant at Albany, Oregon, after it became apparent there was no potential for future earnings. At the end of 1996 MB wrote down its investment in this facility as it had been incurring increased operating losses and was no longer viewed as a core asset. At the end of 1997 MB's remaining investment in ACC was written off. Pages 38 and 39 of the Annual Report provide a discussion of claims and litigation against ACC.

Transportation
--------------

   In late March 1997, the Company sold CTCo, a subsidiary which owned five deep sea ships, for proceeds of $108 million. The sale agreement included an exclusive contract to transport MB cargoes
to  Japan  and  Europe  until  2007.   MB  is  no  longer  in  the
transportation business.


                      DISCONTINUED OPERATIONS

   Reference is made to Note 14 of the Financial Statements on pages 56 and 57 of the Annual Report which shows the results of discontinued operations until their sale in 1998, with comparative full year figures for 1997 and 1996. Page 6 of this AIF shows a five year summary of sales, net earnings and capital expenditures for discontinued operations.

                               Paper
                               -----

   Management's decision to sell Paper was based on the view that shareholder value would be enhanced by exiting this business. In April 1998, the paper business was sold for proceeds of $850 million, resulting in an after tax loss of $35 million.

   Based in BC, MB's Paper business had six paper machines at two large mills at Powell River and Port Alberni. They produced a wide variety of newsprint and other groundwood printing paper grades for newspapers, telephone directories, mail order catalogues, advertising flyers and magazines. These products were marketed throughout the world.

                     Medium Density Fibreboard
                     -------------------------

   Management's decision to sell MB's two MDF mills was also the result of the Strategy Review. Effective September 30, 1998, the MDF business was sold for proceeds of $160 million, resulting in an after tax loss of $138 million, $133 million of which was accrued in 1997. Both mills were recently constructed, with one located at Shippenville, Pennsylvania and the other at Pembroke, Ontario.

                   GENERAL BUSINESS INFORMATION

Principal products and customers
--------------------------------

   Under the management approach for reporting its business segments, MB's principal products cross several business segments and the sales reported are not solely to external customers. Page 16 of the Annual Report provides a table showing MB's key product sales to external customers. Products for which sales to external customers exceeded 10% of MB's 1998 or 1997 consolidated sales (continued and discontinued operations) were as follows:

                                                           1998      1997
                                                          ------    ------
Continuing operations:    MB produced lumber                19%       21%
                          Non-MB produced lumber            16%       20%
                          Corrugated containers             14%       12%
Discontinued operations:  Newsprint and other groundwood
                           printing papers                   6%       14%

   Sales to any one customer during 1998 and 1997 did not exceed 10% of MB's consolidated sales.

Foreign exchange
----------------

  A significant portion of MB's export sales are denominated in US dollars or Japanese yen. Any change in the Canadian dollar against the US dollar or Japanese yen affects the Canadian dollar amounts realized. Reference is made to page 15 of the Annual Report for recent exchange rate trends and effects on earnings and sales and exchange sensitivities.

Investments
-----------

   MB  accounts  for its investments in joint ventures  which  are
included   in   each  business  segment  using  the  proportionate
consolidation method.

Research and technology
-----------------------

($ millions)                                       1998    1997
                                                  ------  ------
Gross expenditures                                  $ 5     $12
 Less: recovered from Trus Joist MacMillan            -       2
                                                  ------  ------
Net                                                 $ 5     $10
                                                  ======  ======

   In 1998, as a result of the Strategy Review, the Company closed the Burnaby, BC Research and Technology facility, where both wood products and paper research had been conducted. In recent years this group worked primarily with engineered lumber products and paper products. With the disposition of the Paper business, most of MB's research and technology expenditures are now spent directly by TJM developing its engineered lumber products. MB's development work, as necessary, is now undertaken at the operations level.

Human resources
---------------

   At December 31, 1998 MB (excluding joint ventures) employed approximately 9,140 people. At the end of 1997 MB employed 13,070 people, 10,590 in continuing operations and 2,480 in discontinued operations. At the end of 1998, 5,440 people were employed in Canada, 3,100 in the US and 600 elsewhere (1997 -- 8,940; 3,540 and 590). As a result of the Strategy Review and the subsequent disposal of its Paper and MDF operations and downsizing of its continuing operations, MB's workforce decreased by 3,930 employees in 1998. The combined impact of restructuring and downsizing reduced MB's workforce by 1,450 people in continuing operations and 2,480 in discontinued operations.

  In BC, MB employs 3,370 people in logging and building materials operations, 3,160 represented by IWA - Canada and 210 by the Pulp, Paper and Woodworkers of Canada (PPWC). A three year agreement with IWA Canada which covers MB's logging and sawmill operations in BC expires June 14, 2000. The IWA agreement provides a 1% wage increase in the first year and 2% increases in each subsequent year. In January 1999, the PPWC contract, which expired April 30, 1997, was renewed without labour interruption. The PPWC agreement provides for no wage increase in the first year and 2% increases in the second and third years. It expires April 30, 2000.

   In Pine Hill, Alabama, MB employs 900 people. At the beginning of 1999, the United Paperworkers International Union, the union which previously represented MB's Pine Hill employees, and another union merged to form the Paper, Allied-Industrial, Chemical and Energy Workers Intl. Union (PACE.). A six year contract covering 400 Pulp and Paper employees expires in 2002. PACE also represents another 330 employees at Pine Hill with a five year agreement, which for Wood Products employees expires on August 25, 2000 and for Woodlands employees in 2003.

Environment
-----------

   In common with other companies in the forest products industry,
the   operations  of  MB  are  subject  to  various  environmental protection laws and regulations.

   In 1998 MB spent approximately $10 million on environmental capital projects (1997 -- $122 million). In 1997 most large environmental expenditures were related to the Paper business to meet new air emission standards. In 1998 the Paper business was sold and consequently environmental expenditures were substantially reduced. With the disposition of the Paper business, MB's main environmental focus is in forestry practices and building materials and packaging manufacturing.

   MB is committed to 100% compliance with the BC Forest Practices Code (FPC) regulations which, as noted in the Solid Wood section, have increased logging operating costs. The high cost of logging and ensuing mill closures have recently become a concern to the Government and a review process has been initiated to reduce industry costs without undermining environmental protection objectives.

   MB also has a program to remove and destroy any remaining residual quantities of PCB's as well as contaminated materials from various properties.

   Management believes that all of its continuing operations are generally conforming with legislated environmental requirements.

   In April 1998, the US Environmental Protection Agency published the final version of the Cluster Rule. This rule, which affects MB's Packaging operations, effectively tightened effluent discharge limits as well as air emissions from all US pulp and paper manufacturing facilities. Based on a Cluster Rule engineering study, the Pine Hill, Alabama containerboard mill is projected to require a total US$17 million dollar expenditure from 1999 through 2002 to meet these tighter requirements. The Cluster Rule also requires the collection of additional non-condensable gas sources by the year 2006. Additional funds will be needed to achieve compliance with this portion of the Cluster Rule.

   The Strategy Review in late 1997 included an environmental assessment of each of MB's plants and sites and during 1998, each area of possible concern was reviewed again. MB is not aware of any significant near term remedial costs required to clean up contaminated sites. To ensure that all operations conform with legislated environmental requirements and MB policy, environmental compliance audits are regularly conducted. Environmental performance is also reported to the Health, Safety and Environment Committee of the Board on a regular basis.

Energy
------

   A significant portion of MB's energy requirements are self-generated and the balance is purchased. In all cases MB's mills are 100% self-sufficient in steam generation. In management's opinion there is no threat that suitable sources will not be available in the future.

  The Pine Hill, Alabama power plant consists of two power boilers and a recovery boiler that produce steam needed to drive two steam turbine generators. Fuels consumed by these three boilers include coal, hog fuel, heavy fuel oil, natural gas, tire derived fuel and pulping liquors. The Henderson, Kentucky facility utilizes a steam generating boiler to supply process steam. Additional electrical power needs are supplied by purchasing electricity from Alabama Power Company and from Henderson Municipal Power & Light.

            SELECTED CONSOLIDATED FINANCIAL INFORMATION

Five year financial review
--------------------------

($ millions except per share)              1998    1997    1996    1995    1994
                                           ----    ----    ----    ----    ----
Sales                                   $ 4,183 $ 4,521 $ 4,267 $ 4,327 $ 3,781
Operating earnings (loss)                   104    (103)     88     430     408
Earnings (loss) from continued
 operations                                  73    (121)     81     283     232
Loss from discontinued operations           (31)   (247)    (30)     (3)    (51)
                                        -------- ------- ------- ------- -------
Net earnings (loss)                          42    (368)     51     280     181

Total assets                              3,343   4,559   4,830   5,271   4,679
Long term debt (net of current portion)     917   1,053     884     934   1,012

Per common share ($)
 Earnings (loss) from continued
  operations
  Basic                                     .54   (1.00)    .60    2.22    1.83
  Fully diluted                             .54   (1.00)    .60    2.10    1.77
 Net earnings (loss)
  Basic                                     .29   (2.99)    .36    2.20    1.42
  Fully diluted                             .29   (2.99)    .36    2.08    1.36
 Cash dividends declared                    .20     .30     .60     .60     .60

Selected quarterly information
------------------------------

($ million except per share)

                          1998 Quarters                    1997 Quarters
               ------------------------------- ---------------------------------
                  IV      III       II      I       IV     III       II      I
                 ----    -----     ----    ---     ----   -----     ----    ---
Sales          $ 965  $ 1,146  $ 1,082  $ 990  $ 1,067 $ 1,140  $ 1,219 $ 1,095
Earnings (loss)
 from
 continuing
 operations       (4)      77       (9)     9     (146)     11        6       8
Earnings (loss)
 from
 discontinued
 operations        8       --      (46)     7     (205)    (13)     (11)    (18)
Net earnings
 (loss)            4       77      (55)    16     (351)     (2)      (5)    (10)
Per common
 share ($)
 Earnings (loss)
  from
  continued
  operations
  Basic         (.04)     .60     (.08)   .06    (1.18)    .08      .04     .05
  Fully diluted (.04)     .56     (.08)   .06    (1.18)    .08      .04     .05
 Net earnings
  (loss)
  Basic          .02      .60     (.45)   .12    (2.83)   (.02)    (.05)   (.09)
  Fully diluted  .02      .56     (.45)   .12    (2.83)   (.02)    (.05)   (.09)
 Dividends paid  .05      .05      .05    .05      .05     .05      .05     .15

Dividends

   During  the  past two years the Company declared the  following dividends:

     ($ millions)                                   1998   1997
                                                    ----   ----
     Class B preferred shares
       Series 8                                      1.2    1.0
       Series 10                                     2.6    1.9
     Common shares                                  24.8   37.3

   On February 10, 1999 the Board of Directors declared a dividend of $.05 per common share payable on March 18, 1999 to shareholders of record on February 25, 1999. The Board of Directors also declared the stated dividends on the preferred shares.

   The  Company  has  a  dividend  reinvestment  plan.   For  more
information on the plan please contact Montreal Trust Company of Canada at 1-800-660-5552.

   The terms of issue of the Company's preferred shares prohibit the declaration or payment of any dividends, other than stock dividends in common shares, unless all accrued dividends on such preferred shares have been paid or set apart for payment.

   Dividends paid to US shareholders are subject to a 15% Canadian non-resident withholding tax.

                MANAGEMENT'S DISCUSSION & ANALYSIS

   The MD&A is included in MB's 1998 Annual Report on pages 12  to
41. Since March 1, 1999, the date of the publication of the MD&A in the Annual Report, and March 26, 1999, the date of this AIF, the following events have occurred:

   An agreement was reached between the BC Government and the Company related to tenure expropriated for parks. The agreement is discussed on page 9 of this AIF under the section British Columbia forest land use.

   US Customs has proposed to reclassify products previously exempted from quota limitations. This development is discussed on page 11 of this AIF under the section softwood lumber quota.

                       MARKET FOR SECURITIES

   Montreal Trust Company of Canada (Vancouver, Calgary, Regina, Winnipeg, Toronto, Montreal) and Bank of Nova Scotia Trust Company of New York are the Company's transfer agents and registrars.

  The Company's shares are listed on the following exchanges:

      Common shares listed: Toronto, Montreal and Vancouver stock exchanges. Common shares quoted: NASDAQ.
      Class B preferred shares series 8 and 10 listings:  Toronto,
         Montreal and Vancouver stock exchanges.
      Ticker symbols:  Canadian stock exchanges -- MB; NASDAQ -- MMBLF

                      DIRECTORS AND OFFICERS

   Excluding the common shares voting control of which is held by TMI-FW, Inc., of which T.M. Taylor is President and sole shareholder, the directors and officers of the Company as a group beneficially owned 186,632 common shares on March 8, 1999. This number, which includes qualifying shares of directors, represents less than 1% of the principal amount of all common shares outstanding. TMI-FW, Inc. has voting control over 12,612,223 common shares representing 10.44% of the number of issued and outstanding common shares.

Directors
---------

   On March 8, 1999 the name and municipality of residence of each director of the Company, the date when each became a director and the principal occupation of each during the past five years were as follows:

                                         Director     Positions held
Name                  Address              Since   during past five years
----                  -------            --------  ------------------------
J.T. Arnold           West Vancouver, BC   1992    Senior Vice-President of
                                                   Tilbury Cement Limited
                                                   (cement and construction
                                                   materials).

D.C. Davenport        West Vancouver, BC   1981    Vice-Chairman of the Board;
                                                   Partner of Davis & Company
                                                   (barristers and solicitors).

I.W. Delaney          Toronto, Ontario     1996    Chairman of Sherritt
                                                   International Corporation
                                                   (nickel and oil producer).

R.F. Haskayne, O.C.   Calgary, Alberta     1994    Chairman of the Board since
                                                   1996. Chairman of the Board
                                                   TransCanada PipeLines Limited
                                                   (pipelines and energy
                                                   services) since July 1998;
                                                   prior to which he was
                                                   Chairman of Nova Corporation
                                                   (pipelines  and
                                                   petrochemicals).

D.L. Marshall         Green Valley,        1996    Corporate director since
                      California                    1998; prior to which he was
                                                   Vice-Chairman of The Pittston
                                                   Company (natural resources
                                                   and specialized
                                                   transportation services).

W.C. Minnick          Boise, Idaho         1997    Chairman and Chief Executive
                                                   Officer of SummerWinds Garden
                                                   Centers, Inc. (retail garden
                                                   nurseries) since March 1998;
                                                   prior to which he was a
                                                   private investor and
                                                   President and Chief Executive
                                                   Officer of TJ International,
                                                   Inc. (engineered lumber
                                                   products); Director of the
                                                   Company 1993 to April 1996.

C.E. Ritchie, O.C.   Don Mills, Ontario    1994    Corporate Director since
                                                   1995; prior to which he was
                                                   Chairman of the Board of
                                                   Directors of The Bank of Nova
                                                   Scotia (banking and financial
                                                   services).

J.St.C. Ross         West Vancouver, BC    1990    Corporate Director.

W.T. Stephens        Vancouver, BC         1997    President and Chief Executive
                                                   Officer since September 1997;
                                                   prior to which he was
                                                   President of Manville
                                                   Corporation.

D.W. Strangway, O.C. Vancouver, BC         1986    President and Chief
                                                   Executive Officer
                                                   of the Canada Foundation for
                                                   Innovation since April 1998;
                                                   prior to which he was
                                                   President of The University
                                                   of British Columbia
                                                   (educational institution).

                                  -21-

                                        Director         Positions held
Name                 Address              Since      during past five years
----                 -------            --------   -----------------------------

Directors (continued)
---------------------
T.M. Taylor          Fort Worth, Texas     1997    President of Thomas M. Taylor
                                                   & Co. and TMI-FW, Inc.
                                                   (investment consulting).

J.S. Walton          Victoria, BC          1988    Chairman and former
                                                   President of Endeavour
                                                   Financial Corporation
                                                   (corporate and financial
                                                   advisory services).

  The term of each director expires on April 21, 1999, the date of the Company's Annual General Meeting, when new directors will be elected for the ensuing year. From among its members, the Board appoints a number of committees with specific duties. The members of the Audit Committee are D.L. Marshall (Chairman), J.T. Arnold, C.E. Ritchie and J.S. Walton. There is no executive committee.

Officers
--------


   On March 8, 1999 the name and municipality of residence of each officer of the Company and the principal occupation of each during the past five years were as follows:

                                                   Positions held
Name                       Address              during past five years
----                       -------              ----------------------------
Executive Officers
------------------
W.T. Stephens           Vancouver, BC           President and Chief Executive
                                                Officer since 1997; prior to
                                                which he was President of
                                                Manville Corporation.

R.K. Purchase           West Vancouver, B.C.    Executive Vice-President and
                                                Chief Operating Officer since
                                                November 1998; prior to which
                                                he was President and Chief
                                                Executive Officer of TimberWest
                                                Trust (forest land holdings
                                                trust).

R. Anderson             Blaine, Washington      Senior Vice-President,
                                                Environment and Technology
                                                since January 1998;
                                                prior to which he was Senior
                                                Vice-President, Science and
                                                Technology, of Manville
                                                Corporation.

F.V. Ernst              Montgomery, Alabama     Senior Vice-President,
                                                Packaging Group and President,
                                                MacMillan Bloedel Packaging Inc.

A.D. Laberge            Vancouver, BC           Senior Vice-President, Finance
                                                since January 1998; prior to
                                                which she was Vice-President,
                                                Treasurer.

C.D. Neeser             North Vancouver, BC     Senior Vice-President, Solid
                                                Wood Group.

C.G. Quintin            West Vancouver, BC      Senior Vice-President,
                                                Distribution since 1996; prior
                                                to which he was Vice-President,
                                                Operations, Distribution Group
                                                since 1995; prior to which he
                                                was Vice-President and General
                                                Manager, Western Canada of IBM
                                                (information handling equipment,
                                                services and systems).
Officers
--------
T.L. Barber             Prattville, Alabama     Vice-President, Converting,
                                                Packaging Group since 1997;
                                                prior to which he was Vice-
                                                President of Island Container
                                                Inc. (containerboard and
                                                packaging).

                                                       Positions held
Name                    Address                    during past five years
----                    -------                 -----------------------------

Officers (continued):
--------
J.M. Beaman             Toronto, Ontario        Vice-President, Eastern
                                                Operations, Solid Wood Group
                                                since September 1998; prior to
                                                which he was General Manager,
                                                Alberni Specialties, Paper
                                                Group.

W.N. Cafferata          West Vancouver, BC      Vice-President, Chief Forester.

Y.L. Coady              Vancouver, BC           Vice-President Environmental
                                                Enterprise since January 1999;
                                                prior to which she was
                                                Vice-President, Environmental
                                                Affairs.

J.F. Connor             Nanaimo, BC             Vice-President, Re-engineering,
                                                Solid Wood Group since March
                                                1999; prior to which he was
                                                Vice-President, Woodlands.

J.W. Emerson            Camden, Alabama         Vice-President, Primary
                                                Manufacturing, Packaging Group
                                                since 1996; prior to which he
                                                was Vice-President, Primary
                                                Manufacturing, MacMillan
                                                Bloedel Packaging Inc.

R.G. Ford               North Vancouver, BC     Vice-President, Business
                                                Transformation - Finance since
                                                January 1999; prior to which he
                                                was Vice-President, Controller.

T.R. Holmes             Nanaimo, BC             Vice-President, Woodlands,
                                                Solid Wood Group since March
                                                1999; prior to which he was
                                                General Manager, Woodlands.

G.H. Johncox            Burnaby, BC             Vice-President, Human Resources.

C.G. Kennedy            North Vancouver, BC     Vice-President, Tax and
                                                Controller since January 1999;
                                                prior to which he was Vice-
                                                President, Taxation and Risk
                                                Management since 1997; prior to
                                                which he was Vice-President,
                                                Taxation since 1995; prior to
                                                which he was Director, Taxation.

C.J. Kimball            North Vancouver, B.C.   Vice-President, Information
                                                Technology since October 1998;
                                                prior to which she was self-
                                                employed - Kimball Consulting
                                                Group on contract to the
                                                Company to work on Y2K and
                                                information technology projects
                                                since 1996; prior to which she
                                                was Project Manager/Consultant
                                                at Anderson Consulting
                                                (consulting); prior to which
                                                she was Project Manager at Epic
                                                Data (high tech data
                                                collection).

N.B. Kulla              Vancouver, BC           Vice-President and General
                                                Counsel since 1995;
                                                prior to which he was
                                                Vice-President and General
                                                Counsel of CBR Cement
                                                Corporation (cement and
                                                construction materials
                                                manufacturer).

G.E. Mynett             Vancouver, BC           Corporate Secretary and
                                                Associate General Counsel
                                                since 1997; prior to
                                                which he was Corporate
                                                Secretary.

K.R. Young              North Vancouver, BC     Vice-President, Lumber
                                                Manufacturing and Marketing
                                                since 1997; prior to which he
                                                was Vice-President, Cedar
                                                Lumber.

                      ADDITIONAL INFORMATION

     Reference is made to the section of the Company's 1998 Annual Report entitled "Management's Discussion & Analysis" (MD&A) which is incorporated herein by reference.

  (1) The Company will provide to any Person, upon request to the Corporate Secretary and Associate General Counsel of the Company:

       (a) when securities of the Company are in the course
           of a distribution pursuant to a short form prospectus or  a
           preliminary  short  form  prospectus  has  been  filed   in
           respect of a distribution of its securities,

           (i) one copy of the AIF of the Company, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF,

          (ii)  one  copy  of  the  comparative  financial
                statements of the Company for its most recently completed financial year together with the accompanying report of the auditor and one copy of any interim financial statements of the Company subsequent to the financial statements for the Company's most recently completed financial year,

          (iii) one copy of the management proxy circular
                (or information circular) of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors or one copy of any annual filing prepared in lieu of that proxy/information circular, as appropriate, and

           (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

       (b) at any other time, one copy of any other documents referred to in (1) (a) (i), (ii) and (iii) above, provided the Company may require the payment of a reasonable charge if the request is made by a Person who is not a security holder of the Company.

  (2)  Additional   information  including   directors'   and
       officers' remuneration and indebtedness, principal holders of the Company's securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Company's management proxy circular (information circular) for its most recent annual meeting of shareholders that involved the election of directors, and that additional financial information is provided in the Company's comparative financial statements for its most recently completed financial year.

   Copies of the above documents will be provided to security holders of the Company upon request to the Corporate Secretary and Associate General Counsel at the Company's head office: 2nd Floor, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2. Telephone numbers: (604) 661-8310 or (604) 661-8302; fax number:  (604) 687-2314.

                         GLOSSARY OF TERMS

                             PRODUCTS

Solid Wood

High value/quality cedar      --  numerous grades of specialty products
   lumber products                including bevel siding, channel siding,
                                  tongue and groove products (suitable for panelling) and patio grades for decking

High value/quality whitewood  --  high value lumber extracted from hemlock,
   lumber products                balsam, spruce and fir logs to achieve the
                                  maximum value for specific customers and export markets. A significant volume of this lumber is remanufactured locally for further reprocessing into higher value products such as window and door components

Custom cut lumber             --  high value lumber manufactured in non-
                                  traditional methods at non MB mills

Dimension lumber              --  lumber cut and planed to standard sizes and
                                  lengths nominally 2 X 4 inches through
                                  2 X 12 inches in cross section by 8 to 24 feet in length

Panelboards
Panelboards                   --  plywood, OSB and particleboard

Oriented strandboard (OSB)    --  a structural panelboard made by bonding
                                  under heat and pressure, large thin wafers of wood which are "oriented" in perpendicular layers. The result is a strong, water-resistant panel ideal for wall and roof sheathing, sub-flooring and underlayment

Particleboard                 --  a product made by bonding clean sawdust and
                                  planer shavings with wax and resin to
                                  produce a panel with surface consistency ideal for overlaying and subsequent manufacturing into shelving and cabinet components, furniture and other industrial components and underlayments

Specialty board               --  a product using particleboard with either
                                  melamine, vinyl or paper overlays

Engineered lumber

Engineered lumber             --  a high quality substitute for the
                                  structural lumber traditionally obtained from large diameter trees, including structural framing and industrial products.
                                  Specific products manufactured by Trus
                                  Joist MacMillan are Parallam(r),
                                  TimberStrand(r), Microllam(r) and
                                  TJI(r)-joists

Microllam(r)                  --  laminated veneer lumber made from
                                  sheets of veneer peeled from second-growth trees and used for headers, beams and high quality flanges for TJI(r)-beam joists

Parallam(r)                   --  parallel strand lumber headers, beams,
                                  columns and posts made from 8 foot
                                  (3 metre) veneer strands taken from small-diameter, second-growth trees which are bonded through a patented microwave pressing process into a variety of large sizes suitable for heavy load bearing applications

TimberStrand(r)               --  laminated strand lumber manufactured from 12
                                  inch (300 mm) strands of wood to create
                                  create strong, stable lumber for both
                                  industrial and structural use. It uses fibre from formerly non-commercial species such as as aspen and poplar

TJI(r)-joists                 --  Wooden members made of two pieces of
                                  laminated veneer lumber held together with a web of oriented strandboard (OSB), used as a support for a ceiling or floor. Used as a substitute for wide dimensional lumber

                         GLOSSARY OF TERMS

Packaging

Containerboard                --  linerboard and corrugating medium (medium)
                                  used to produce corrugated containers

Corrugated containers         --  boxes made with medium corrugated (fluted)
                                  between sheets of linerboard

Sheet plants                  --  plants that purchase sheets from corrugator
                                  plants to manufacture corrugated containers

Sheet feeder plants           --  corrugator plants that exclusively
                                  manufacture containerboard for supplying sheets to corrugated container plants

SpaceKraft(r)                 --  a recyclable intermediate bulk container
                                  for transporting and storing liquid foods and non-hazardous chemicals. It is a continuously wrapped, eight-ply corrugated sleeve which has no manufacturer's joint, no wood or metal components, and can withstand more than 40,000 pounds of compression

Discontinued operations

Medium density fibreboard     --  a panel product made from a combination
  (MDF)                           of resin, wood chips and sawdust/shavings.
                                  MDF has a very fine surface and can be
                                  edge machined, moulded, shaped, painted or glued, and is well suited for furniture manufacturing and millwork

Newsprint                     --  paper produced principally from mechanical
                                  pulp or chemi-thermomechanical pulp for use in newspapers

Groundwood printing paper     --  paper with mechanical pulp as its major
                                  component including newsprint as well as other grades with higher brightness and smooth surface characteristics

                           MEASUREMENTS

Units

fbm                           -- foot board measure (board foot) -- one
                                  square foot of lumber one inch thick

hectare                       -- 2.471 acres

m3                            -- cubic metre or 35.315 cubic feet

k m3                          -- thousand cubic metres

Mfbm (MMfbm)                  -- thousand (million) foot board measure

mm                            -- millimetre

Msq.ft. 3/8" (MMsq.ft.  3/8") -- thousand (million) square feet, 3/8 inch thick

tonne                         -- metric ton -- 1,000 kilograms or 2,204 pounds

k tonnes                      -- thousand tonnes

Capacities

allowable annual cut (AAC)    -- the average volume of timber which the holder
                                 of a tree farm licence, forest licence or timber sales licence from the Province of BC may harvest annually under the licence in a five year cut control period

available annual cut          -- the volume of timber available to harvest
                                 annually from government regulated forests plus the planned harvests from MB owned forests

annual productive capacity    -- the number of units which can be produced in
                                 a year based on operations over a long term period with the normal number of shifts and maintenance interruptions

capacity utilization or       -- production divided by the annual capacity
   operating rate                averaged over the production period

                      CORPORATE ABBREVIATIONS


The Company              --  MacMillan Bloedel Limited as a corporation
                                (parent company, and includes BC Solid Wood operations)

MB or MacMillan Bloedel  --  MacMillan Bloedel Limited and its
                                subsidiaries and proportionate share of
                                joint ventures (when MB is used it may
                                refer to the Company, any subsidiary or combination thereof)


ACC                      --  American Cemwood Corporation (closed April 8, 1998)
                                (cement-fibre roofing operation in Oregon)

CTCo                     --  Canadian Transport Company Limited (MB sold in
                                1997)
                                (worldwide deep sea shipping/transportation)

Eagle                    --  Eagle Forest Products Limited Partnership (MB
                                owns 70%, 90% in January 1999)
                                (OSB mill in New Brunswick)

GFL                      --  Green Forest Lumber Limited (on January 1,
                                1999 Green Forest Lumber Corporation and its subsidiaries were amalgamated into Green Forest Lumber Limited)(Ontario lumber producer and eastern North American lumber/OSB marketer)

MacBath                  --  MacMillan Bathurst Limited Partnership (MB
                                owned 50% until sold in August 1998)(Canadian corrguated container manufacturer)

MBBM                     --  MacMillan Bloedel Building Materials
                                (North American building material
                                distribution centres)

MG                       --  MacMillan Guadiana, S.A. de C.V. (MB owns 95%)
                                (Mexican building materials manufacturer)

MBPI                     --  MacMillan Bloedel Packaging Inc.
                                (US packaging operations)

MBKK                     --  MacMillan Bloedel K.K.
                                (Japanese marketing subsidiary; mainly sells
                                MB produced lumber)

North Superior           --  MacMillan Bloedel North Superior Forest
                                Products Limited Partnership
                                (MB owns 100%) (formerly Jager Strandboard
                                Limited Partnership)
                                (OSB mill in Ontario)

Saskfor MacMillan        --  Saskfor MacMillan Limited Partnership (MB owns
                                50%)
                                (OSB, plywood and lumber mills in
                                Saskatchewan)

TJM                      --  Trus Joist MacMillan, a Limited Partnership
                                (MB owns 49%)
                                (engineered lumber manufacturer and
                                marketer)

EXHIBIT 2 (a)

-----------------------------------------------
Management's Discussion & Analysis

Financial Summary

                          ---------------- -------------  ------- -------------
                                              Change                Change
($ millions)                 1998    1997  1998 vs. 1997    1996  1997 vs. 1996
-------------------------------------------------------------------------------
Sales                      $4,183  $4,521     $(338)      $4,267     $  254
-------------------------------------------------------------------------------
Operating earnings
 restructing and other
 unusual charges              182      98        84          130        (32)
Restructuring and
 other unusual charges        (78)   (201)      123          (42)      (159)
-------------------------------------------------------------------------------
Operating earnings (loss)     104    (103)      207           88       (191)
Other income                  138      63        75          104        (41)
Debt retirement costs         (42)     --       (42)          --         --
Interest expense             (108)    (98)      (10)        (102)         4
-------------------------------------------------------------------------------
                               92    (138)      230           90       (228)
Income tax (expense)
 recovery                     (19)     17       (36)         (15)        32
After tax earnings of
 affiliates                    --      --        --            6         (6)
-------------------------------------------------------------------------------
Earnings (loss) from
 continuing operations          3    (121)      194           81       (202)
Loss from discontinued
 operations                   (31)   (247)      216          (30)      (217)
-------------------------------------------------------------------------------
Net earnings (loss)        $   42  $ (368)    $ 410       $   51     $ (419)
-------------------------------------------------------------------------------

The Management's Discussion and Analysis (MD&A) should be read in conjunction with the consolidated financial statements and accompanying notes. Reference is particularly made to the Consolidated Statement of Earnings on page 45 and Note 21 which report financial information about MB's earnings, business and geographic segments for 1998, 1997 and 1996. As in the notes, "MacMillan Bloedel" or "MB" means MacMillan Bloedel Limited and its subsidiaries and proportionate share of joint ventures and "Company" means MacMillan Bloedel Limited as a corporation.

In the fourth quarter of 1997 an intensive business review and assessment (Strategy Review) took place following the appointment of the Company's new President and Chief Executive Officer. This Strategy Review resulted in several actions being taken during 1998: MB's workforce was considerably reduced, costs were lowered, the Paper and Medium Density Fibreboard (MDF) businesses were sold, and continuing operations were restructured with a focus on improved profitability. The costs associated with these actions were largely provided for in 1997.

As a result of the divestiture plans announced at the beginning of 1998, MB's financial statements were divided into two distinct components: continuing operations and discontinued operations. Continuing operations include Solid Wood, Engineered Lumber, Distribution, Packaging, Green Forest Lumber ("GFL") and Panelboards (including oriented strandboard (OSB)). Discontinued operations include Paper and MDF. For a description of each continuing business segment see Note 21 to the financial statements on page 61.


12   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis

1998 Consolidated Results Compared with 1997

NET EARNINGS OVERVIEW

MB reported net earnings of $42 million ($.29 per share) for 1998 compared with a net loss of $368 million ($2.99 per share) for 1997. As a result of the Strategy Review significant unusual charges were recorded in 1997 relating to the disposition of discontinued operations in 1998 as well as for restructuring and other unusual items. The $84 million improvement in operating earnings before restructuring and other unusual charges resulted from much higher OSB prices and improved containerboard prices which more than offset lower Solid Wood results. Earnings from Solid Wood were adversely affected by the economic crisis in Japan, where historically the Company has sold approximately half of its whitewood lumber. Overall, changes in key foreign currencies favourably impacted 1998 earnings. (See exchange on page 15.)

The $78 million pre-tax charge for restructuring and other unusual items recorded against 1998 earnings is comprised of a $63 million provision for funding a subsidiary company's estimated working capital requirements associated with the administration and resolution of roofing product claims and a $15 million restructuring charge for employee severance and other costs associated with cost reduction initiatives under way in the Solid Wood divisions and administrative functions. This restructuring is expected to be completed by mid-1999. The $201 million pre-tax charge against 1997 results from continuing operations comprised $145 million for restructuring costs and $56 million for other unusual charges. The restructuring costs, a consequence of the Strategy Review in late 1997, included $69 million related to severance costs for approximately 1,400 employees and $60 million for the write-down of specific investments and capital assets to their estimated realizable value. These assets included various sawmill, panelboard and forestry operations, research and development facilities and MB's remaining investment in American Cemwood ("ACC"), a cement-fibre roofing operation. The other unusual charges against operating earnings were primarily related to a provision for funding ACC's working capital requirements, including its product claims.

Other income increased $75 million in 1998 reflecting the $98 million ($67 million after tax) gain on the sale of the Company's 50% partnership interest in MacMillan Bathurst ("MacBath") which exceeded, by approximately $54 million, the pre-tax gain realized on the sale of MB's transportation, log towing and barging operations in 1997. During 1998 investment income also increased reflecting the cash proceeds from dispositions.

One of the goals for 1998 was to use the proceeds from the sale of non-core businesses to pay down debt. During 1998, $906 million of debt was repaid, including $566 million of long term debt retired prior to maturity and $237 million specifically related to the discontinued MDF operations. The $42 million cost of the early debt retirement program will be recouped through reduced future interest payments. With the majority of the debt repaid in late 1998 and a significant portion of debt being allocated to discontinued operations throughout 1997, the reported interest expense relating to continuing operations for 1998 was not reduced. However, when comparing total interest cost for both continuing and discontinued operations, interest expense decreased $18 million.

Page 30 of this MD&A includes a discussion of the discontinued operations comparing the net loss of $31 million in 1998 with the net loss of $247 million in 1997.


MacMillan Bloedel Limited 1998 Annual Report 13

-----------------------------------------------
Management's Discussion & Analysis

OPERATING EARNINGS OVERVIEW

                                           ----------------------------
($ millions)                                1998      1997      Change
-----------------------------------------------------------------------
Solid Wood                                 $  14     $ 108      $ (94)
Engineered Lumber                             62        52         10
Distribution                                   9         9         --
Packaging                                     71        22         49
All Other (includes OSB, GFL and other
 panelboard operations)                       80         5         75
-----------------------------------------------------------------------
    Total business segments                  236       196         40
Corporate                                    (58)      (70)        12
Inter-segment                                  4       (28)        32
-----------------------------------------------------------------------
Operating earnings before restructuring
 and other unusual charges                 $ 182     $  98      $  84
-----------------------------------------------------------------------

Solid Wood
Earnings decreased $94 million reflecting significantly lower whitewood lumber prices and shipments resulting from the severe downturn in the Japanese market. Logging operations' results were lower but they remained profitable. A significant reduction in operating costs mitigated the negative variance.

Engineered Lumber
Earnings rose $10 million and included a favourable exchange translation. Trus Joist MacMillan ("TJM") continued to make a significant contribution bolstered by the strong housing construction market in 1998.

Distribution
Earnings in 1998 remained unchanged at $9 million despite a 15% reduction in sales. During 1998 there was a significant strategic shift away from low margin non-MB produced commodity building material products.

Packaging
Earnings increased $49 million reflecting higher containerboard prices as well as the impact of lower costs for recycled corrugated containers and a favourable foreign exchange translation.

All Other
Earnings from MB's other businesses increased $75 million due to higher OSB prices. GFL earnings in 1998 were similar to 1997, with lower lumber prices offset by reduced costs.

Corporate and inter-segment
Lower corporate costs increased operating earnings by $12 million. Corporate overhead savings would have been even greater with the significant reduction in workforce had there not been consulting costs related to the Company's restructuring program. Results in 1997 were negatively impacted by the write-off of unutilized investment tax credits. Both years included a foreign exchange loss, with 1998 marginally greater than 1997. (See exchange on the opposite page.)

The $32 million favourable effect on earnings reported for inter-segment was primarily the result of a significant write-down in 1997 of pulp logs harvested by Solid Wood and sold to Paper.



14   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis





Exchange
Overall, exchange had a favourable impact on earnings in 1998.
Comparing average 1998 exchange rates to 1997, the Canadian dollar was approximately 7% weaker than the US dollar and 1% stronger than the Japanese yen. It is estimated that MB's 1998 operating earnings increased approximately $25 million due to changes in key foreign currencies, after taking into account foreign exchange currency hedging, which is reported in Corporate operating earnings.

In 1998 MB's sales by US operations in Packaging, Distribution and Engineered Lumber when translated into weaker Canadian dollars increased $143 million. However, from an earnings perspective, most of that increase was offset by the translation of cost of sales into Canadian dollars. Overall, exchange translations increased MB's consolidated 1998 sales by $175 million.


Comparative line chart of Exchange Rates, US$/Cdn$ and JPN Yen/US$, for 1994 - 1998


Earnings sensitivities
MB's earnings are sensitive to fluctuations in product prices and currency exchange rates. Based on 1998 production and annual productive capacity at December 31, 1998, changes in prices and exchange rates affect after tax earnings as follows:

                                                   --------------------------
                                                     Approximate annual
                                                     effect on net earnings
                                                   --------------------------
                                                       at 1998     at full
                                                      production  capacity
-----------------------------------------------------------------------------
Price sensitivity                                         ($ millions)
Lumber - $10 change per Mfbm (excludes Custom Cut)         5          6
Logs and chips (1) - $10 change per cubic metre           22         N/A
Oriented strandboard (2) - $10 change
 per Msq. ft. 3 /8"                                        4          5
Containerboard - $10 change per tonne                      6          6
-----------------------------------------------------------------------------

                                               ---------------------------------
                                                 Based on 1998 sales levels for
                                                      continuing operations
--------------------------------------------------------------------------------
Exchange sensitivity (3)
 Canadian dollar/US dollar - change of Cdn $.01                      2
 Canadian dollar/Japanese yen - change of one Japanese yen           2
--------------------------------------------------------------------------------

(1) This sensitivity shows the effect had all MB produced pulp log and chip sales in 1998 been external to MB even though until April 30, 1998 logs and chips were sold to MB's discontinued Paper business, which was effectively sold at that time. GFL sawmill produced chips are also sold to third parties.

(2) Includes proportionate share of joint ventures.

(3) Assumes no forward exchange contracts used to hedge the exposure to rate changes. These sensitivities only relate to net inflow of foreign currencies into Canada and are not related to the translation of profits from foreign operations into Canadian dollars




MacMillan Bloedel Limited 1998 Annual Report 15

-----------------------------------------------
Management's Discussion & Analysis

SALES OVERVIEW

While operating earnings in 1998, before unusual charges and corporate and inter-segment items, increased $40 million, the sales generating those earnings declined $338 million. This reduction reflects the decrease of non-MB produced building materials, notably commodity lumber and panelboard products on which profit margins are considerably lower. The decrease in sales would have been much more dramatic had there not been the favourable effect from the translation of US dollar sales into Canadian dollars. Prices (before exchange) for all MB produced products, except for lumber and logs, were higher. Sales volumes of MB produced lumber and corrugated containers were lower.
Lumber was affected by the poor Japanese market and corrugated container volumes by the sale of MacBath.


                   ------------------  ----------------------------------------
                        Sales                Change attributable to:
($ millions)        1998   1997 Change  Price(1) Volume(2) Other(3) Exchange(4)
-------------------------------------------------------------------------------
Sales by business
 segment
Solid Wood        $1,030 $1,329 $ (299) $ (134)  $ (175)   $ (6)    $   16
Engineered Lumber    565    479     86                       48         38
Distribution       1,459  1,718   (259)     22     (361)     11         69
Packaging          1,095  1,009     86      77      (54)      3         60
All Other(5)         620    635    (15)     (2)     (17)    (23)        27
Inter-segment(6)    (586)  (649)    63      13      110     (25)       (35)
-------------------------------------------------------------------------------
                  $4,183 $4,521 $ (338) $  (24)  $ (497)   $  8     $  175
-------------------------------------------------------------------------------

Key product sales external to MB
Lumber - MB
 produced         $  853 $1,079 $ (226) $ (119)  $ (135)   $        $   28
Logs and chips(6)    284    199      85    (16)     101                 --
Engineered lumber
 - TJM produced      601    496     105                      68         37
Panelboards - MB
 produced            314    228      86     45       26                 15
Non-MB produced
 building
 materials         1,080  1,489    (409)   (12)    (409)    (30)        42
Containerboard       321    255      66     43        3                 20
Corrugated
 containers          627    623       4     33      (60)                31
Other                103    152     (49)     2      (23)    (30)         2
-------------------------------------------------------------------------------
                  $4,183 $4,521 $  (338) $ (24)  $ (497)   $  8     $  175
-------------------------------------------------------------------------------

(1) Price (removing foreign exchange component) - Lumber prices for almost all grades were significantly lower reflecting the Asian crisis and oversupply in North America. OSB prices soared in 1998 from their depressed levels in 1997. Average 1998 prices for containerboard and corrugated boxes were higher than 1997 reflecting price increases in the last half of 1997 and early 1998. The effect on earnings of product price changes is summarized in the earnings sensitivities section on the previous page.

(2) Volume - During 1998 MB's strategy was to reduce the volume of low margin non-MB produced lumber and panelboard commodity products sold by Distribution. Solid Wood's BC lumber shipments to Japan were significantly lower than 1997. Containerboard volumes were higher than 1997 due to moderately shorter market closures in 1998. Corrugated container sales were lower in 1998, reflecting only eight months sales for MacBath which was sold August 31, 1998. Higher MB produced panelboard shipments reflected the strong OSB market. Log and chip sales external to MB were higher reflecting the sale of MB's discontinued Paper operations (see note 6 on the opposite page) and increased export log sales.



16   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis

(3) Other - Items which have not been analyzed as to price and volume changes include sales of engineered lumber produced by TJM and sold by Distribution and MBKK, revenue from transportation operations (sold during 1997) and sales of allied products by Distribution.

(4) Exchange - Represents 1998 sales denominated in foreign currencies multiplied by the difference between the average 1998 and 1997 exchange rates.

(5) All Other - OSB, GFL and other panelboard operations.

(6) Inter-segment and log and chip sales - Inter-segment sales are transacted at market values. Inter-segment sales eliminated logs and chips sold by Solid Wood to MB's discontinued Paper operations through April 30, 1998 which amounted to $24 million in 1998 and $109 million in 1997. Since May 1, 1998 these transactions have been reported as sales to external parties. Other inter-segment eliminations include sales of MB produced lumber and panelboards and TJM engineered lumber to Distribution. TJM engineered lumber and MB produced panelboards sold to Distribution increased while Solid Wood lumber sales to Distribution decreased in 1998.

Export sales
In 1998 MB's export sales from continuing Canadian operations were approximately $1 billion, or 25% of total consolidated sales, down approximately $200 million from 1997, with 56% going to the US and 30% to Japan, and the balance spread over numerous markets worldwide. In 1997 50% went to the US and 33% to Japan. Exports from US operations in both years were approximately US$100 million, most of which were to Latin America, Europe and Canada.

                                   ------------------------------------------
                                        Total  Canada  US   Japan  Other
-----------------------------------------------------------------------------
MB produced sales to third parties

BC lumber                          1998  656    21%    30%    35%    14%
  (MMfbm)(1)                       1997  781    17%    30%    37%    16%
                                   1996  791    18%    25%    42%    15%

Oriented strandboard (OSB)         1998  726    11%    89%    --     --
  (MMsq.ft. 3 /8")(1,2)            1997  657    14%    85%    --      1%
                                   1996  209    21%    78%     1%    --

Containerboard                     1998  635    10%    64%    --     26%
  (k tonnes)(3)                    1997  629    15%    60%    --     25%
                                   1996  589    19%    56%    --     25%
Other(4)
-----------------------------------------------------------------------------

(1) These consolidated sales differ from sales by business segments which include inter-segment sales.

(2) Includes MB's proportionate share of joint ventures.

(3) Excludes sales to MB's US packaging plants and 50% of the sales to MacBath's Canadian packaging plants until its sale on August 31, 1998.

(4) Sales of all other MB manufactured products by continuing operations and sold to customers not in Canada and the US, not included in this table, increased to approximately $105 million from $51 million in 1997. They mainly comprised logs exported to Japan and particleboard sold in Latin America.

Sales by producer
During 1998 sales of products manufactured by MB's continuing operations accounted for 53% of MB's consolidated sales, up from 49% in 1997. Products, mainly building materials, purchased from other suppliers for resale accounted for 26% of consolidated sales, which was considerably lower than previous years. MB's proportionate share of sales made by joint ventures increased to 21%.


MacMillan Bloedel Limited 1998 Annual Report 17

-----------------------------------------------
Management's Discussion & Analysis



RESULTS BY BUSINESS SEGMENT

Solid Wood

Bar chart showing Solid Wood Operating Earnings 1994 - 1999

Line chart showing Industry Lumber Prices (US$/Mfbm) 1994 -1998
(Source:  Random Lengths)


The severe economic downturn in Japan was the main reason for the $94 million decrease in Solid Wood's earnings which dropped to $14 million. Earnings were also affected by lower logging profits. Sales decreased $299 million to $1,030 million reflecting a significant drop in whitewood prices and shipments to Japan. Sales also declined due to lower non-MB produced sales by MBKK, the Company's Japanese marketing subsidiary, and lower chip sales volumes reflecting reduced sawmill production.

                            --------------------  -----------------------------
                                    Sales           Change attributable to:
($ millions)                  1998   1997 Change  Price  Volume  Other Exchange
-------------------------------------------------------------------------------
MB BC produced
- Lumber                    $  669  $ 912 $ (243) $(119) $ (140) $      $  16
- Logs(1)                      225    185     40    (19)     59            --
- Chips(1)                      32     30      2      2      --            --
Other(2)                       104    202    (98)     2     (94)   (6)     --
-------------------------------------------------------------------------------
                            $1,030 $1,329 $ (299) $(134) $ (175) $ (6)  $  16
-------------------------------------------------------------------------------

(1) Includes sales to MB's discontinued Paper operations. (See note 6 on page 17.)

(2) Mainly non-MB produced industrial wood products sold by MBKK in Japan as well as non-MB produced logs, chips and lumber sold in BC. (See note 2 on the opposite page.)



18   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis

Woodlands
Earnings from BC logging operations were 31% lower in 1998 than 1997 despite substantial cost reductions through co-design/co-management, a process which involves both union and non-union employees working together to develop a new approach to work practices. Although pulp log prices moderately improved and prices for sawlogs sold to third parties were similar in both years, the price of high grade whitewood logs sold to Solid Wood's sawmills decreased. The weak Japanese lumber market impacted both log values and volumes.

Logging costs in 1998 decreased approximately $17 per cubic metre following a cumulative per cubic metre increase of $23 since 1994. That increase was largely due to the implementation of the BC Forest Practices Code (FPC) and increased stumpage and royalty rates. Of the $17 decrease, $5 resulted from the BC Government's $8.10 reduction in stumpage rates effective June 1, 1998. There was also a significant decline in road expense, resulting from fewer kilometres of road built and improved cost per kilometre. The co-design/co-management process resulted in improved productivity and lower direct logging costs. Overhead costs were also reduced.


Line chart showing Industry Log Prices - BC Coast ($ per cubic metre)
     Prices charted:  Western Red Cedar sawlog; Hemlock sawlog; Hembal pulp log
     Source: Revenue Branch Ministry of Forests


Costs were further decreased since a greater percentage of the harvest in 1998 came from Company owned lands. In 1998 logs harvested from these private lands increased 409,000 m 3 from 1997. During early 1998, winter logging was curtailed due to sawmill shutdowns. In addition August and September 1998 were particularly difficult months for logging due to extreme fire hazard conditions.

In 1998 the Company exported 6% of its log harvest to Japan, favourably impacting sales by $56 million, as log exports were minimal in 1997. Also in 1998 Solid Wood imported almost 200,000 m3 (the equivalent of 4% of its harvest) of pulp logs to meet fibre commitments to pulp and paper companies.

Following are MB's allowable annual cut in BC, the Company's logs harvested and consumed and logs and chips (fibre) purchased and sold in 1998, 1997 and 1996:

                                                         ----------------------
Thousand cubic metres (k m3)                               1998   1997   1996
-------------------------------------------------------------------------------
Allowable annual cut (AAC)(1)                             5,600  5,900  6,000
Logs harvested - Crown lands                              3,612  4,203  4,763
               - private lands                            1,454  1,045    953
Logs consumed in Company sawmills (includes Custom Cut)   2,847  2,875  3,379
Logs purchased(2)                                         1,095  1,393    760
Logs sold(2)                                              3,455  2,859  2,984
Chips purchased(2)                                          651    986  1,106
Chips sold (including produced from Company sawmills
 and logs chipped)(2)                                     1,634  2,165  2,345
-------------------------------------------------------------------------------

(1) AAC is the volume of timber MB is allowed to harvest annually from government regulated forests. MB controls 843,000 hectares of such commercial Crown forest lands in BC. The Company also owns 223,000 hectares of commercial private forest lands in BC.

(2) The Company purchases and sells fibre to supply the best grade and species mix for MB's sawmills and to meet supply commitments to pulp and paper companies. MB's BC produced log and chip sales were 3,873 k m3 in 1998 and 3,711 k m3 in 1997.




MacMillan Bloedel Limited 1998 Annual Report 19

-----------------------------------------------
Management's Discussion & Analysis



VARIABLE RETENTION LOGGING (FOREST PROJECT) In June 1998, the Company announced a major initiative (the Forest Project) to increase conservation of old growth forest and replace clearcutting over a five year period with a more ecologically driven approach through the adoption of a system of stewardship zones, and the introduction of variable retention harvesting and silviculture systems. This change is to be implemented in ways that will enable the Company to be certified under any of the private systems currently emerging for forest certification, alleviating the pressure by environmentalists, particularly in Europe, of possible international boycotts aimed at ending the use of products made from BC's old growth forests. The Forest Project analysis concluded that MB could increase the overall conservation of old growth with a neutral impact on employment and costs by pursuing a strategy that focuses on conservation and retention of old growth in more contiguous, undeveloped areas, while concentrating commercial operations in second growth and already significantly logged old growth areas in a manner that emphasizes value over volume. MB's new harvest strategy stresses economic margin rather than harvest volume. The Company's experience thus far indicates that MB will be able to offset additional costs with technological innovation and improved performance.

Lumber
WHITEWOOD Total whitewood (hemlock and fir) lumber shipments in 1998 from the Company's mills on the West Coast of BC were 367 MMfbm, 47 MMfbm lower than 1997. This decrease was due to the economic crisis in Asia. Shipments to Japan, Solid Wood's largest market, were down 56 MMfbm or 21%. The sharply lower demand for lumber in Japan and South East Asia resulted in producers redirecting shipments to the robust US building materials market which was benefiting from low mortgage rates and a healthy economy. US housing starts were the highest in more than ten years. For MB's whitewood mills, significant redirection to the US market was not possible due to quota limitations under the Canada/US Softwood Lumber Agreement. Quotas were based on historical company sales into the US market, and the quota for MB's whitewood mills was limited, as was the case for most BC coastal mills, since their products had been primarily directed to Japan.

As a result of the weak market in Japan and limited access to the US, the Alberni Pacific ("APD") and Island Phoenix ("IPD") whitewood mills took market shutdowns in early October 1997 and were completely shut down from late November 1997 until mid-February 1998. They then started up on a one shift basis after new manning levels and cost targets had been developed by the employees involved in the co-design/co-management process. In April 1998 after the first shifts reached their targets, a second shift was added at each of these mills. In October 1998, IPD took a three week market shut due to a log shortage and US softwood lumber quota restrictions. Since mid-December 1998 IPD has been shut down due to the high cost of logs harvested on Crown lands. It is expected to start up in April 1999 once the cost issues have been addressed. Production during the first half of 1997 was also curtailed as the two whitewood mills took a combined ten weeks market downtime to control inventory levels. Throughout 1998, as in 1997, the Chemainus mill, which cuts much larger logs for very high grade lumber, continued to run three shifts.


20   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis



Compared to 1997, 1998 average whitewood lumber prices were down approximately 23% in Canadian dollars. In early 1997 lumber prices in Japan reached their highest level in several years. In the spring of 1997 the Japanese market became oversupplied and this situation, together with a volatile yen, caused pricing instability. Following a consumption tax increase in April 1997, the Japanese market experienced a significant slowdown. Consequently whitewood lumber prices began to slide and until mid-1998 dropped sharply as the economic situation in Japan further deteriorated. Since then, prices have bottomed as inventories became balanced and the yen strengthened.

MB's whitewood sales strategy in Japan has been to develop more specialized products and build brand loyalty with a growing customer base. As a result of the current Japanese downturn and the expectation that the Japanese economy will take two or three years to recover, Solid Wood has undertaken major restructuring efforts to lower costs and increase value. Other initiatives include accessing new markets, strongly lobbying the BC Government to lower the very high cost of logging and proposing tenure system reforms to implement a market driven basis for harvesting timber from Crown lands.

In 1998 the Company shipped approximately 76 MMfbm of BC remanufactured whitewood, including kiln dried products, compared to 91 MMfbm in 1997.

WESTERN RED CEDAR (WRC) The 1998 WRC sales volume of 214 MMfbm from MB's three BC mills was down 55 MMfbm from 1997. WRC markets, particularly in the US where the Company sells most of its WRC products, remained strong. Average prices in Canadian dollars increased approximately 7%, but were slightly lower in US dollars. While availability of premium timber is diminishing, the demand for high value WRC clear and appearance products continues to be strong. However, in 1998 the general oversupply in the US market for all lumber products also affected WRC prices as the price premium over substitute products widened.

During 1998 the Company's three WRC mills together curtailed operations for twelve weeks more than in 1997. Early in 1998, reduced logging activity resulted in a shortage of cedar logs, forcing two of the mills to shut down for two weeks in April. Later in the year the three mills took a combined shutdown of ten weeks, for planned maintenance, vacation and log shortages. During 1998 the New Westminster cedar sawmill increased its production of non-WRC products to 39 MMfbm or 41% of production.

MB markets specialty cedar products worldwide. North America is the key market for quality appearance products such as decking, panelling and sidings. In 1998 the collapse of the Japanese market caused the Company to redirect whitewood lumber to the US. This affected WRC shipments due to lack of quota.

YELLOW CEDAR, SITKA SPRUCE In 1998 the Company sold 54 MMfbm of high value Yellow Cedar and Sitka Spruce. Prices were significantly lower in 1998 and production declined due to weak Asian markets where the majority of these products are sold.


MacMillan Bloedel Limited 1998 Annual Report 21

-----------------------------------------------
Management's Discussion & Analysis


The Company's BC sawmills operated at 79% of capacity in 1998 compared with 82% in 1997.


------------------                                         -------------------
Annual productive
 capacity at                                                   Production
December 31, 1998                                          1998   1997   1996
------------------------------------------------------------------------------
 (MMfbm)                 Lumber - BC Sawmills
                         Whitewood/Western Red Cedar
         180             Alberni Pacific, Port Alberni(1)   123    115    161
         155             Island Phoenix, Nanaimo(1)          98     90    146
         100             Chemainus                          100    102     97
          76             Somass, Port Alberni                66     75     75
         106             New Westminster                     96    102     87
         122             Canadian White Pine, Vancouver     101    120    118
------------------------------------------------------------------------------
         739                                                584    604    684
                         Custom Cut, Vancouver               73     59     72
------------------------------------------------------------------------------
                                                            657    663    756
------------------------------------------------------------------------------
 (km3)                   Chips - BC sawmills                708    760    893
------------------------------------------------------------------------------

                                                                  Sales
                                                       -----------------------
(MMfbm)                  MB produced lumber - BC(2)         635    749    758
------------------------------------------------------------------------------

(1) These mills were closed from early October 1997 to mid-February 1998. As a result of restructuring and market changes they re-opened in 1998 on a one shift basis, instead of the three shift basis which these capacities reflect. In April 1998 they added a second shift.

(2) A signficant portion of sales are to Distribution (particularly WRC).

                                               ------------------------------
                                                1998  1997  1996  1995  1994
-----------------------------------------------------------------------------
Japanese housing starts (millions of units)     1.20  1.39  1.64  1.47  1.57
Canadian housing starts (thousands of units)     139   148   123   113   154
US housing starts (millions of units)           1.61  1.48  1.47  1.36  1.45
Japanese softwood consumption (MMMfbm)          8.8  10.51  1.31  1.31  1.7

US residential construction (MMMfbm)           21.6  19.4  19.9  18.6  20.1
US repair and remodeling (MMMfbm)              19.1  18.5  17.8  15.6  16.0
US other construction (MMMfbm)                 13.2  13.2  12.7  12.7  12.3
-----------------------------------------------------------------------------
US total softwood lumber demand (MMMfbm)       53.9  51.1  50.4  46.9  48.4
-----------------------------------------------------------------------------
Source: RISI

Five year price graphs for lumber products are on pages 18 and 28 and for OSB and plywood on page 28.


22   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis


Engineered Lumber


Bar chart showing MB's 49% share of adjusted TJM Operating Earnings (Cdn $ millions) for 1994 - 1998



Bar chart showing MB's share of TJM Sales (Cdn $millions) for 1994 -
1998





MB has a 49% interest in Trus Joist MacMillan ("TJM"), the world's largest engineered lumber producer. In 1998 MB's share of TJM's operating earnings (after adjustments) was $62 million, $10 million higher than 1997. In US dollars, MB's share of operating earnings increased $4 million to $42 million. Very strong US residential construction activity and the demand for high quality resource efficient products contributed to TJM's sales which increased 10% in US dollars to US$778 million. This sales increase occurred despite very low prices for commodity substitutes. Builders who have used TJM products over the years continued to do so because of the high structural quality and better value that engineered lumber products provide. During the year, very attractive prices for commodity lumber made it difficult to convert builders who had not previously used TJM's products. Earnings were impacted by the dramatic rise in the cost of OSB which is used as a raw material in the manufacture of I-joists.

TJM's net earnings after income taxes were US$90 million in 1998 compared to US$81 million in 1997. TJM's sixteen manufacturing plants
(two in Canada and fourteen in the US) produce Microllam(r) laminated veneer lumber (LVL), Parallam(r) parallel strand lumber (PSL), Timberstrand(r) laminated strand lumber (LSL) and TJI(r)-joists. TJM's new US$45 million LVL and TJI(r)-joist plant in Alabama commenced production in the fourth quarter of 1998.







MacMillan Bloedel Limited 1998 Annual Report 23

-----------------------------------------------
Management's Discussion & Analysis




Distribution



Bar chart showing Distribution Operating Earnings ($ millions) for 1994
- 1998


Comparative Bar chart showing Distribution Sales ($ millions) (Total Sales and MB or TJM Produced Sales) for 1994 - 1998.






MB's North American Distribution business markets lumber and panelboards produced by MB, engineered lumber manufactured by TJM and building materials and related products made by other suppliers. Most of the MB produced lumber sold by Distribution is WRC sold in the US. Earnings of $9 million in 1998 were unchanged from 1997. Margins improved during a year when the business undertook a major restructuring and focused on improved profitability and lower operating costs. During 1998 seven distribution centres (two in Canada and five in the US) and three other branch locations were closed and operations concentrated on distributing MB's cedar and TJM's engineered lumber products. Customers continue to be served by the remaining 30 centres (twelve in Canada and eighteen in the US).

Sales decreased $259 million or 15% reflecting increased emphasis on cedar and engineered lumber and significantly reduced levels of lower margin commodity products. Had it not been for the favourable exchange rate used in converting US operation sales to Canadian dollars, sales would have declined $328 million or 19%.

In 1998 Distribution sold 660 MMfbm of non-MB produced lumber, down 32% from 975 MMfbm in 1997. In 1998 products made by MB or affiliates accounted for 22% of Distribution's lumber shipments (17% - 1997), 34% of its panelboard shipments (26% - 1997) and virtually all of its engineered lumber sales. Although 1998 prices for WRC were higher in both US and Canadian dollars, WRC margins decreased in 1998 from levels achieved in 1997 when prices were sharply rising.

                          --------------------- -------------------------------
                                  Sales            Change attributable to:
($ millions)              1998    1997  Change  Price  Volume  Other  Exchange
-------------------------------------------------------------------------------
Lumber                   $  674 $  898  $(224)  $ (1)  $ (256) $      $    33
Engineered lumber           386    318     68                     45       23
Panelboards                 209    284    (75)     23    (105)              7
Other                       190    218    (28)                   (34)       6
-------------------------------------------------------------------------------
                         $1,459 $1,718  $(259)  $ 22   $ (361) $  11  $    69
-------------------------------------------------------------------------------



24   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis


Packaging


Bar chart showing Packaging Operating Earnings ($ millions) for 1994 -
1998



Comparative line chart of Containerboard Prices US East Coast (US
$/ton), comparing 42 lb. Unbleached Kraftliner to 26 lb. Semichemical
Medium for 1994 - 1998.   Source:  RISI



Higher average containerboard prices resulted in 1998 earnings increasing $49 million to $71 million. Earnings from US packaging operations increased US$31 million, causing operating earnings when translated into Canadian dollars to increase an additional $15 million. Sturgeon Falls' corrugating medium operating results also improved due to higher prices, but operating earnings in Canada were reduced by the inclusion of only eight months of results for MacMillan Bathurst ("MacBath"), which was sold at the end of August 1998. Sales increased $86 million despite a $63 million decrease in MB's share of MacBath's sales. The translation of US dollar sales into weaker Canadian dollars increased sales by $60 million in 1998 over 1997.

                           ---------------------- ------------------------------
                                     Sales           Change attributable to:
($ millions)                 1998   1997  Change  Price Volume  Other  Exchange
-------------------------------------------------------------------------------
Containerboard             $  489 $  388  $ 101   $ 61  $  10   $      $  30
  Less sales to corrugated
   container plants          (168)  (133)   (35)   (18)    (7)           (10)
-------------------------------------------------------------------------------
                              321    255     66     43      3             20
-------------------------------------------------------------------------------
Corrugated containers         459    392     67     19     17             31
  50% of MacMillan
   Bathurst(1)                168    231    (63)    14    (77)            --
-------------------------------------------------------------------------------
                              627    623      4     33    (60)            31
-------------------------------------------------------------------------------
Wood products (lumber
 and plywood)                 103     95      8     (2)     3              7
-------------------------------------------------------------------------------
Other (includes Bulk
 Packaging)                    44     36      8      3     --       3      2
-------------------------------------------------------------------------------
                           $1,095 $1,009  $  86   $ 77  $ (54)  $   3  $  60
-------------------------------------------------------------------------------

(1) MB's interest in MacBath was sold effective August 31, 1998.

Containerboard
As a result of excess supply, prices for containerboard during 1997 continued to fall until mid-year, reaching their lowest level in over ten years. The improved supply/demand balance later in 1997 resulted from good growth in box shipments, a stronger export market and considerable industry downtime earlier in the year. Consequently inventory levels were reduced, which together with good demand in the second half of 1997, set the stage for price increases. Prices for both corrugating medium and linerboard increased sharply


MacMillan Bloedel Limited 1998 Annual Report 25

-----------------------------------------------
Management's Discussion & Analysis



during the last half of the year with the linerboard price reaching US$380 per ton at the end of 1997, where it remained through the first quarter 1998. Since then, the price has declined steadily settling at US$310 per ton by the end of 1998 and into 1999. The economic turmoil in Asia began to significantly affect export and domestic markets during the summer of 1998 as suppliers shifted their production to stronger markets.

MB produced containerboard shipments (including sales to its integrated converting packaging operations) increased 29,000 tonnes in 1998. MB's 1998 export sales from North America were 165,000 tonnes, an increase of 10,000 tonnes over 1997. During 1998 a total of 12,500 tonnes of production was lost due to mill shutdowns. A combination of maintenance downtime at Pine Hill, Alabama and market downtime at Henderson, Kentucky removed about 10,000 tonnes of production in May 1998. Further market downtime at Henderson in September 1998 removed about 2,500 tonnes. In 1997 production at these two mills was curtailed by 15,000 tonnes while at Sturgeon Falls, Ontario the curtailment was 5,000 tonnes. MB's containerboard mills ran at 98% capacity in both 1998 and 1997.

In November 1998 Hurricane Mitch destroyed the banana crop in Honduras, where MB sells a significant amount of its containerboard exports annually. It is expected to take a year before banana crops can again be harvested.

Conversion and fibre costs, with the exception of recycled old corrugated containers (OCC), were similar in 1998 and 1997. High production and efficiencies achieved in 1997 continued in 1998. Average OCC prices in US dollars were down approximately 30% in 1998 versus 1997, favourably affecting the Sturgeon Falls and Henderson mills which use 100% OCC. In 1998 and 1997 the Pine Hill mill used approximately 20% OCC. Lower OCC prices reflected weaker demand from Asia and US containerboard producer downtime in 1998.

Corrugated containers
MB's containerboard converting facilities reported modest operating profits in both 1998 and 1997, with 1998 being marginally lower. Higher containerboard costs in 1998 could not be completely passed on to corrugated container customers. While box prices increased due to the August and October 1997 containerboard price increases, they too deteriorated in the summer and fall of 1998 in response to an oversupply of containerboard. MB's corrugated container shipment volumes increased 4% in 1998. The operating rate for converting facilities was 71% in 1998, up from 68% in 1997. The 1997 rate has been restated from the 85% previously reported, when some converting facility capacities were based on two shifts rather than three.

SpaceKraft(r)'s US dollar profits and sales volume were similar in both years with average prices in US dollars up marginally.

On August 31, 1998, MB sold its 50% interest in MacBath, one of Canada's largest corrugated container manufacturers, which operated thirteen packaging plants (twelve corrugated container plants and one sheet plant). For the first eight months of 1998 MacBath's sales were $337 million, compared with $462 million for all of 1997. MB's share of operating earnings for the eight months in 1998 was $4 million lower than for the full year 1997.

Wood products and logging
MB harvests southern pine in Alabama on its own timberlands (71,000 hectares) and on other lands (102,000 hectares) on which it has long term cutting rights, sending the higher value sawlogs to its lumber and plywood mills adjacent to the Pine Hill containerboard mill. Pulp logs are chipped to supply approximately one half of the fibre requirements of the containerboard mill. As a result of increased containerboard production in 1998, MB harvested 1.0 million m3 of logs in 1998, up from 978,000 m3 in



26   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis

1997 and 680,000 m3 in 1996. Lumber and plywood operations contributed approximately US$3 million less to earnings in 1998 than 1997. The lumber and plywood mills ran at capacity in both years as demand was strong, but lumber prices declined in 1998 due to the oversupplied market. In mid-1998 construction began on a US$43 million modernization of the Pine Hill sawmill. The modernization is planned to process logs more efficiently using the latest proven technology to improve yield and increase product value. The project is expected to be completed over a three year period without disrupting operation of the sawmill.

--------------------                                      ------------------
Annual productive
 capacity at                                                   Production
December 31, 1998                                            1998  1997  1996
------------------------------------------------------------------------------
 (k tonnes)            Containerboard
                        Linerboard
                493      Pine Hill, Alabama                   485   474   445
                134      Henderson, Kentucky(1)               135   128   113
------------------------------------------------------------------------------
                627                                           620   602   558
------------------------------------------------------------------------------
                        Corrugating medium
                259      Pine Hill, Alabama                   248   247   227
                 90      Sturgeon Falls, Ontario               85    81    86
------------------------------------------------------------------------------
                349                                           333   328   313
------------------------------------------------------------------------------
                976       Total containerboard                953   930   871
------------------------------------------------------------------------------
                590    Corrugated containers - US plants(2)   419   401   354
(MMfbm)         103    Lumber - Pine Hill, Alabama(3)         103    98    90
(MMsq.ft. 3/8") 153    Plywood - Pine Hill, Alabama           154   152   145
------------------------------------------------------------------------------
                                                             -----------------
                                                                  Sales
                                                             1998  1997  1996
------------------------------------------------------------------------------
 (k tonnes)            Containerboard
                        Linerboard                            613   595   540
                        Corrugating medium                    340   329   331
------------------------------------------------------------------------------
                                                              953   924   871
                        Outside supplied containerboard        39    42    44
------------------------------------------------------------------------------
                                                              992   966   915
                        Less sold to MB's controlled
                         packaging plants                    (316) (276) (265)
                        Less 1/2 of sales to MacBath
                         (50% owned by MB)(4)                 (41)  (61)  (61)
------------------------------------------------------------------------------
                          Total containerboard                635   629   589
------------------------------------------------------------------------------
                       Corrugated containers - US plants(2)   419   402   353
(MMfbm)                Lumber - Pine Hill, Alabama (3,5)      103    97    90
(MMsq.ft. 3 /8")       Plywood - Pine Hill, Alabama(5)        155   151   145
------------------------------------------------------------------------------

(1) 1998 and 1996 include some corrugating medium.

(2) 17 US plants: includes sheet and sheet feeder plants; excludes SpaceKraft(r). Their aggregate annual productive capacity at December 31, 1998 has been increased by 99,000 tonnes to 590,000 tonnes to reflect three shifts for all converting plants.

(3) Excludes lumber produced from plywood log cores.

(4) MB's interest in MacBath was sold effective August 31, 1998.

(5) Some of the lumber and plywood sales are to MB's Distribution business in the US.

MacMillan Bloedel Limited 1998 Annual Report 27

-----------------------------------------------
Management's Discussion & Analysis


All Other Businesses


Bar chart showing All Other Businesses Operating Earnings ($ millions) for 1994 - 1998



Comparative line chart of OSB, Plywood & Dimension Lumber Prices (US$) for 1994 - 1998. Prices graphed are:
     SPF 2"x4" Lumber Mfbm:  (US Great Lakes)
     Southern Plywood Msq.ft. 15/32" CD Exterior 3-Ply:  (US East)
     OSB Msq.ft.7/16":  (North Central US)
Source: Random Lengths




The All Other Businesses segment includes MB's Canadian and Mexican panelboard manufacturing operations (Panelboards) and Green Forest Lumber ("GFL"). This segment also included American Cemwood ("ACC") until its permanent closure in April 1998 and the Company's transportation operations until they were sold in 1997.

Operating earnings in 1998 from All Other Businesses increased $75 million to $80 million due to a significant increase in OSB prices. Sales, however, decreased $15 million to $620 million. More than offsetting higher OSB prices were lower GFL lumber prices and shipments in 1998, the closure of ACC and the sale of transportation services.

                            --------------------- ------------------------------
                                    Sales            Change attributable to:
($ millions)                 1998   1997  Change  Price  Volume  Other  Exchange
--------------------------------------------------------------------------------
Panelboards
  Oriented strandboard      $ 160  $  92  $  68   $  46  $  11   $      $  11
  Particleboard &
   specialtyboard              46     45      1      (2)     3             --
  Plywood                      40     38      2      --      1              1
  Lumber                       24     24     --      (1)    --              1
  Miscellaneous panelboards    16     12      4                     4      --
--------------------------------------------------------------------------------
                              286    211     75      43     15      4      13
Green Forest Lumber           329    392    (63)    (45)   (32)    --      14
Other                           5     32    (27)     --     --    (27)     --
--------------------------------------------------------------------------------
                            $ 620  $ 635  $ (15)  $  (2) $ (17)  $(23)  $  27
--------------------------------------------------------------------------------

Panelboards
The $70 million increase in Panelboard results, from a loss of $1 million in 1997 to a profit of $69 million in 1998, was due to sharply higher OSB prices in 1998 versus 1997 reflecting very strong demand in the US housing construction market. Prices peaked in September 1998 with demand far exceeding available supply, as compared to 1997 when the industry suffered from oversupply as a result of significant new capacity additions. As expected, due to seasonal factors, prices since their peak have declined by approximately 40%, but on average were, in US dollars, 44% higher in 1998 than 1997.

In 1998 Panelboard sales increased $75 million. This increase was mainly due to increased OSB prices as well as higher OSB shipments and the favourable US/Canadian exchange rate.


28   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis

During 1998 MB's production of OSB (including the proportionate share of its two joint venture mills) increased 80 MMsq.ft. 3/8" due to the strong market and optimization of mill operations. In 1998 the combined operating rate for all of MB's panelboard operations was 95% compared to 88% in 1997. The New Brunswick mill was shut down in July 1998 for thirteen days due to a strike which reduced production by 11 MMsq.ft. 3/8".


---------------------------                     -----------------------
Annual productive
 capacity at                                           Production
December 31, 1998                                 1998   1997   1996
-----------------------------------------------------------------------
(MMsq.ft. 3/8")         OSB
               105        Hudson Bay, Sask(1)      105     98    105
               280        Miramichi, NB(2)         197    187     44
               430        Wawa, Ont(3)             430    367     63
-----------------------------------------------------------------------
               815                                 732    652    212
-----------------------------------------------------------------------
                        Particleboard
               129        Vancouver, BC            128    128    104
               172        Durango, Mexico(4)       134    130     65
-----------------------------------------------------------------------
               301                                 262    258    169
-----------------------------------------------------------------------
                        Plywood
                40        Nipigon, Ont              36     35     31
                44        Hudson Bay, Sask(1)       43     40     43
-----------------------------------------------------------------------
                84                                  79     75     74
-----------------------------------------------------------------------
             1,200        Total panelboards      1,073    985    455
-----------------------------------------------------------------------
(MMfbm)                 Lumber
                32        Carrot River, Sask(1)     32     34     33
                30        Durango, Mexico           21     21     17
-----------------------------------------------------------------------
                62                                  53     55     50
-----------------------------------------------------------------------
                                                        Sales
                                                -----------------------
(MMsq.ft. 3/8")         OSB                        731    651    208
                        Particleboard              264    257    168
                        Plywood                     79     74     76
-----------------------------------------------------------------------
                                                 1,074    982    452
(MMfbm)                 Lumber                      49     52     48
-----------------------------------------------------------------------

(1) Owned by Saskfor MacMillan Limited Partnership ("Saskfor MacMillan") in which MB has a 50% interest. Amounts are MB's portion.

(2) Owned by Eagle Forest Products Limited Partnership ("Eagle"). Amounts reflect 50% of Eagle's interest in the Miramichi mill since its startup in August 1996, 51% since September 1997, 61% since November 1998 and 70% since December 1998. Amounts are MB's portion. In January 1999 MB acquired a further 20% interest.

(3) Owned by MB North Superior Forest Products Limited Partnership
    ("North Superior"). Amounts reflect 18% of North Superior's interest in the Wawa mill since the initial acquisition in March 1996 and 100% since December 1996. Amounts are MB's portion.

(4) Amounts reflect the addition of a second production line in November
    1996.

MacMillan Bloedel Limited 1998 Annual Report 29

-----------------------------------------------
Management's Discussion & Analysis


Green Forest Lumber

                                ---------------------
                                  1998   1997   1996
-----------------------------------------------------
Sales ($ millions)                 329    392    362
Logs harvested (k m3)              732    738    686
Lumber produced (MMfbm)(1)         120    117    107
Lumber sold (MMfbm)                647    719    689
OSB sold (MMsq.ft. 3/8")            94     91     86
Chips sold (k m3)                  379    322    275
-----------------------------------------------------

(1) The annual productive capacity of the two sawmills at Chapleau, Ontario at December 31, 1998 was 130 MMfbm.

GFL continued to be profitable in 1998 with operating earnings similar to 1997. Sales decreased $63 million due to lower lumber prices and shipments reflecting the oversupplied US market, particularly for commodity grades. Higher OSB prices partially offset that decrease.

During 1997 and 1998 GFL's two dimension grade (spruce, pine and fir
(SPF)) sawmills at Chapleau, Ontario operated at full capacity. The increase in sawmill capacity to 130 MMfbm at December 31, 1998 reflects operational improvements. GFL has three distribution centres (DCs) in Ontario and two in the US. A third US centre was closed in late 1997. In addition to selling all of GFL's production, the DCs purchase lumber and OSB from other suppliers for resale. In 1998 the volume of non-GFL produced lumber sold through the DCs was 70 MMfbm lower than 1997.

During most of 1997, prices for dimension construction lumber in the US, where GFL sells most of its lumber, were very high. However, by the fall of 1997, weak demand for lumber in Japan resulted in the redirection of lumber to North America, causing prices to drop by late 1997. Despite very high construction activity, prices continued to slide through the middle of 1998. Although prices were lower, GFL's costs were also reduced due to fewer purchases of higher cost non-GFL harvested logs. GFL's 1998 log harvest of 732,000 m 3 was marginally lower than 1997. Log sales of 192,000 m 3 in 1998, most of which were to MB's OSB mill at Wawa, Ontario, were lower than 1997. GFL holds a forest management agreement covering 720,000 hectares of forest lands. US import quota restrictions lowered shipments in 1998 and are also expected to curtail shipments in 1999.

Other
Operations at ACC, MB's cement-fibre roofing company in Oregon, were permanently shut down in April 1998 resulting in lower operating losses recorded in 1998 than 1997. With respect to unusual charges related to ACC, reference is made to Note 18 of the consolidated financial statements on page 59 of the Annual Report and to the significant claims and litigation section in the Uncertainties part on page 38 of the MD&A. All Other Businesses also included MB's transportation operations which were sold during 1997.

Discontinued Operations

Management's decision to exit Paper and MDF required the results of these businesses to be reported separately as discontinued operations. The operations comprised two newsprint mills in BC, along with their related marketing organization, and two MDF plants located in Pennsylvania and Ontario. The $31 million loss from discontinued operations ($.25 per share) in 1998 was comprised of a $26 million loss for Paper and a $5 million loss for MDF. The $247 million loss from discontinued operations ($1.99 per share) in 1997 was comprised of an $86 million loss for Paper and a $161 million loss for MDF. In 1997 Paper included unusual charges of $66 million primarily related to restructuring costs and asset write-downs. The results of MDF for 1997 included a $133 million provision for expected future losses until disposal and the estimated loss on disposal.

The Paper business was sold as of April 30, 1998 for proceeds of $850 million, resulting in an after tax loss of approximately $35 million. Before the loss on

30   MacMillan Bloedel Limited 1998 Annual Report

-----------------------------------------------
Management's Discussion & Analysis



disposal, Paper reported a $9 million after tax profit during the first four months of 1998, reflecting improved prices for newsprint, groundwood printing papers and lightweight coated paper as well as a weak Canadian dollar against the US dollar. Effective September 30, 1998 the MDF business was sold for proceeds of $160 million. An additional after tax loss of $5 million relating to the sale was recorded in 1998.


1997 Consolidated Results Compared with 1996

                            ----------------------- ---------------------------
                                     Sales          Operating earnings (loss)
($ millions)                  1997    1996   Change     1997   1996   Change
-----------------------------------------------------------------------------
Solid Wood                  $1,329  $1,281   $  48     $ 108   $  56   $  52
Engineered Lumber              479     386      93        52      32      20
Distribution                 1,718   1,520     198         9       6       3
Packaging                    1,009     992      17        22      40     (18)
All Other                      635     614      21         5      25     (20)
-----------------------------------------------------------------------------
                             5,170   4,793     377       196     159      37
-----------------------------------------------------------------------------
Corporate                                                (70)    (39)    (31)
Inter-segment                 (649)   (526)   (123)      (28)     10     (38)
-----------------------------------------------------------------------------
                             4,521   4,267     254        98     130     (32)
Restructuring and other
 unusual charges                                        (201)    (42)   (159)
-----------------------------------------------------------------------------
                            $4,521  $4,267   $ 254     $(103)  $  88   $(191)
-----------------------------------------------------------------------------

NET EARNINGS (LOSS)

MB reported a net loss of $368 million ($2.99 per share) for 1997 compared with net earnings of $51 million ($.36 per share) for 1996. The $419 million decrease in net earnings was largely attributable to unusual charges in 1997. (See pages 13 and 30.) Unusual charges impacting 1996 results amounted to $56 million, of which $34 million ($42 million pre-tax) related to continuing operations and $22 million to discontinued operations.

The decrease in net earnings in 1997 reflected weak markets and lower prices for containerboard, OSB, newsprint and MDF, coupled with the startup costs of the MDF mills. Partially offsetting these negative factors were much higher prices realized by Solid Wood and Distribution for WRC products and continued growth by Engineered Lumber. The remaining difference between 1997 and 1996 results was attributable to the gain in 1996 on the sale of MB's investment in N.V. Koninklijke KNP BT, which exceeded the after tax gain realized in 1997 on the sale of transportation, log towing and barging operations by approximately $50 million.

SALES

Sales from continuing operations rose $254 million in 1997 resulting in a $37 million increase in operating earnings before restructuring costs and corporate and inter-segment items. Higher average lumber prices and increased TJM sales accounted for most of the sales


MacMillan Bloedel Limited 1998 Annual Report 31

-----------------------------------------------
Management's Discussion & Analysis





increase. Sales volumes for all major products, except MB's BC produced lumber and logs, were also higher.


OPERATING EARNINGS (LOSS)

Operating earnings from continuing operations before restructuring and other unusual charges decreased $32 million from $130 million in 1996 to $98 million in 1997.

Solid Wood
Earnings increased $52 million reflecting higher average lumber prices in 1997, particularly for WRC, and increased values for BC logs sold to Paper and to third parties. Lower whitewood shipments, reflecting the severe downturn in the Japanese market and the adverse Canadian dollar/Japanese yen exchange rate, negatively impacted earnings.

Engineered Lumber
Earnings rose $20 million in 1997. TJM continued to show improvement reflecting increased market share of engineered lumber products in the residential construction market.

Distribution
Earnings in 1997 increased $3 million from 1996. The impact of improved prices and margins for WRC lumber and specialty products together with increased sales volumes of engineered lumber products was partially offset by weaker panelboard markets and declining prices and margins for commodity lumber grades.

Packaging
Earnings dropped $18 million from 1996 reflecting substantially lower containerboard prices. The impact of lower prices was partially offset by lower costs and increased shipments.

All Other
Earnings from MB's other businesses decreased $20 million in 1997. This decrease was mainly due to low OSB prices, lower earnings from GFL reflecting lower dimension lumber prices and higher production costs, and the sale of transportation operations.

Corporate and inter-segment
Higher corporate items decreased operating earnings by $31 million in 1997. Results were negatively impacted by foreign exchange and the write-off of unutilized investment tax credits. The $38 million adverse effect on earnings reported for inter-segment was primarily the result of a significant write-down of pulp logs in the first quarter 1997.

Discontinued operations
The unusual charges which caused the $247 million loss from discontinued operations ($1.99 per share) in 1997 are discussed on page
30. Significantly lower newsprint and other groundwood printing paper prices caused Paper's operating earnings before restructuring and other unusual charges to drop from $25 million to $2 million in 1997. During 1997 MDF operating losses before restructuring costs and income taxes amounted to $38 million and reflected costs of ramping up the mills during a period when MDF prices continued to fall as new capacity came on stream.



32   MacMillan Bloedel Limited 1998 Annual Report

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Management's Discussion & Analysis




Liquidity and Capital Resources

FINANCING ACTIVITIES

Three significant asset dispositions during 1998, as described in the investing activities section which follows, enabled MB to retire $72 million of short term debt and $566 million of long term debt prior to maturity. Consequently, in 1998 MB recorded a pre-tax charge of $42 million ($26 million after tax) for commissions and premiums. The debt retired prior to maturity included $100 million of 10.125% senior debentures maturing in 2002, US$95 million of the 8.5% debentures maturing in 2004 and US$190 million of a US$200 million 9.2% loan maturing in late 1999. During 1998 specific debt of $100 million and US$90 million related to the discontinued MDF business was also extinguished. The cost of retiring that debt was provided for in 1997 when it was determined the MDF business would be sold. As a result of retiring this debt prior to maturity, interest payments in 1999 are expected to be $48 million lower, interest payments for 2000 and 2001 are expected to be $23 million lower per annum and for the period 2002 to early 2004, $26 million lower. Other long term debt of $31 million was also retired.

The total of the Company's long term lines of credit for continuing operations was unchanged during 1998, with $575 million long term bank lines of credit available with major Canadian banks. These lines have terms ranging from five to seven years. MB also has over $450 million of short term lines of credit. The short term lines are currently used to cover any day to day bank overdraft positions.

At December 31, 1998 MB's total interest-bearing debt for continuing operations (including $146 million non-recourse long term debt of joint ventures) was $1,001 million, down from $1,837 million at December 31, 1997, which included $630 million of interest-bearing debt for discontinued operations. During 1998 short term interest-bearing debt for continuing operations decreased $72 million to $59 million and long term debt decreased $134 million to $942 million.

Interest-bearing debt, including non-recourse debt, as a ratio to interest-bearing debt and shareholders' equity, was reduced from 54% at December 31, 1997 (which included debt of discontinued operations) to 38% at December 31, 1998. The December 31, 1998 ratio does not take into account the cash position of $586 million.

In August 1998, the Company effected a normal course issuer bid through the facilities of The Toronto Stock Exchange for up to 11,190,390 of its common shares. At December 31, 1998, approximately 1.9 million common shares, or 2% of MB's outstanding shares had been purchased at a cost of $28 million.

Securitization of accounts receivable in 1998 remained at similar levels to 1997.

The only significant derivatives utilized by MB are forward contracts to hedge future foreign currency revenue and cash inflow in excess of capital expenditures, interest payments and operating cash flow requirements. Reference is made to Note 16 of the consolidated financial statements which discusses financial instruments.


INVESTING ACTIVITIES

During 1998 MB received proceeds totalling $1.2 billion from the sale of several businesses resulting in significant cash balances and short term investments, which at December 31, 1998, totalled $586 million, up $421 million from December 31, 1997. The Paper business was sold effective April 30, 1998 for $850 million, resulting in an after tax loss of approximately $35 million. The proceeds from the sale of the discontinued MDF business were $160 million with an additional after tax loss of $5 million recorded in 1998 related to the sale. The Company's 50% partnership interest in MacBath was sold for $185 million and resulted in a $67 million after tax gain.


MacMillan Bloedel Limited 1998 Annual Report 33

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Management's Discussion & Analysis



In late 1998 MB acquired 19% of Eagle bringing MB's interest to 70% and in January 1999 MB acquired another 20% interest. These combined acquisitions cost MB $33 million and the assumption of $9 million of additional debt. MB is in discussions to purchase the remaining interests from Eagle Board Trust, which represents eight First Nations from New Brunswick and Prince Edward Island, to achieve sole ownership of Eagle.

During 1998 capital expenditures (excluding business acquisitions) on continuing operations amounted to $159 million, up from $90 million in 1997 when the Company was strictly conserving cash. Other than in Packaging and Engineered Lumber there were no significant capital expenditures in 1998 reflecting continued tight spending control.

Of the $159 million of capital expenditures in 1998, approximately $35 million related to discretionary expansion or modernization and $10 million to environmental projects. At the end of 1998, construction of a new US$45 million engineered lumber manufacturing plant by TJM in Alabama, was completed. Capital expenditures in 1999 are expected to be approximately $233 million with the largest amounts relating to the US$43 million sawmill modernization at Pine Hill in Packaging and several expansionary projects at TJM.

In recent years major projects included an $80 million OSB mill in New Brunswick, in which MB had a 50% interest when it started up in mid-1996, and a US$105 million Kentucky linerboard mill which started up at the end of 1995. In late 1995 TJM completed construction of two engineered lumber plants in the US at a cost of US$195 million. While combined capital expenditures for the discontinued Paper and MDF businesses were only $9 million in 1998, during the previous four years they were $755 million.

Looking forward, MB's strong balance sheet gives the Company the financial capacity and flexibility to grow the value of its core building materials business. Management continues to explore alternatives to exit the Packaging business and is not likely to invest further in the BC coastal forestry industry until the industry's fundamental structural problems are satisfactorily resolved.

                          ----------------------------------------------------
                                        Capital Expenditures
($ millions)               1998   1997   1996   1995   1994   Five year total
------------------------------------------------------------------------------
Solid Wood                $  16  $  15  $  40  $  58  $  41       $   170
Engineered Lumber            34     27     13     69     98           241
Distribution                 18      6     11     14      9            58
Packaging                    74     31    110    204     66           485
Other and corporate          17     11     46    158     18           250
------------------------------------------------------------------------------
                          $ 159  $  90  $ 220  $ 503  $ 232       $ 1,204
------------------------------------------------------------------------------

OPERATING ACTIVITIES

Cash flow from continuing operations before changes in non-cash working capital was $275 million in 1998, up $64 million from 1997. The increase was mainly due to improved operating earnings (see page 14 of MD&A). Significant costs savings were generated as a result of reducing the number of MB employees (in continuing operations) by 14%. During 1998 management also took steps to reduce non-cash working capital which was down $173 million at December 31, 1998 from a year earlier. Lower accounts receivable reflected lower whitewood prices, and inventory levels were also down due to lower log costs and volumes.



34   MacMillan Bloedel Limited 1998 Annual Report
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Management's Discussion & Analysis


Uncertainties and Outlook


UNCERTAINTIES


Following is a discussion of known trends or uncertainties that MB reasonably expects could have a significant impact on continuing operations.

Timber tenure
In 1999 the Company's allowable annual cut (AAC) on Crown lands in BC is expected to be similar to the 1998 level of 5.6 million m3, although down from 6.1 million m3 five years ago. Given the ongoing evolution of the BC Forest Practices Code (FPC) and MB's announcement that it will end clearcutting over five years, MB expects further moderate reductions in its AAC over the next five years. However, the BC Government continues to look for ways to mitigate further harvest reductions. As evidenced by the Government's announcement of its Forest Action Plan which is designed to streamline regulations and reduce administrative costs.

MB has a petition before the courts which seeks confirmation that compensation is payable for tenure expropriated during the creation of parks under the Park Amendment Act of 1995. MB is currently negotiating with the BC Government in respect to this petition.

Clayoquot/Iisaak Forest Resources Ltd.
Following the release of the Clayoquot Scientific Panel Report in 1995, new operating standards were introduced in the Clayoquot Sound area of TFL 44 in 1995. These new standards resulted in very limited and unprofitable logging in that area in 1996. Given that most of MB's existing harvesting plans did not meet the new standards, MB announced at the end of 1996 that it would shut down logging in Clayoquot Sound for 1997 and part of 1998. The shutdown gave the Company time to revise its harvesting plans in the Clayoquot Sound and ensure that they complied with the new standards. Furthermore, as a result of the new standards, in early 1998 the Government reduced the Company's AAC in the Clayoquot from 405,000 m3 to 130,000 m3.

Due to social and environmental controversy over logging in Clayoquot Sound, MB has not been active in the area since 1997 and the Company's fixed assets have not been providing a return. In 1998 the Company signed an agreement with a local First Nations economic development corporation, Ma-Mook Natural Resources Ltd. ("Ma-Mook"), to form a new company, Iisaak Forest Resources Ltd. ("Iisaak"), to carry out an eco-forestry business in Clayoquot Sound commencing in 1999. Iisaak's business objectives are to target premium markets for specialty products that appeal to environmentally sensitive consumers. Ma-Mook and MB hold 51% and 49% respectively of the shares of Iisaak. In exchange for shares, MB is committed to provide up to approximately $2 million in working capital and to transfer approximately $8 million in assets to Iisaak. Subject to the approval of the BC Government, MB is also committed to transfer its harvesting rights in the Clayoquot portion of TFL 44 (and various timber licences) to Iisaak through the creation of a new timber harvesting licence agreement. If this approval is not received by June 1, 1999, MB has the right to terminate its obligations to Iisaak.

Timber royalties and stumpage
The BC Government passed legislation in 1995 increasing royalty rates to match stumpage rates by April 1, 2001. The Company has filed a claim against the Government seeking $200 million in compensation for expropriation of MB's property interests and breach of contractual obligations and fiduciary duty. The pleadings in this case have now been closed, and the trial is presently scheduled for the summer of 1999. Its outcome cannot be determined at this time.

In response to higher than expected FPC implementation costs, in June 1998 the Government reduced average stumpage on the BC coast by $8.10 per cubic metre.


MacMillan Bloedel Limited 1998 Annual Report 35

-----------------------------------------------
Management's Discussion & Analysis




Canada/US Softwood Lumber Agreement
The Company has a quota allocation for shipments of commodity softwood lumber into the US. This quota is a result of a five year Canada/US Softwood Lumber Agreement (the Agreement) which expires March 31, 2001. A small portion of MB's quota allocation is subject to an export fee of US$52 per Mfbm. Any volume that MB exports to the US above its quota allocation is subject to an export fee of US$104 per Mfbm. These fees make it difficult for MB to increase shipments into the US when other export markets such as Japan weaken. During 1998, this situation forced MB to sell lumber into lower return markets to avoid the US$104 export fee. There are many initiatives to lessen the burden that the Agreement has imposed on BC coastal producers since the collapse of the Japanese market in 1997. The Company is an active participant in most of these initiatives.

In December 1998, an arbitration panel was formed to decide whether Canada violated the Agreement when BC reduced its stumpage rates on June 1, 1998. The US argues that the reduction in BC's stumpage rates circumvents the Agreement because it offsets the export fees, which is not allowed under the Agreement. Canada argues that the Agreement does not prevent provinces from making changes to its forest management practices or stumpage rates.

As in 1998, the quota restrictions are expected to have a minor negative impact on GFL's 1999 lumber shipments to the US.

BC Government's potential initiatives to reduce costs and improve industry competitiveness

The BC Government has become concerned about the economic health of the provincial forest sector, a major driver of the provincial economy. In late 1998, the Government started a two staged policy review process to develop initiatives for stabilizing the Province's faltering forest economy and resource dependent communities.

The first stage of the process, a 30 day review, focused on reducing industry costs without undermining environmental protection objectives or jeopardizing the Canada/US Softwood Lumber Agreement. The first outcome of this review was the Government's November 1998 announcement of changes to the market pricing system for its small business timber sales program. In January 1999, the Government announced further changes to make its forest policies more market oriented, streamline administrative requirements and introduce a monthly payment plan option which will allow companies to spread their stumpage payments over the course of a year.

The second stage of the process will examine structural issues in BC that are negatively affecting the competitiveness of the BC forest industry. This review will consider domestic cost issues and improved access to world markets, particularly the US. Some of the issues under consideration will include tenure reform, regulatory burden and BC's general tax structure. Efforts are currently under way through the Council of Forest Industries and its member companies to prepare a BC industry response to this challenge.

European gypsy moth
The Canadian Food Inspection Agency (CFIA) reached an agreement with the US Department of Agriculture (USDA) to establish two regulated areas on southern Vancouver Island allowing trade to continue while preventing further spread of the gypsy moth. Gypsy moth caterpillars have caused the defoliation of forests across eastern North America. These regulated areas came into effect on October 28, 1998 covering approximately 150,000 hectares. Product restrictions affecting MB cover only raw log exports to the US, which in recent years have been minimal. The Company has established a quality management system for the inspection, handling and tracking of "regulated area logs". Trade in lumber is not affected. MB has approximately 15,000 hectares of private land within the regulated areas.


36   MacMillan Bloedel Limited 1998 Annual Report
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Management's Discussion & Analysis





Labour relations
The three year agreement with IWA Canada which covers MB's logging and sawmill operations in BC expires June 14, 2000. The Pulp, Paper and Wood-workers of Canada (PPWC) contract, which covers a sawmill in BC, was renewed in January 1999 without labour interruption. The PPWC agreement provides for no wage increase in the first year and 2% increases in the second and third years. The six year agreement with the United Paperworkers International Union (UPIU) which covers the Pine Hill, Alabama packaging operations expires in 2002.

Aboriginal land claims
BC is a unique jurisdiction in that the majority of its aboriginal groups historically have not entered into government treaties settling their rights. In 1993 the Canadian and BC governments established a process to seek settlement of aboriginal land claims in BC through treaty negotiations. A BC Treaty Commission was established to oversee this complex and evolving process. About 70% of BC's aboriginal peoples are represented by First Nations that are involved in the treaty negotiation process. To settle aboriginal claims, the governments are expected, in various combinations to pay cash, transfer land and resources, grant aboriginals a conditional right to gather food on public lands and to grant some rights of self-government (which may ultimately require MB to secure additional approvals to operate).

BC's first modern day treaty, with the Nisga'a people, was recently finalized. The Nisga'a Treaty will become effective upon ratification by the Nisga'a people and both the federal and provincial governments. As of the date of writing, the Nisga'a people have approved the Treaty and the federal and provincial legislatures are currently expected to approve the Treaty by the spring of 1999. The Nisga'a Treaty does not deal with any of MB's forest lands. However, it does illustrate how forestry operations, in a largely rural area, may be impacted by treaty settlements. In particular, the Nisga'a Treaty provides for expropriation of forest tenures from licensees over an area of about 2,000 square kilometres, which represents about 7% of the local region's timber supply. This is higher than the BC Government's commitment to limit land allocations to settle treaties to 5% of BC's Crown land base. Based on this stated objective, the removal of 5% of MB's Crown lands would mean an AAC loss to MB of about 280,000 m3.

The Nisga'a Treaty grants ownership of this 2,000 square kilometres of land (the "Nisga'a Lands"), including the forest resources, to the Nisga'a people. Coincident with the grant of the Nisga'a Lands, the Treaty provides a nine year transition scheme, during which the fibre supply commitment to the tree farm licensee, which previously came from the Nisga'a Lands, will be reduced to zero. At the end of the transition, the sale of wood from the Nisga'a Lands will be at the sole discretion of the Nisga'a.

The Treaty does not deal directly with compensation to forest licensees facing these changes. However, the Government has publicly stated that it will provide fair and reasonable compensation to affected parties. As of the date of this MD&A, the principles for compensation have not yet been made clear.

The forest industry continues to be actively involved in seeking ways to ensure that the treaty process brings future certainty to forest development activities. However, until a treaty addressing forest lands on which MB operates is settled, it is difficult to predict the impact of this process on MB's operations. The first treaty that is expected to affect MB is with the Sechelt First Nations for their claims in and around the Sunshine Coast. At the end of January 1999, the Sechelt and the provincial and federal governments announced that they had reached an Agreement in Principle ("AiP"), a key step prior to treaty finalization. This AiP provides an example of an urban oriented treaty settlement and is primarily focused on cash rather than land. There is very little forest land impacted by the AiP and MB does not expect its



MacMillan Bloedel Limited 1998 Annual Report 37

-----------------------------------------------
Management's Discussion & Analysis


operations to be significantly affected by this AiP or the final treaty settlement.

Simultaneously with the treaty negotiation process, the courts have developed some legal principles designed to reconcile and protect aboriginal interests within the context of a modern Canadian economy. One of the key principles is that governments must consult with aboriginal groups prior to undertaking development activities that may impact their interests. MB endeavours to ensure that its activities meet these consultation requirements. In the interim, until treaties are settled, guiding case law from the Supreme Court of Canada tends to perpetuate the uncertainty around the exact nature and scope of aboriginal land claims as it applies to MB's operations. Future litigation, and/or settlement of land claims by way of treaty, is expected to clarify these issues over the next several years.

Environmental issues
MB believes that all of its operations generally conform with legislated environmental requirements. In April 1998, the US Environmental Protection Agency published the final version of the Cluster Rule. This rule effectively tightened effluent discharge limits as well as air emissions from all US pulp and paper manufacturing facilities. Based on a Cluster Rule engineering study, the Pine Hill, Alabama facility projects total spending of US$17 million covering 1999 through 2002 to meet these tighter requirements. Also, the Cluster Rule requires the collection of additional non-condensable gas sources by the year 2006. Additional funds will be required to achieve compliance with this portion of the Cluster Rule. MB is not aware of any significant near term remedial costs required to clean up contaminated sites.

Significant claims and litigation
At March 1, 1999, American Cemwood Corporation ("ACC"), a wholly-owned subsidiary of the Company's subsidiary, MacMillan Bloedel (USA) Inc., was defending proposed class action suits, three in California, one in Washington State and a consolidated multi-case proceeding in Colorado. These suits seek damages allegedly caused by the failure of cement-fibre roofing products manufactured by ACC ("ACC shakes"). ACC discontinued manufacturing in April 1998. Collectively, the suits seek damages on behalf of all persons in the United States who own homes or other structures on which ACC shakes were installed. MacMillan Bloedel Limited and MacMillan Bloedel (USA) Inc. are named as co-defendants in most of these suits. Plaintiffs in the consolidated action in Colorado had moved for class certification, but that motion had not been decided at March 1, 1999. It is not determinable at this time whether a class will be certified in that case or any of the others or whether the attempts to include the Company or its other named subsidiaries in these suits will be successful.

At December 31, 1998, ACC had approximately 800 claims, including a number of associated lawsuits, pending in respect of ACC shakes. Approximately 1,750 claims were settled during 1998. ACC has entered into an Assurance of Voluntary Compliance with the Oregon Department of Justice pursuant to which it has contributed US$0.4 million to an Oregon consumer education fund and has established a US$6.2 million trust to fund resolution of eligible claims concerning ACC shakes.

The ultimate outcome of roofing product claims against ACC and their impact on MacMillan Bloedel, if any, is not determinable at this time. MacMillan Bloedel's current policy with respect to ACC is to provide ACC with sufficient working capital to administer these claims in the normal course of business. MacMillan Bloedel may change this policy should it determine it is no longer prudent to continue. ACC and MacMillan Bloedel have demanded coverage of these claims from their insurance carriers, but it is unknown at this time the extent to which coverage will be provided.



38   MacMillan Bloedel Limited 1998 Annual Report

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Management's Discussion & Analysis


At the beginning of 1998, MacMillan Bloedel had a provision of approximately $51 million for funding ACC's estimated working capital requirements, including an estimate of amounts required to administer and satisfy roofing product claims. Approximately $33 million, including legal and administrative costs, was expended in 1998 in respect of these claims. The 1998 operating earnings include a $63 million pre-tax increase in this provision. (See Note 13 of the financial statements.)

As with all accounting estimates, due to the many variables and uncertainties involved in estimating the cost to administer and satisfy claims, actual claims experience could differ significantly from the estimated provision, which could result in future charges.

Year 2000
READINESS - On January 1, 2000 (Y2K), when the year is designated as "00", many computer systems could either fail partially or completely or create erroneous data as a result of misinterpretation of the year, although some effects could possibly be experienced in 1999. MB commenced its Y2K program in 1996 and has made substantial progress towards readying MB for the impact of Y2K failures. MB has established a Y2K centralized services program to evaluate the extent of potential problems by identifying operating and information systems and equipment that may require remedial action and to coordinate and monitor the assessment, conversion or replacement and testing of computer systems throughout the organization to provide as much assurance as can reasonably be obtained that key business and process control systems will function successfully during 1999 and thereafter. The Company has also established its own in-house testing facility to test software and hardware in a post Y2K environment. The Vice-President, Information Technology directs MB's Y2K program and reports on progress to the Audit Committee of the Board of Directors at each meeting.

MB's Y2K program is directed at achieving Y2K readiness for all critical business information systems, process control systems, end-user applications, customers and suppliers by mid-1999, and for early completion of plans to manage contingencies should Y2K impacts arise in 1999 or 2000.

Based on current knowledge, MB considers that it is substantially on target for its aim of being Y2K ready and that its business critical systems will be Y2K ready by mid-year 1999. Remediation of critical items not yet Y2K ready is either planned, in progress or substantially complete. MB has a structured plan in place to address those items still unresolved.

     . Business Information Systems - Y2K readiness for business information systems for MB's Solid Wood, Distribution, Panelboards and Corporate groups was approximately 93% complete by the end of 1998. Remaining work, which is planned to be finished in the first quarter 1999, includes replacing two third-party software packages among Distribution's financial systems. Packaging has also made significant progress with the majority of its systems ready for Y2K. Following completion of the program in this area, MB plans to continue with testing and verification.

     . Process Control Systems - System inventories are complete for all manufacturing operations, as is assessment of all critical inventory items. Remediation of critical items not yet Y2K ready is planned, in progress or substantially complete at most operations, and the work is forecast to be completed by mid-1999.

     . Site-Specific Systems - Approximately 98% of all Solid Wood,
       Distribution and Corporate group desktop hardware and standard MB desktop software were determined to be Y2K ready by the end of 1998. Assessments of miscellaneous third-party software are to be completed early in 1999 with a target of being Y2K ready in this area by the summer of 1999. Packaging and Panelboards are also nearing completion of work to replace hardware not Y2K ready and to upgrade standard software packages.



MacMillan Bloedel Limited 1998 Annual Report 39

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Management's Discussion & Analysis


     . Critical Suppliers and Customers - Panelboards, Solid Wood and
       Packaging in 1998 initiated contact with key suppliers and customers, while Distribution commenced its program in late 1998. Overall, approximately 22% of suppliers were reportedly Y2K ready at the end of October 1998, while approximately 63% were reportedly in the process of establishing compliance and approximately 15% had yet to respond to inquiries. MB is investigating those areas not answered satisfactorily by respondents and taking such measures as it can to obtain verification of Y2K readiness for critical supply items.

COSTS - To date MB has spent approximately $10 million, and it is currently anticipated that the final cost will not exceed $15 million. These amounts are direct costs and do not include all the internal costs of employee time and resources, some of which are difficult to define with an acceptable degree of reliability. MB does not, however, anticipate that these internal costs will be substantial. The costs and completion dates for MB's Y2K program are based on management's best estimates, which were derived using numerous assumptions regarding future events, including continued availability of certain resources, remediation plans of suppliers and customers, and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from expectations. All costs are being expensed as incurred.

Additional resources in terms of staffing and money will be applied to MB's Y2K program as the need is identified.

RISKS TO THE COMPANY'S BUSINESS - MB's primary businesses are based on the manufacture and selling of products that do not themselves generate Y2K problems or liabilities. The risks to MB, therefore, arise mainly in the possibility of a temporary inability to process orders and a failure in the supply of services or products to MB which are critical to the conduct of its business, including information technology and supply of services dependent on information technology. This includes the supply of power and other utilities and communications systems. The most reasonably likely worst case results of a failure by MB, its customers or suppliers to resolve a Y2K problem would be a temporary inability to process orders in a timely and efficient manner and a production facility shutdown, either of which, depending on the severity of the interruption, could potentially have a material adverse effect on MB's results of operations, financial condition and cash flow.

MB has identified critical suppliers of goods and services, who have been requested for a statement disclosing Y2K readiness status. Independent testing is being requested of some suppliers. The vulnerability of MB to the Y2K problem to a large extent depends on the Y2K readiness of third parties, such as vendors, suppliers, utility providers, customers, other financial institutions, government agencies, payment systems, exchanges and depositories worldwide, and the suppliers of such services to them. Notwithstanding the steps being taken by MB to achieve Y2K readiness, there is no assurance that uncertainties surrounding the Y2K problem will not materially and adversely impact MB's business operations and its customers and business relationships.

CONTINGENCY PLANS - Business contingency planning is continuing, with a focus on critical areas of potential business disruption. Plans are being developed for a case by case assessment of risk and contingency planning. Part of this planning involves procedures to minimize disruption if essential infrastructure failures occur. Essential suppliers are being identified according to impact if supply failures result and alternate sources of supply are being or will be arranged.




40   MacMillan Bloedel Limited 1998 Annual Report

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Management's Discussion & Analysis


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS


Statements in this MD&A, to the extent not based on historical events, constitute forward-looking statements (as such term is defined under the United States Private Securities Litigation Reform Act of 1995). Forward-looking statements include, without limitation, statements evaluating market and general economic conditions in the succeeding Market Outlook section and, in the preceding sections (primarily in the Uncertainties section), statements regarding future-oriented costs, expenditures, available harvesting levels, export levels due to quota restrictions and timberland holdings. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties with respect to MB include the effect of general economic conditions, fluctuations in supply and demand for MB's products, changing foreign exchange rates and actions by government authorities, Y2K, uncertainties associated with legal proceedings and negotiations, industry production levels, competitive pricing pressures and misjudgments in the course of preparing forward-looking statements.

There are many forward-looking statements in the previous section about MB's Y2K status. In addition to the risks, uncertainties and assumptions discussed there, factors that could cause or contribute to actual results differing materially from such forward-looking statements include the ability of suppliers, customers, transportation providers, the Company and others to address the Y2K problem efficiently and in a timely way, the continued availability of suppliers and customers to be Y2K compliant, and the ability to identify and complete contingency plans for systemic failures not under Company control.


MARKET OUTLOOK


Two key drivers of demand for MB's building material products are economic growth and housing starts.

In North America, these measures suggest slower but relatively good growth for lumber, engineered lumber and OSB. Based on recent consensus forecasts, the percentage changes in real GDP in 1999 are expected to be 2.9% for the US compared with 3.9% in 1998 and 2.1% for Canada compared with 2.9% in 1998. Housing starts in 1999 are projected to be moderately lower in both the US and Canada. Continued weakness in Asia, notably Japan, is expected to redirect lumber to North America keeping lumber prices similar to 1998 levels. The softwood lumber quota will continue to restrict lumber shipments. Few significant OSB capacity additions have been announced for the next two years and supply should be more in balance with demand in 1999 than in 1998.

In Japan, the expectation is for a slower rate of decline in the economy. Recent consensus has a 0.7% reduction in real GDP in 1999 compared to a reduction of 2.9% in 1998. Housing starts are projected to decline. However, lumber inventories are very low and will require replenishing in 1999.

Demand for packaging products is also tied to the economy and consumer confidence. As a result of current industry production curtailment, lower inventory levels, an expected 1% to 2% increase in US domestic demand in 1999 and an increase in the world supply of containerboard of less than 2% in 1999, containerboard markets have become more balanced and should remain so during most of the year. Prices for packaging products are expected to improve during 1999 from their current low level and producers have announced price increases of US$50 per ton for linerboard and US$60 per ton for corrugating medium for March 1999. Containerboard export markets, due to the Asian financial crisis, are expected to remain weak in 1999.



MacMillan Bloedel Limited 1998 Annual Report 41

EXHIBIT 99.2 - The Consolidated Financial Statements of MacMillan Bloedel
               for the year ended December 31, 1998 as filed on Form 40-F/A on September 28, 1999

             U.S. Securities and Exchange Commission
                     Washington, D.C. 20549

                           FORM 40-F/A

[Check one]

[ ]  REGISTRATION STATEMENT PURSUANT TO SECTION 12  OF  THE
     SECURITIES EXCHANGE ACT OF 1934.

                               OR

[X]  ANNUAL REPORT PURSUANT TO SECTION 13(a) OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934.


For the fiscal year ended December 31, 1998    Commission file number 1-7902
                          -----------------                           ------


                    MacMILLAN BLOEDEL LIMITED
----------------------------------------------------------------------------
     (Exact name of Registrant as specified in its charter)


                             Canada
----------------------------------------------------------------------------
   (Province or other jurisdiction of incorporation or organization)


                           93-0463478
----------------------------------------------------------------------------
             (I.R.S. Employer Identification Number)


   925 West Georgia Street, Vancouver, B.C.  V6C 3L2   (604) 661-8302
----------------------------------------------------------------------------
(Address and telephone number of Registrant's principal executive offices)


       R.H. Craig, Esq., MacMillan Bloedel Packaging Inc.,
                Suite 300 - 4001 Carmichael Road,
         Montgomery, Alabama  36106-3635, (334) 213-6100
----------------------------------------------------------------------------
      (Name, address (including zip code) and telephone number including area code for agent for service in the United States)


Securities registered or to be registered pursuant to Section
12(b) of the Act:  None


Securities registered or to be registered pursuant to Section
12(g) of the Act:  Common Shares


Securities for which there is a reporting obligation pursuant to
Section 15(d) of the Act:  Common Shares

For annual reports, indicated by check mark the information filed with this Form:

 [ ]  Annual Information Form   [X]  Audited Annual Financial Statements

Number of common shares oustanding at December 31, 1998:  122,580,913
                                                          -----------

      Indicate by check mark whether the Registrant by filing the information contained in this Form is also thereby furnishing the information  to  the Commission pursuant to Rule 12g3-2(b)  under
the  Securities  Exchange Act of 1934 (the "Exchange  Act").   If
"Yes"  is  marked,  indicate  the file  number  assigned  to  the
Registrant in connection with such Rule.
                                           Yes        82-          No.    X
                                               -----     --------     ---------

      Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and
(2) has been subject to such filing requirements for the past  90 days.
                                   Yes     X             No.
                                       ----------            ----------

                           UNDERTAKING

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to: the securities registered pursuant to Form 40-F; the securities in relation to which the obligation to file an annual report on Form 40-F arises; or transactions in said securities.


                            SIGNATURE

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused the registration statement annual report to be signed on its behalf by the undersigned, thereto duly authorized.


                                   MacMILLAN BLOEDEL LIMITED
                                   (Registrant)

Date:  September 28, 1999          By:  /s/ G.E. Mynett
                                        -------------------------
                                        (G.E. Mynett, Corporate Secretary and
                                         Associate General Counsel)

                    MacMillan Bloedel Limited

                           Form 40-F/A

                For Year Ended December 31, 1998


         AMENDMENT NO. 1 TO ANNUAL REPORT ON FORM 40-F/A
         -----------------------------------------------

MacMillan Bloedel Limited (the "Registrant") hereby amends its Annual Report on Form 40-F for the year ended December 31, 1998 filed with the Securities and Exchange Commission on April 7, 1999 by deleting in its entirety the Audited Annual Financial Statements of the Registrant included therein as Exhibit 2(b) and by inserting the revised Audited Annual Financial Statements of the Registrant included herein as Exhibit 2(b) (the "Revised Financials"). The Revised Financials reflect a revision to Note 20 to the Registrant's Consolidated Financial Statements and a revision to PricewaterhouseCooper's LLP's audit report stating that with respect to Note 20 to the Consolidated Financial Statements such report is as of September 17, 1999.


                        List of Exhibits


Exhibit No.                       Description

    1 *         MacMillan Bloedel Limited Annual Information Form dated
                March 26, 1999

    2 *         MacMillan Bloedel Limited Annual Report 1998
                (a) Management's Discussion & Analysis
                (b) Audited Annual Financial Statements
                    (i)   Audit Report
                    (ii)  Consolidated Financial Statements
                    (iii) Reconciliation with United States Generally
                          Accepted Accounting Principles
                          Note 20 to Consolidated Financial Statements - Significant Differences Between Canadian and United States Generally Accounting Principles

    3 *         Consent of Independent Accountants


* Documents describe in Exhibit 1 and 2(a) have been previously filed with the Registrant's Annual Report on Form 40-F dated
  April 7, 1999. Documents described in Exhibit 2(b) and 3 are filed with this amendment.





EXHIBIT 2 (b)

----------------------------------------------------------------------
Management's Responsibility for the Financial Statements





The accompanying consolidated financial statements of MacMillan Bloedel Limited for the years ended December 31, 1998, 1997 and 1996 have been prepared by management in accordance with generally accepted accounting principles in Canada. Management is responsible for the integrity and objectivity of the consolidated financial statements, which are presented on the accrual basis of accounting and accordingly include amounts based on judgment. Other financial information in the annual report is consistent with that in the consolidated financial statements. The accounting procedures and related system of internal controls are designed to provide reasonable assurance that the financial records reflect the transactions of the consolidated enterprise. The internal accounting process includes management's communication to employees of policies which govern ethical business conduct.

The Board of Directors through its Audit Committee, consisting solely of independent members of the Board, recommend the appointment of the auditors, monitor the basis of engagement and receive the report of the external auditors and review the audit program and significant findings of the internal auditor so as to gain assurance about the adequacy of internal controls over the financial reporting process, auditing matters and financial reporting issues. The Company's consolidated financial statements have been reviewed by the Audit Committee and, together with the other required information in this Annual Report, have been approved by the Board of Directors.

PricewaterhouseCoopers LLP, independent auditors, have audited the consolidated financial statements of the Company for the years ended December 31, 1998, 1997 and 1996 and their report is included herein. Both the internal and external auditors met with the Audit Committee to discuss the results of their audit, and were afforded an opportunity to present their opinions in the absence of management personnel with respect to the adequacy of internal controls and the quality of the financial reporting of the Company.




/s/ W. T. Stephens                      /s/ A. Laberge
W.T. Stephens                           A.D. Laberge
President and Chief Executive Officer   Senior Vice-President, Finance

February 10, 1999


42   MacMillan Bloedel Limited 1998 Annual Report

------------------------
Auditors' Report



To the Shareholders of MacMillan Bloedel Limited:


We have audited the consolidated balance sheets of MacMillan Bloedel Limited as at December 31, 1998 and 1997 and the consolidated statements of earnings, retained earnings and changes in financial position for each of the years in the three year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and the changes in its financial position for each of the years in the three year period ended December 31, 1998 in accordance with generally accepted accounting principles in Canada.





/s/ PriceWaterhouseCoopers LLP

Chartered Accountants
Vancouver, BC

February 10, 1999 except for note 20, which is as at September 17, 1999






MacMillan Bloedel Limited 1998 Annual Report 43

-------------------------------------------------
Consolidated Financial Statements

Consolidated Balance Sheet

                                                           ------------------
                                                                December 31
($ millions)                                                   1998     1997
ASSETS
-----------------------------------------------------------------------------
Current assets
  Cash and short term investments                           $   586  $   165
  Accounts receivable (Note 3)                                  256      354
  Inventories (Note 4)                                          592      748
  Other                                                          20       20
-----------------------------------------------------------------------------
                                                              1,454    1,287
Property, plant and equipment (Note 5)                        1,802    1,834
Investments and other assets (Note 6)                            87       96
Deferred income taxes                                            --       12
-----------------------------------------------------------------------------
                                                              3,343    3,229
Assets of discontinued operations (Note 14)                      --    1,330
-----------------------------------------------------------------------------
                                                            $ 3,343  $ 4,559
-----------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------
Current liabilities
  Bank indebtedness and notes payable                       $    59  $   131
  Accounts payable and accrued liabilities                      551      570
  Current portion of long term debt (Note 7)                     25       23
-----------------------------------------------------------------------------
                                                                635      724
Long term debt (Note 7)                                         917    1,053
Other long term obligations                                     135      131
Deferred income taxes                                            18       --
-----------------------------------------------------------------------------
                                                              1,705    1,908
Liabilities and deferred income taxes of discontinued
 operations (Note 14)                                            --    1,055
-----------------------------------------------------------------------------
                                                              1,705    2,963
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Shareholders' equity
  Equity component of convertible subordinated
   debentures (Note 8)                                          110      107
-----------------------------------------------------------------------------
  Preferred shares (Note 9)                                      64       66
-----------------------------------------------------------------------------
  Common shareholders' equity
    Common shares (Note 9)                                      987    1,002
    Retained earnings                                           507      508
    Foreign exchange translation adjustment                     (30)     (87)
-----------------------------------------------------------------------------
                                                              1,464    1,423
-----------------------------------------------------------------------------
                                                              1,638    1,596
-----------------------------------------------------------------------------
Commitments (Note 17)
Contingencies (Note 18)
-----------------------------------------------------------------------------
                                                            $ 3,343  $ 4,559
-----------------------------------------------------------------------------

Approved by the Board:


/s/ W. T. Stephens                      /s/ R.F. Haskayne

W.T. Stephens                           R.F. Haskayne
Director                                Director


44   MacMillan Bloedel Limited 1998 Annual Report

-------------------------------------------------
Consolidated Financial Statements

Consolidated Statement of Earnings

                                                     -------------------------
                                                       Year ended December 31
($ millions except per share amounts)                  1998     1997     1996
------------------------------------------------------------------------------
Sales                                               $ 4,183  $ 4,521  $ 4,267
------------------------------------------------------------------------------
Costs and expenses (Note 10(a))
  Materials, labour and other operating expenses      3,419    3,833    3,592
  Depreciation, depletion and amortization              192      206      184
  Selling, general and administrative                   390      384      361
  Restructuring and other unusual charges (Note 13)      78      201       42
------------------------------------------------------------------------------
                                                      4,079    4,624    4,179
------------------------------------------------------------------------------
Operating earnings (loss)                               104     (103)      88
Other income (Note 10(b))                               138       63      104
Debt retirement costs (Note 7)                          (42)      --       --
Interest expense (Note 10(c))                          (108)     (98)    (102)
------------------------------------------------------------------------------
Earnings (loss) from continuing operations before
 income taxes                                            92     (138)      90
Income tax (expense) recovery (Note 10(d))              (19)      17      (15)
------------------------------------------------------------------------------
Earnings (loss) from continuing operations before
 undernoted item                                         73     (121)      75
After tax earnings of affiliates                         --       --        6
------------------------------------------------------------------------------
Earnings (loss) from continuing operations               73     (121)      81
Loss from discontinued operations (Note 14)             (31)    (247)     (30)
------------------------------------------------------------------------------
Net earnings (loss)                                 $    42  $  (368) $    51
------------------------------------------------------------------------------
Earnings (loss) per common share
  Earnings (loss) from continuing operations        $  0.54  $ (1.00) $  0.60
  Net earnings (loss)                               $  0.29  $ (2.99) $  0.36
------------------------------------------------------------------------------

Consolidated Statement of Retained Earnings

                                                    --------------------------
                                                       Year ended December 31
($ millions except per share amounts)                  1998     1997     1996
------------------------------------------------------------------------------
Retained earnings, beginning of year                $   508  $   917  $   946
Net earnings (loss)                                      42     (368)      51
------------------------------------------------------------------------------
                                                        550      549      997
------------------------------------------------------------------------------
Purchase of common shares in excess of average
 stated value (Note 9)                                   13       --       --
Dividends
  Interest on equity component of convertible
    subordinated debentures                               1        1        1
  Preferred shares                                        4        3        4
  Common shares                                          25       37       75
------------------------------------------------------------------------------
                                                         43       41       80
------------------------------------------------------------------------------
Retained earnings, end of year                      $   507  $   508  $   917
------------------------------------------------------------------------------

MacMillan Bloedel Limited 1998 Annual Report 45

-------------------------------------------------
Consolidated Financial Statements

Consolidated Statement of
Changes in Financial Position

                                                     -------------------------
                                                       Year ended December 31
($ millions except per share amounts)                  1998     1997     1996
------------------------------------------------------------------------------
Operating activities
  Earnings (loss) from continuing operations         $   73   $ (121)  $   81
  Depreciation, depletion and amortization              192      206      184
  Restructuring and other unusual charges (Note 13)      78      201       42
  Gain on sale of investments (Note 11)                 (98)     (44)     (79)
  Debt retirement costs                                  42       --       --
  Deferred income taxes                                 (12)     (31)      23
  After tax earnings of affiliates                       --       --       (6)
  Distributions from affiliates                          --       --        8
------------------------------------------------------------------------------
                                                        275      211      253
  Change in non-cash working capital                    173       77       95
------------------------------------------------------------------------------
     Cash provided by operating activities              448      288      348
------------------------------------------------------------------------------
Investing activities
  Capital expenditures                                 (159)     (90)    (220)
  Businesses acquired                                   (15)      --     (105)
  Investments and other assets                           (8)      (7)     (20)
  Proceeds from sale of investments (Note 11)           185      141      549
  Disposal of assets and other                           12       14       38
------------------------------------------------------------------------------
     Cash provided by investing activities               15       58      242
------------------------------------------------------------------------------
Financing activities
  Net debt repaid                                      (669)     (49)    (361)
  Debt retirement costs (Note 7)                        (42)      --       --
  Issue (redemption) of shares                          (29)      (3)     (12)
  Dividends                                             (30)     (41)     (80)
------------------------------------------------------------------------------
     Cash used for financing activities                (770)     (93)    (453)
------------------------------------------------------------------------------
Cash provided by (used for) continuing operations      (307)     253      137
Cash provided by (used for) discontinued
 operations (Note 14)                                   728     (140)    (117)
------------------------------------------------------------------------------
Increase in cash and short term investments          $  421   $  113   $   20
------------------------------------------------------------------------------


46   MacMillan Bloedel Limited 1998 Annual Report

---------------------------------------------------------------
Notes to Consolidated Financial Statements


In these notes `MacMillan Bloedel' means MacMillan Bloedel Limited and its consolidated subsidiaries, and `Company' means MacMillan Bloedel
Limited as a corporation. Amounts are stated in millions of Canadian dollars unless otherwise indicated.


Note 1.   Accounting policies:

MacMillan Bloedel follows accounting principles generally accepted in Canada. Information with respect to generally accepted accounting principles in the United States is provided in Note 20.

(a) Principles of consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries.

The investments in joint ventures are accounted for using the proportionate consolidation method. Under this method MacMillan Bloedel records its proportionate share of assets, liabilities, revenues and expenses on a line-by-line basis.

(b) Foreign currency translations
The assets and liabilities of self-sustaining foreign operations are translated at current rates of exchange while those of integrated foreign operations are translated at current rates for items measured at current prices, and at historical rates for items measured at past prices. Other assets and liabilities denominated in foreign currencies are translated at the year-end rate of exchange.

MacMillan Bloedel considers that its foreign currency denominated debt represents an effective hedge of its investments in foreign subsidiaries and affiliates. Accordingly, foreign currency translation adjustments relating to foreign currency debt are included with the foreign exchange translation adjustment relating to self-sustaining foreign operations as a separate component of shareholders' equity.

(c) Valuation of inventories
Inventories of operating and maintenance supplies and raw materials are valued at the lower of average cost and replacement cost or net realizable value. Inventories of manufactured products are valued at the lower of average cost and net realizable value.

(d) Property, plant and equipment
Property, plant and equipment are recorded at cost.

MacMillan Bloedel employs the units-of-production basis for depreciation of manufacturing assets. Non-manufacturing assets are depreciated on a straight line basis.

The rates of depreciation being applied are intended to fully depreciate manufacturing assets (at normal production levels) and non-manufacturing assets over the following periods:

---------------------------------------------------------------------------
Buildings                                              20 or 40 years
Pulp and paper mill machinery and equipment            20 years
Logging machinery and equipment                        5 to 7 years
Other manufacturing machinery and equipment            7 to 13 years
---------------------------------------------------------------------------

Depletion of timber and amortization of main logging roads are determined on a basis related to log production.

Interest is capitalized during construction of major capital projects.

(e) Intangibles
The goodwill component of intangibles is being amortized on a straight line basis over 10 years and the financing component over the life of the related debt. The carrying value of goodwill is reviewed annually.

MacMillan Bloedel Limited 1998 Annual Report 47

---------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 1.   Accounting policies (continued):

(f) Silviculture costs
The costs of reforestation are accrued as the timber is harvested. The portion of this liability representing expenses projected to occur within the next year is classified as a current liability and the remainder is included with "Other long term obligations".

(g) Financial instruments
Derivative financial instruments in the form of foreign exchange contracts and options are utilized to hedge certain transactions denominated in foreign currencies, primarily export sales and purchases of imported equipment. These instruments serve to protect the Company from currency fluctuations between the transaction date and settlement. The Company does not hold or issue financial instruments for trading purposes.

(h) Use of estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The more subjective of such estimates are silviculture liabilities, restructuring costs, and a provision for funding a subsidiary company's working capital requirements, including its product claims. Management believes its estimates to be appropriate; however, actual results could differ from the amounts estimated.

Note 2.   Joint ventures:

MacMillan Bloedel has ownership interests in joint ventures which are accounted for using the proportionate consolidation method.

                                        -----------------
Significant joint ventures              1998  1997  1996
---------------------------------------------------------
Trus Joist MacMillan                     49%   49%   49%
Saskfor MacMillan                        50%   50%   50%
Eagle Forest Products (Note 12)          70%   51%   50%
MacMillan Bathurst (Note 11)             --     0%   50%
---------------------------------------------------------

Summarized combined financial information representing MacMillan Bloedel's pro-rata interest in all its joint ventures is as follows:

                                                         --------------
Financial position                                         1998   1997
-----------------------------------------------------------------------
Current assets                                            $ 266  $ 258
Property, plant and equipment                               394    415
Deferred income taxes and other assets                       49     41
Current liabilities                                         (59)   (71)
Long term debt                                             (139)  (167)
-----------------------------------------------------------------------
Proportionate share of net assets                         $ 511  $ 476
-----------------------------------------------------------------------

                                                     -----------------------
Results of operations                                  1998    1997    1996
----------------------------------------------------------------------------
Sales                                                $  448  $  461  $  438
Costs and expenses                                     (308)   (348)   (339)
Depreciation, depletion and amortization                (46)    (44)    (39)
Interest expense and other                               (5)     (6)     (6)
----------------------------------------------------------------------------
Proportionate share of earnings before income taxes  $   89  $   63  $   54
----------------------------------------------------------------------------

                                                     -----------------------
Changes in financial position                          1998    1997    1996
----------------------------------------------------------------------------
Operating activities                                 $  103  $  105  $   58
Investing activities                                    (62)    (66)    (65)
Financing activities                                      1      52       6
----------------------------------------------------------------------------
Proportionate share of increase (decrease) in cash
 and short term investments                          $   42  $   91  $   (1)
----------------------------------------------------------------------------

48   MacMillan Bloedel Limited 1998 Annual Report

---------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 3.   Sale of receivables:

In 1996, MacMillan Bloedel entered into agreements to sell designated pools of trade receivables to two trusts. At December 31, 1998, the two trusts held $209 million (1997 - $226 million) of such receivables. The agreements expire in July 1999.

Note 4.   Inventories:

                                                          -------------
                                                           1998   1997
-----------------------------------------------------------------------
Logs and wood chips                                       $ 153  $ 217
Lumber, panelboards and other building materials            327    405
Packaging products                                           64     81
Operating and maintenance supplies                           48     45
-----------------------------------------------------------------------
                                                          $ 592  $ 748
-----------------------------------------------------------------------

Note 5.   Property, plant and equipment:

                                    ---------------------------------------
                                                 1998                 1997
                                              Accumulated
                                      Cost   depreciation     Net      Net
---------------------------------------------------------------------------
Buildings and equipment
  Solid Wood                        $  643     $  (434)    $  209   $  229
  Engineered Lumber                    526        (206)       320      308
  Packaging                          1,435        (739)       696      703
  Other                                400        (106)       294      311
---------------------------------------------------------------------------
                                     3,004      (1,485)     1,519    1,551
Timber and land,
  net of accumulated depletion                                263      262
Logging roads                                                  20       21
---------------------------------------------------------------------------
                                    $3,004     $(1,485)    $1,802   $1,834
---------------------------------------------------------------------------

Note 6.   Investments and other assets:

                                                          -------------
                                                           1998   1997
-----------------------------------------------------------------------
Other investments and assets                              $  32  $  47
Intangibles less amortization                                55     49
-----------------------------------------------------------------------
                                                          $  87  $  96
-----------------------------------------------------------------------

MacMillan Bloedel Limited 1998 Annual Report 49

---------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 7.   Long term debt:

                                                             ----------------
                                                               1998     1997
-----------------------------------------------------------------------------
Notes, bonds and debentures
  10.125% senior debentures maturing 2002                    $   --  $   100
  8.5% debentures maturing 2004 (US$55 million,
     1997 - US$150 million)                                      85      214
  6.75% notes maturing 2006 (US$150 million)                    230      215
  7.75% industrial development revenue and pollution
     control bonds maturing 2009 (US$30 million)                 46       43
  7.75% solid waste disposal facilities revenue bonds
     maturing 2019 (US$9 million)                                14       13
  7.6% debentures maturing 2020 (US$90 million)                  --      129
  7.0% solid waste disposal revenue bonds maturing 2025
     (US$34 million)                                             52       49
  7.7% debentures maturing 2026 (US$150 million)                229      214
Bank loans
  Floating rate contractual lines of credit                      --       24
  2.0% to 5.1% loans maturing from 1998 to 2000
     (1997 - Yen 2,300 million)                                  --       25
  9.2% loan maturing 1999 (US$10 million,
     1997 - US$200 million)                                      15      286
  Floating rate loan maturing 2000 (US$50 million)               77       72
  Floating rate loan maturing 2002                               --      100
Debt component of convertible subordinated
  debentures (Note 8)                                            40       43
Other                                                             8       10
-----------------------------------------------------------------------------
                                                                796    1,537
Non-recourse debt of joint ventures                             146      169
-----------------------------------------------------------------------------
                                                                942    1,706
Less: Specific and allocated debt of discontinued operations     --      630
-----------------------------------------------------------------------------
                                                                942    1,076
Less: Payments due within one year                               25       23
-----------------------------------------------------------------------------
                                                             $  917  $ 1,053
-----------------------------------------------------------------------------

During 1998, MacMillan Bloedel repaid $906 million of debt, $237 million of which specifically related to the discontinued medium density fibreboard business. Retirement of debt prior to maturity accounted for $566 million of this total, resulting in a $42 million charge against earnings.

Payments required on long term debt in the next five years are as follows:

---------------------
1999           $ 25
2000             87
2001             33
2002             16
2003             --
---------------------

50   MacMillan Bloedel Limited 1998 Annual Report

---------------------------------------------------------------
Notes to Consolidated Financial Statements



Note 8.   Convertible subordinated debentures:

The debentures bear interest at a minimum of 5% which can increase dependent on the Company's dividend payments. The debentures are convertible at the holders' option into common shares at a conversion price of $28.625 per common share. At the Company's option, the debentures can be redeemed for cash at any time or for common shares upon maturity in 2007.

The debentures have been split into debt and equity components in accordance with the Canadian accounting requirements for presentation of financial instruments. The present value of the interest payments on the convertible subordinated debentures is presented as long term debt with the remaining portion of the principal amount included in shareholders' equity. The interest related to the equity component of the convertible subordinated debentures is reflected as a charge to retained earnings.

Note 9.   Share capital:

The Company's authorized capital consists of an unlimited number of common shares, 3.4 million class A preferred shares and 20 million class B preferred shares issuable in series, all without par value.

Changes in share capital
                         -------------------- -------------------- --------
                                Series 8            Series 10       Total
Class B preferred shares    Number               Number
Issued and outstanding    of shares   Amount   of shares   Amount  Amount
---------------------------------------------------------------------------
January 1, 1997           1,225,369   $  31    1,554,200   $  39   $  70
Redeemed during 1997       (155,000)     (4)       --         --      (4)
---------------------------------------------------------------------------
December 31, 1997         1,070,369      27    1,554,200      39      66
Redeemed during 1998        (79,000)     (2)       --         --      (2)
---------------------------------------------------------------------------
December 31, 1998           991,369   $  25    1,554,200   $  39   $  64
---------------------------------------------------------------------------

The class B preferred shares rank prior to the common shares of the Company. The Series 8 and Series 10 shares are both redeemable at the Company's option, at $25.00 per share. The Company is to make all reasonable efforts to purchase 18,998 Series 8 shares quarterly at a price not exceeding $25.00 per share. Cumulative preferential dividends for Series 8 and 10 are payable at rates related to the Canadian prime interest rate.

Common Share                                            Number
Issued and outstanding                                of shares     Amount
---------------------------------------------------------------------------
January 1, 1997                                      124,376,911   $ 1,001
  Outside directors share compensation plan                5,500        --
  Dividend reinvestment plan                              31,668         1
---------------------------------------------------------------------------
December 31, 1997                                    124,414,079     1,002
  Shares purchased and cancelled                      (1,875,700)      (15)
  Outside directors share compensation plan                4,500        --
  Dividend reinvestment plan                              37,860        --
  Conversion of convertible subordinated debentures          174        --
---------------------------------------------------------------------------
December 31, 1998                                    122,580,913   $   987
---------------------------------------------------------------------------

MacMillan Bloedel Limited 1998 Annual Report 51

---------------------------------------------------------------
Notes to Consolidated Financial Statements



Note 9.   Share capital (continued):

During the year, the Company effected a normal course issuer bid through the facilities of The Toronto Stock Exchange for up to 11,190,390 common shares. As of December 31, 1998, 1,875,700 shares have been purchased for $28 million. The $13 million excess of purchase price over the average stated value of the shares purchased has been charged to retained earnings.

At December 31, 1998, the Company had 5.2 million (1997 - 2.1 million) outstanding stock options, granted to directors and key employees.

--------------   -------------------     --------   -----------------
Year of grant      Number of shares        Price     Exercise period
---------------------------------------------------------------------
  1995                   80,000           $16.49       1998 - 2005
  1996                  302,000           $17.94       1998 - 2006
  1996                  100,000           $19.07       1998 - 2006
  1997                  632,000           $17.60       1998 - 2007
  1997                1,000,000           $17.39       1998 - 2007
  1998                2,510,000           $19.20       1999 - 2005
  1998                   35,000           $16.15       1999 - 2008
  1998                  500,000           $15.25       1998 - 2005
---------------------------------------------------------------------
                      5,159,000
---------------------------------------------------------------------

The 1998 grant of 2,510,000 shares is exercisable when the price of the Company's shares achieves certain levels between $23 and $33.

The Company has reserved 14 million common shares for issuance pursuant to the terms of issue of the convertible subordinated debentures and various share purchase and option plans.

Note 10.  Earnings statement supplementary information:

(a) Costs and expenses

                                                   ----------------------
                                                     1998   1997   1996
-------------------------------------------------------------------------
Research and development expenses                    $  5   $ 10  $  10
-------------------------------------------------------------------------
Rental expense                                       $ 30   $ 32  $  38
-------------------------------------------------------------------------

(b) Other income

                                                     --------------------
                                                      1998   1997   1996
-------------------------------------------------------------------------
Income from investments                              $  26   $  8  $  10
Gain on disposal of investments (Note 11)               98     44     79
Other                                                   14     11     15
-------------------------------------------------------------------------
                                                     $ 138   $ 63  $ 104
-------------------------------------------------------------------------


52   MacMillan Bloedel Limited 1998 Annual Report

---------------------------------------------------------------
Notes to Consolidated Financial Statements



 (c) Interest expense

                                                     ----------------------
                                                      1998   1997   1996
---------------------------------------------------------------------------
Long term debt                                       $ 110  $ 123  $ 132
Convertible subordinated debentures                      5      5      5
Other                                                   16     21     14
---------------------------------------------------------------------------
                                                       131    149    151
Less: Allocated to discontinued operations             (23)   (51)   (49)
---------------------------------------------------------------------------
                                                     $ 108  $  98  $ 102
---------------------------------------------------------------------------

(d) Income tax

                                                     ----------------------
                                                      1998    1997    1996
---------------------------------------------------------------------------
Current                                             $  (31) $  (14) $    8
Deferred                                                12      31     (23)
---------------------------------------------------------------------------
Total income tax (expense) recovery                 $  (19) $   17  $  (15)
---------------------------------------------------------------------------

                                                     ----------------------
Income tax rate reconciliation (%)                    1998    1997   1996
---------------------------------------------------------------------------
Canadian federal income tax rate                     (38.0)   38.0  (38.0)
Provincial and state taxes and federal surtax         (8.4)    3.3    3.6
Large corporation tax                                 (1.8)   (1.5)  (4.6)
Canadian manufacturing and processing allowance        5.2    (2.0)  (2.4)
Capital gains                                         15.3     1.7   29.7
Foreign tax rates                                     10.3    (5.7)  10.3
Goodwill amortization                                 (3.5)   (6.1) (10.8)
Other items                                            0.3   (15.4)  (4.5)
---------------------------------------------------------------------------
Effective income tax rate                            (20.6)   12.3  (16.7)
---------------------------------------------------------------------------

Note 11.  Sale of investments:

In 1998, MacMillan Bloedel sold its 50% interest in MacMillan Bathurst for proceeds of $185 million, resulting in a gain of $98 million ($67 million after tax). MacMillan Bloedel also sold its paper and medium density fibreboard businesses in 1998 (Note 14).

During 1997, MacMillan Bloedel sold its transportation business and a log towing and barging division. The assets of the transportation business were sold for net proceeds of $108 million, resulting in a pre-tax gain of $13 million. The log towing and barging division was sold for net proceeds of $33 million, resulting in a pre-tax gain of $31 million.

In 1996, MacMillan Bloedel sold its interest in KNP BT for net proceeds of $549 million, resulting in a gain of $79 million.


MacMillan Bloedel Limited 1998 Annual Report 53

---------------------------------------------------------------
Notes to Consolidated Financial Statements



Note 12. Business acquisitions:

During the fourth quarter of 1998, MacMillan Bloedel acquired an additional 19% interest in Eagle Forest Products Limited Partnership, increasing its ownership interest to 70%. The joint venture is accounted for using the proportionate consolidation method.

Acquisition costs were allocated as follows:

-------------------------------------
Working capital                $   2
Property, plant and equipment     14
Other assets                       8
Other long term liabilities      (9)
-------------------------------------
                               $  15
-------------------------------------

During 1996 MacMillan Bloedel acquired an additional 82% interest in MacMillan Bloedel North Superior Limited Partnership, formerly Jager Strandboard Limited Partnership, an oriented strandboard mill in Ontario, to increase its ownership interest to 100%. Prior to this acquisition, Jager was a joint venture and was accounted for using the proportionate consolidation method. The 1996 acquisition has been accounted for by the purchase method with the results of the operation fully consolidated in these financial statements from the date of acquisition.

Acquisition costs were allocated as follows:

---------------------------------------
Working capital                 $   1
Property, plant and equipment      83
Other assets                        2
Other long term liabilities        (2)
---------------------------------------
                                $  84
---------------------------------------



54   MacMillan Bloedel Limited 1998 Annual Report

---------------------------------------------------------------
Notes to Consolidated Financial Statements



Note 13.  Restructuring and other unusual charges:

                                                     --------------------
                                                      1998   1997   1996
-------------------------------------------------------------------------
Restructuring costs and asset write-downs            $  15  $ 145  $  42
Other unusual charges                                   63     56     --
-------------------------------------------------------------------------
                                                     $  78  $ 201  $  42
-------------------------------------------------------------------------

Restructuring costs and asset write-downs
The 1998 restructuring charge of $15 million relates primarily to a provision for employee severance and other costs associated with a number of cost reduction initiatives under way in Solid Wood divisions and in administration functions.

In 1997, a comprehensive strategic evaluation of each of the Company's businesses was undertaken. As a result, a major reorganization and downsizing of administrative, manufacturing and distribution operations was initiated. Restructuring costs and asset write-downs recorded in 1997 include $69 million related to severance costs for hourly and salaried employees, $13 million for closure and lease termination costs and $60 million for the write-down of specific investments and capital assets to estimated realizable value. Additional restructuring costs and asset write-downs relate to specific businesses for which a formal plan of disposal was adopted prior to the 1997 year-end. These costs have been included in the results from discontinued operations and are referred to in Note 14.

The 1996 organizational restructuring costs include $17 million related to provisions for employee severance and business relocation costs and $25 million associated with the write-down of a non-core asset.

Other unusual charges
Other unusual charges in 1998 amounting to $63 million relate to a provision for funding a subsidiary company's estimated working capital requirements associated with the administration and resolution of roofing product claims. The majority of the $56 million charge recorded against 1997 results also related to these claims.


MacMillan Bloedel Limited 1998 Annual Report 55

---------------------------------------------------------------
Notes to Consolidated Financial Statements

Note 14.  Discontinued operations:

In December 1997, MacMillan Bloedel approved a plan to exit its paper business and sell its medium density fibreboard (MDF) business.

In April 1998, the paper business was sold for proceeds of $850 million, resulting in an after tax loss of $35 million.

Effective September 30, 1998, the MDF business was sold for proceeds of $160 million, resulting in an after tax loss of $138 million, $133 million of which was accrued in 1997.

For reporting purposes, results, financial position and cash flows of discontinued operations have been disclosed separately from those of continuing operations for the periods presented.

Summarized financial information of the discontinued operations is as follows:

                                                --------  --------  --------
Results of discontinued operations                Paper     MDF      Total
----------------------------------------------------------------------------
1998
  Sales                                         $  272    $   40    $   312
----------------------------------------------------------------------------
  Earnings before income tax                    $    6    $   --    $    16
  Income tax expense                                (7)       --         (7)
----------------------------------------------------------------------------
                                                     9        --          9
----------------------------------------------------------------------------
  Gain (loss) on disposal                           34        (8)        26
  Income tax (expense) recovery                    (69)        3        (66)
----------------------------------------------------------------------------
                                                   (35)       (5)       (40)
----------------------------------------------------------------------------
  Loss from discontinued operations             $  (26)   $   (5)   $   (31)
----------------------------------------------------------------------------
1997
  Sales                                         $  743    $   30    $   773
----------------------------------------------------------------------------
  Loss before income tax                        $ (130)   $  (43)   $  (173)
  Income tax recovery                               44        15         59
----------------------------------------------------------------------------
                                                   (86)      (28)      (114)
----------------------------------------------------------------------------
  Estimated loss on future operations and
   disposal, net of tax of $80 million              --      (133)      (133)
----------------------------------------------------------------------------
  Loss from discontinued operations             $  (86)   $ (161)   $  (247)
----------------------------------------------------------------------------
1996
  Sales                                         $  696    $   --    $   696
----------------------------------------------------------------------------
  Loss before income tax                        $  (45)   $   (2)   $   (47)
  Income tax recovery                               17        --         17
----------------------------------------------------------------------------
  Loss from discontinued operations             $  (28)   $   (2)   $   (30)
----------------------------------------------------------------------------

The results from discontinued paper operations in 1997 and 1996 include unusual items pertaining primarily to restructuring costs and asset write-downs which amount to $66 million and $22 million respectively, on an after tax basis.

56   MacMillan Bloedel Limited 1998 Annual Report

---------------------------------------------------------------
Notes to Consolidated Financial Statements

                                                   ------- -------  --------
Financial position of discontinued operations       Paper     MDF     Total
----------------------------------------------------------------------------
1998
  Assets of discontinued operations                $  --   $  --    $    --
----------------------------------------------------------------------------
  Liabilities and deferred income taxes of
    discontinued operations                        $  --   $  --    $    --
----------------------------------------------------------------------------
1997
  Current assets                                 $   226   $  14    $   240
  Property, plant and equipment                      928     152      1,080
  Other assets                                         3       7         10
----------------------------------------------------------------------------
  Assets of discontinued operations              $ 1,157   $  173   $ 1,330
----------------------------------------------------------------------------
  Current liabilities                            $   165   $   81   $   246
  Long term liabilities                              400      227       627
  Deferred income taxes                              182       --       182
----------------------------------------------------------------------------
  Liabilities and deferred income taxes of
    discontinued operations                      $   747   $  308   $ 1,055
----------------------------------------------------------------------------

                                                 --------- -------  --------
Changes in financial position of
 discontinued operations                            Paper     MDF     Total
----------------------------------------------------------------------------
1998
  Operating activities                           $    21   $  (46)  $   (25)
  Investing activities                               832      157       989
  Financing activities                                --     (236)     (236)
----------------------------------------------------------------------------
  Cash provided by (used for)
    discontinued operations                      $   853   $ (125)  $   728
----------------------------------------------------------------------------
1997
  Operating activities                           $    40   $  (34)  $     6
  Investing activities                              (141)     (50)     (191)
  Financing activities                                --       45        45
----------------------------------------------------------------------------
  Cash used for discontinued operations          $  (101)  $  (39)  $  (140)
----------------------------------------------------------------------------
1996
  Operating activities                           $    80   $   13   $    93
  Investing activities                               (84)    (199)     (283)
  Financing activities                               (64)     137        73
----------------------------------------------------------------------------
  Cash used for discontinued operations          $   (68)  $  (49)  $  (117)
----------------------------------------------------------------------------

MacMillan Bloedel Limited 1998 Annual Report 57

---------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 15.  Pension plans:

Prior to June 30, 1996, MacMillan Bloedel's pension plans were defined benefit plans and covered substantially all salaried employees. Effective July 1, 1996, existing salaried employees of Canadian plans were given the choice of joining a defined benefit plan or a defined contribution plan. New employees are enrolled in the defined contribution plan.

The hourly employees are generally members of negotiated plans that require contributions specified by collective agreements.

(a) Defined benefit plan
The defined benefit plan provides benefits based on length of service and average earnings. Contributions to the pension plans are based on actuarial valuations.

The consolidated summary of MacMillan Bloedel sponsored salaried pension plans, including those of the joint ventures, is as follows:

                                                         --------------
                                                           1998   1997
-----------------------------------------------------------------------
Pension fund assets                                       $ 792  $ 780
Obligations for pension benefits                            656    718
-----------------------------------------------------------------------
Excess of fund assets over obligations                      136     62
Provisions                                                    9     20
-----------------------------------------------------------------------
Excess of provisions and fund assets over obligations     $ 145  $  82
-----------------------------------------------------------------------

Pension assets and obligations for the employees of the paper business were included in the sale of discontinued operations and are, therefore, excluded from the 1998 amounts.

(b) Defined contribution plan
MacMillan Bloedel's contribution to the plan is based on employee compensation.

Note 16.  Financial instruments:

(a) Derivatives
At December 31, 1998 foreign exchange delivery contracts amounted to $699 million, which was $26 million above the fair value. These derivatives, all of which mature within two years, were comprised of the following: $611 million in US dollars; $87 million in Japanese yen; and $1 million in other currencies.

(b) Long term debt
The interest rates applicable to long term debt were generally lower than the interest rates that would have applied had MacMillan Bloedel incurred such debt as at December 31, 1998. The fair value of long term debt, excluding non-recourse debt of joint ventures, approximated $765 million at December 31, 1998 (1997 - $1,640 million). The carrying amounts were $796 million and $1,537 million in 1998 and 1997 respectively. The carrying amounts of non-recourse debt of joint ventures approximated fair value in both reporting periods. The fair value of debt instruments was based on quoted market prices and, where not available, discounted cash flow analysis.





58   MacMillan Bloedel Limited 1998 Annual Report

---------------------------------------------------------------
Notes to Consolidated Financial Statements


(c) Current assets and liabilities
The carrying values reported in the balance sheet for cash and short term investments, receivables, short term bank borrowings and accounts payable and accrued liabilities are reasonable estimates of fair values.

Note 17. Commitments:

The future annual payments under operating leases are as follows:

-----------------------
   1999          $ 22
   2000            16
   2001            14
   2002            12
   2003            10
2004 - 2013        54
-----------------------

Note 18. Contingencies:

American Cemwood Corporation

American Cemwood Corporation ("ACC"), a wholly-owned subsidiary of the Company's subsidiary, MacMillan Bloedel (USA) Inc., was, at February 10, 1999, defending four proposed class action suits, three in California and a consolidated multi-case proceeding in Colorado. These suits seek damages allegedly caused by the failure of cement-fibre roofing products manufactured by ACC ("ACC shakes"). ACC discontinued manufacturing in April 1998. Collectively, the suits seek damages on behalf of all persons in the United States who own homes or other structures on which ACC shakes were installed. MacMillan Bloedel Limited and MacMillan Bloedel (USA) Inc. are named as co-defendants in most of these suits. Plaintiffs in the consolidated action in Colorado had moved for class certification, but that motion had not been decided at February 10, 1999. It is not determinable at this time whether a class will be certified in that case or any of the others or whether the attempts to include the Company or its other named subsidiaries in these suits will be successful. At December 31, 1998, ACC had approximately 800 claims, including a number of associated lawsuits, pending in respect of ACC shakes. Approximately 1,750 claims were settled during 1998. ACC has entered into an Assurance of Voluntary Compliance with the Oregon Department of Justice pursuant to which it has contributed US $0.4 million to an Oregon consumer education fund and is establishing a US $6.2 million trust to fund resolution of eligible claims concerning ACC shakes.

The ultimate outcome of roofing product claims against ACC and their impact on MacMillan Bloedel, if any, is not determinable at this time. MacMillan Bloedel's current policy with respect to ACC is to provide ACC with sufficient working capital to administer these claims in the normal course of business. MacMillan Bloedel may change this policy should it determine it is no longer prudent to continue. ACC and MacMillan Bloedel have demanded coverage of these claims from their insurance carriers, but it is unknown at this time the extent to which coverage will be provided. At the beginning of 1998, MacMillan Bloedel had a provision of approximately $51 million for funding ACC's estimated working capital requirements, including an estimate of amounts required to administer and satisfy roofing product claims. Approximately $33 million, including legal


MacMillan Bloedel Limited 1998 Annual Report 59

---------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 18.  Contingencies (continued):

and administrative costs, was expended in 1998 in respect of these claims. The 1998 operating earnings include a $63 million pre-tax increase in this provision (Note 13). As with all accounting estimates, due to the many variables and uncertainties involved in estimating the cost to administer and satisfy claims, actual claims experience could differ significantly from the estimated provision, which could result in future charges.

Timberlands
MacMillan Bloedel has filed claims against the British Columbia Government seeking compensation for breach of contractual obligations and fiduciary duty related to increases in royalties on timber licences and expropriation of property and related interests. The outcome of these proceedings cannot be determined at this time.

Note 19.  Uncertainty due to the year 2000 issue:

The year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the year 2000 issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved. MacMillan Bloedel has a comprehensive year 2000 program which is anticipated to be essentially complete by mid-1999.

Note 20.  Significant differences between Canadian and
          US generally accepted accounting principles:

The Company's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP), which differ in some respects from US GAAP.

Canadian GAAP requires proportionate consolidation for investments in joint ventures that would be accounted for by the equity method pursuant to US GAAP. Note 2 to the consolidated financial statements provides details of the impact of proportionate consolidation.

Post-retirement benefits other than pensions are expensed as such costs are incurred. US GAAP requires accrual accounting for health care and other post-retirement benefits.

As required under Canadian GAAP, the Company separates the convertible subordinated debentures into debt and equity components. The interest related to the equity component is reflected as a charge to retained earnings. US GAAP requires the convertible subordinated debentures be shown as debt and related interest expense be charged to income.

Canadian GAAP requires gains and losses on forward exchange contracts which hedge anticipated future sales to be included in earnings in the same period the sale is recognized. Under US GAAP such gains and losses would have been charged to income in the same period in which the exchange rate changes or in the case of settlement, in


60   MacMillan Bloedel Limited 1998 Annual Report

---------------------------------------------------------------
Notes to Consolidated Financial Statements


the period when the transaction is settled. The 1998 US GAAP earnings information presented below has been restated to reflect an after-tax difference of $15 million.

Under Canadian GAAP, when debt is retired, the difference between the net carrying amount of the debt and the cost of retirement may, under certain circumstances, be recognized as a loss in the period in which the decision to retire the debt is made. Under US GAAP, the loss is recognized as an extraordinary item in the period of retirement, net of related taxes. The 1997 and 1998 US GAAP earnings information presented below has been restated to reflect an after-tax difference in each year of $22 million.

Deferred income taxes are accounted for using the deferral method. Future income taxes for US GAAP are accounted for using the accrual method in which all temporary differences between accounting and tax values of assets and liabilities are recognized. Such differences are revalued each period using currently enacted tax rates. The 1998 US GAAP earnings information presented below, previously reported as a credit of $5 million, has been restated to reflect a further difference of $29 million.

The restatements noted in the three preceding paragraphs have reduced previously reported US GAAP net earnings for 1998 of $42 million to a US GAAP loss of $24 million, and decreased the US GAAP loss for 1997 from $368 million to $346 million.

The following reconciles earnings information between Canadian and US GAAP and compares Canadian and US GAAP balance sheet information where there is a difference. Amounts include both continuing and discontinued operations.


                                                    -----------------------
Earnings information                                1998     1997     1996
---------------------------------------------------------------------------
Net earnings (loss) per financial statements      $   42   $ (368)  $   51
  Post-retirement benefits (net of tax)               (4)      (4)      (3)
  Revenue hedges (net of tax)                        (15)
  Deferred income taxes                              (24)       5        7
  Interest on equity component of convertible
    subordinated debentures (net of tax)              (1)      (1)      (1)
  Debt retirement (net of tax)                       (22)      22
----------------------------------------------------------------------------
Net earnings (loss) - US GAAP                        (24)    (346)      54
Provision for dividends on preferred shares           (4)      (3)      (4)
----------------------------------------------------------------------------
Net earnings (loss) attributable to common
  shareholders - US GAAP                          $  (28)  $ (349)  $   50
----------------------------------------------------------------------------

                                          -----------------  -----------------
                                             Canadian GAAP         US GAAP
Balance sheet information                    1998     1997      1998     1997
------------------------------------------------------------------------------
Common shareholders equity
Common shares                             $   987  $ 1,002   $   987  $ 1,002
Retained earnings                             507      508       456      522
------------------------------------------------------------------------------
                                            1,494    1,510     1,443    1,524
Foreign exchange translation adjustment       (30)     (87)      (30)     (87)
------------------------------------------------------------------------------
                                          $ 1,464  $ 1,423   $ 1,413  $ 1,437
------------------------------------------------------------------------------
Long term debt, including convertible
  subordinated debentures                 $   917  $ 1,673   $   888  $ 1,613
------------------------------------------------------------------------------
Post-retirement benefits obligations      $    --  $    --   $    85  $    77
------------------------------------------------------------------------------
Deferred income tax asset (liability)     $   (18) $  (170)  $    30  $  (101)
------------------------------------------------------------------------------

MacMillan Bloedel Limited 1998 Annual Report 61

---------------------------------------------------------------
Notes to Consolidated Financial Statements


Note 21.  Segmented information:

In 1997, MacMillan Bloedel adopted the Canadian accounting requirements related to the presentation of segments using a management approach. Under this approach, segments are based on the way that management organizes the business for making operating decisions and assessing performance.

The following summary briefly describes the operations included in each of MacMillan Bloedel's continuing segments:

SOLID WOOD - Includes logs harvested in British Columbia which are converted into lumber or sold, and includes the Japanese marketing subsidiary.

ENGINEERED LUMBER - Comprises MacMillan Bloedel's 49% ownership interest in Trus Joist MacMillan.

DISTRIBUTION - Consists of the marketing and distribution of building materials and allied products throughout North America.

PACKAGING - Consists of the manufacture and marketing of containerboard in Alabama, Kentucky and Ontario and is integrated with MacMillan Bloedel's US converting plants; also includes a logging operation and two wood product mills in Alabama. The 50% ownership interest in MacMillan Bathurst was sold in 1998.

ALL OTHER - Includes Green Forest Lumber which comprises logging and sawmill operations in Ontario and associated marketing organization; also includes MacMillan Bloedel's Canadian panelboard manufacturing operations, lumber and particleboard mills in Mexico, as well as a cement-fibre roofing subsidiary in Oregon, closed in 1998, and transportation services, sold during 1997.

Inter-segment sales are transacted at market values.

                     -------- -------------  ---------  --------  -------------
                              Depreciation,
                              depletion and  Operating              Capital
Business segments      Sales  amortization   earnings    Assets   expenditures
-------------------------------------------------------------------------------
1998
  Solid Wood         $ 1,030   $   35        $    14    $   596      $    16
  Engineered Lumber      565       41             62        536           34
  Distribution         1,459        5              9        222           18
  Packaging            1,095       81             71        999           74
  All Other              620       22             80        446            6
-------------------------------------------------------------------------------
                       4,769      184            236      2,799          148
  Corporate                         8            (58)       557           11
  Inter-segment         (586)                      4        (13)
  Restructuring and
   other unusual
   charges                                       (78)
-------------------------------------------------------------------------------
  Total continuing
   operations        $ 4,183   $  192        $   104    $ 3,343      $   159
-------------------------------------------------------------------------------
1997
  Solid Wood         $ 1,329   $   42        $   108    $   757      $    15
  Engineered Lumber      479       32             52        523           27
  Distribution         1,718        6              9        299            6
  Packaging            1,009       74             22      1,073           31
  All Other              635       41              5        469           10
-------------------------------------------------------------------------------
                       5,170      195            196      3,121           89
  Corporate                        11            (70)       125            1
  Inter-segment         (649)                    (28)       (17)
  Restructuring and
   other unusual
   charges                                      (201)
-------------------------------------------------------------------------------
  Total continuing
   operations        $ 4,521   $  206        $  (103)   $ 3,229      $    90
-------------------------------------------------------------------------------

62   MacMillan Bloedel Limited 1998 Annual Report
---------------------------------------------------------------
Notes to Consolidated Financial Statements

                     -------- -------------  ---------  --------  -------------
                              Depreciation,
                              depletion and  Operating              Capital
Business segments      Sales  amortization   earnings    Assets   expenditures
-------------------------------------------------------------------------------
1996
  Solid Wood         $ 1,281   $   57        $    56    $   893      $    40
  Engineered Lumber      386       31             32        422           13
  Distribution         1,520        5              6        286           11
  Packaging              992       59             40      1,081          110
  All Other              614       20             25        570           41
-------------------------------------------------------------------------------
                       4,793      172            159      3,252          215
  Corporate                        12            (39)       167            5
  Inter-segment         (526)                     10         16
  Restructuring and
   other unusual
   charges                                       (42)
-------------------------------------------------------------------------------
  Total continuing
   operations        $ 4,267   $  184        $    88    $ 3,435      $   220
-------------------------------------------------------------------------------

                                ------------------------    ------------
                                 Sales to unaffiliated         Capital
Geographic information              customers from             assets
---------------------------------------------------------------------------
1998
  Canada                              $  1,748                 $   529
  United States                          2,105                   1,211
  Japan                                    261                       1
  Other                                     69                      36
  Corporate                                                         25
---------------------------------------------------------------------------
                                      $  4,183                 $ 1,802
---------------------------------------------------------------------------
1997
  Canada                              $  1,900                 $   623
  United States                          2,105                   1,148
  Japan                                    438                       1
  Other                                     78                      50
  Corporate                                                         12
---------------------------------------------------------------------------
                                      $  4,521                 $ 1,834
---------------------------------------------------------------------------
1996
  Canada                              $  1,896                 $   659
  United States                          1,852                   1,161
  Japan                                    470                       2
  Other                                     49                     150
  Corporate                                                         40
---------------------------------------------------------------------------
                                      $  4,267                 $ 2,012
---------------------------------------------------------------------------

MacMillan Bloedel Limited 1998 Annual Report 63

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